UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant	☑
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

Del Monte Foods Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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DEL MONTE FOODS COMPANY

One Market @ The Landmark

San Francisco, California 94105

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held September 23, 2010

Important Notice regarding the Availability of Proxy Materials for the

Stockholder Meeting to be Held on September 23, 2010

The Proxy Statement and Annual Report to Stockholders

are available at http://bnymellon.mobular.net/bnymellon/dlm

Dear Stockholder:

You are invited to attend the 2010 Annual Meeting of Stockholders of Del Monte Foods Company, a Delaware corporation (the “Company”). The annual meeting will be held on Thursday, September 23, 2010 at 10:00 a.m. Pacific Time at the Hyatt Regency San Francisco, Five Embarcadero Center, San Francisco, California 94111 for the following purposes:

1.	To elect Victor L. Lund, Joe L. Morgan and David R. Williams as directors to hold office for one-year terms;

2.	To approve the amendment and restatement of the Del Monte Foods Company Certificate of Incorporation to eliminate supermajority voting provisions;

3.	To ratify the appointment of KPMG LLP as Del Monte Foods Company’s independent registered public accounting firm for its fiscal year ending May 1, 2011; and

4.	To conduct any other business properly brought before the annual meeting or any adjournments or postponements of the annual meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE NOMINEES AND IN FAVOR OF THE OTHER PROPOSALS OUTLINED IN THE ACCOMPANYING PROXY STATEMENT.

The record date for the 2010 Annual Meeting of Stockholders is July 29, 2010. Only stockholders of record at the close of business on that date may vote at the annual meeting or any adjournment thereof.

By Order of the Board of Directors,

James Potter

General Counsel and Secretary

San Francisco, California

August [XX], 2010

You are invited to attend the annual meeting in person. Whether or not you expect to attend the annual meeting, please complete, date, sign and return the enclosed proxy card (or vote via the internet or by telephone) as promptly as possible in order to ensure your representation at the annual meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the annual meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the annual meeting, you must obtain a proxy issued in your name from the record holder of your shares.

Attendance at the 2010 Annual Meeting of Stockholders will be limited to stockholders of record, beneficial owners of shares entitled to vote at the meeting who have evidence of such ownership, a duly appointed proxy holder with the right to vote on behalf of an absent stockholder and invited guests of the Company. Any person claiming to be the proxy holder of an absent stockholder must, upon request, produce written evidence of such authorization. If you wish to attend the annual meeting but your shares are held in the name of a broker, bank or other nominee, you should bring with you a proxy or letter from the broker, bank or nominee as evidence of your beneficial ownership of the shares.

DEL MONTE FOODS COMPANY

One Market @ The Landmark

San Francisco, California 94105

PROXY STATEMENT

FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because the Board of Directors of Del Monte Foods Company (sometimes referred to as “we,” “us,” “our,” “the Company” or “Del Monte”) is soliciting your proxy to vote at the 2010 Annual Meeting of Stockholders and at any adjournment or postponement thereof. The annual meeting will be held on Thursday, September 23, 2010 at 10:00 a.m. Pacific Time at the Hyatt Regency San Francisco, Five Embarcadero Center, San Francisco, California 94111. You are invited to attend the annual meeting and we request that you vote on the proposals described in this proxy statement. However, you do not need to attend the annual meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

The Company intends to mail this proxy statement and accompanying proxy card on or about August [XX] , 2010 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on July 29, 2010 will be entitled to vote at the annual meeting. On this record date, there were 194,577,470 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on July 29, 2010 your shares were registered directly in your name with the Company’s transfer agent, BNY Mellon Shareowner Services, then you are a stockholder of record. As a stockholder of record, you may vote in person at the annual meeting or vote by proxy. Whether or not you plan to attend the annual meeting, we urge you to fill out and return the enclosed proxy card or vote via the internet or by telephone to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on July 29, 2010 your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the annual meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are three matters scheduled for a vote:

•	Election of Victor L. Lund, Joe L. Morgan and David R. Williams as directors to hold office for one-year terms;

•	Approval of the amendment and restatement of the Del Monte Foods Company Certificate of Incorporation to eliminate supermajority voting provisions; and

•	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm, also referred to as the independent auditor, for its fiscal year ending May 1, 2011.

How do I vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card, the internet or telephone. Whether or not you plan to attend the annual meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the annual meeting and vote in person if you have already voted by proxy.

•	To vote in person, attend the annual meeting and we will give you a ballot during the meeting.

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To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

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To vote via the internet, go to http://www.proxyvoting.com/dlm and follow the instructions. You will need your proxy card to cast your vote. If you vote via the internet before the annual meeting, we will vote your shares as you direct.

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To vote by telephone, call 1-866-540-5760 and follow the voice prompts. You will need your proxy card to cast your vote. If you vote by telephone before the annual meeting, we will vote your shares as you direct.

Please note that voting instructions submitted via the internet or by telephone must be received by 11:59 p.m. Eastern Time on Wednesday, September 22, 2010.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Del Monte. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of July 29, 2010.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted:

•	“For” the election of Victor L. Lund, Joe L. Morgan and David R. Williams as directors to hold office for one-year terms;

•	“For” the amendment and restatement of the Del Monte Foods Company Certificate of Incorporation to eliminate supermajority voting provisions; and

•	“For” the ratification of KPMG LLP as independent registered public accounting firm of Del Monte for its fiscal year ending May 1, 2011.

The Company does not expect that any matters other than the election of directors and the other proposals described herein will be brought before the annual meeting. If any other matter is properly presented at the annual meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may retain the services of The Altman Group Inc. in connection with soliciting proxies for the 2010 Annual Meeting of Stockholders for an estimated fee of $10,500 to $12,500, plus appropriate out-of-pocket expenses. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the annual meeting. You may revoke your proxy in any one of the following ways:

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You may submit another properly completed proxy card with a later date or vote via the internet or by telephone at a later date. We will vote your shares as directed in the last instructions properly received from you prior to the annual meeting.

•	You may send a written notice that you are revoking your proxy to the Corporate Secretary, Del Monte Foods Company, P.O. Box 193575, San Francisco, California 94119-3575.

•	You may attend the annual meeting and vote in person. Simply attending the annual meeting will not, by itself, revoke your proxy.

Please note that to be effective, your new proxy card, internet or telephonic voting instructions or written notice of revocation must be received by the Corporate Secretary prior to the annual meeting and, in the case of internet or telephonic voting instructions, must be received before 11:59 p.m. Eastern Time on Wednesday, September 22, 2010.

How will voting on any business not described in this proxy statement be conducted?

The Company does not know of any business to be considered at the 2010 Annual Meeting of Stockholders other than the items described in this proxy statement. If any other business is properly presented at the 2010 Annual Meeting, your proxy grants authority to the proxy holders to vote on such matters in their discretion.

When are stockholder proposals or nominations due for next year’s annual meeting?

The Company currently anticipates that the 2011 Annual Meeting of Stockholders will be held on September 22, 2011. In accordance with the Company’s Bylaws, if you wish to submit a proposal for consideration at next year’s annual meeting but are not requesting that such proposal be included in next year’s proxy materials, or if you wish to nominate a person for election to the Board of Directors at next year’s annual meeting, your notice of such a proposal or nomination must be submitted in writing and delivered to, or mailed and received at, the principal executive offices of the Company not less than 90 days nor more than 120 days before the one year anniversary of the 2010 Annual Meeting of Stockholders. Accordingly, any such proposal or nomination must be received by the Company no later than June 25, 2011 (but no earlier than May 26, 2011), and should be delivered or mailed to the following address: Corporate Secretary, Del Monte Foods Company, P.O. Box 193575, San Francisco, California 94119-3575. Please note that if the date of the 2011 Annual Meeting of Stockholders changes from the current expected date of September 22, 2011 and the new meeting date is more than 30 days before or more than 60 days after September 23, 2011 (the one year anniversary of the 2010 Annual Meeting of Stockholders) then your notice must be received no later than 90 days before the actual date of the 2011 Annual Meeting of Stockholders or, if later, 10 days following the day on which we publicly disclose the new scheduled date of the 2011 Annual Meeting of Stockholders.

In order to be properly submitted to the Secretary of the Company, a proposal or nomination by a Del Monte stockholder must contain specific information as required under Del Monte’s Bylaws, including without limitation (i) the name and address of the stockholder making the proposal, (ii) the class or series and number of shares that are owned of record or beneficially owned by such stockholder, and (iii) any material interest of such stockholder in the proposal. For further information regarding the procedures for nomination of directors by stockholders, including information required under Del Monte’s Bylaws, please see “Corporate Governance — Nomination Process.” If you would like a copy of Del Monte’s current Bylaws, please write to the Corporate Secretary, Del Monte Foods Company, P.O. Box 193575, San Francisco, California 94119-3575. Del Monte’s current Bylaws may also be found on the Company’s website at www.delmonte.com.

To be considered for inclusion in the Company’s proxy statement and form of proxy for the 2011 Annual Meeting of Stockholders, your stockholder proposal must be submitted in writing by [XXXX], 2011 to the Corporate Secretary, Del Monte Foods Company, P.O. Box 193575, San Francisco, California 94119-3575.

Without limiting the advance notice provisions in the Company’s Bylaws, which contain procedures that must be followed for a matter to be properly presented at an annual meeting, the Company management who are proxy holders will have discretionary authority to vote all shares for which they hold proxies with respect to any stockholder proposal or nomination received after the deadline for such proposals or nominations set forth in our Bylaws. Such discretionary authority may be exercised to oppose a proposal or nomination made by a stockholder.

How are votes counted?

Votes will be counted by the inspector of election appointed for the annual meeting, who will separately count “For” and “Against” votes, abstentions and broker non-votes. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner (despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions). Discretionary authority is allowed for Proposal 2 and Proposal 3, but not Proposal 1.

How many votes are needed to approve each proposal?

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For Proposal 1, election of Victor L. Lund, Joe L. Morgan and David R. Williams as directors to hold office for one-year terms, a nominee will be elected if the number of votes cast “For” that nominee exceeds the number of votes cast “Against” that nominee. Abstentions and broker non-votes will have no effect.

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To be approved, Proposal 2, the amendment and restatement of the Del Monte Foods Company Certificate of Incorporation to eliminate supermajority voting provisions, must receive a “For” vote from the majority of shares outstanding and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will also have the same effect as an “Against” vote.

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To be approved, Proposal 3, the ratification of the appointment of KPMG LLP as the independent registered public accounting firm of the Company for its fiscal year ending May 1, 2011, must receive a “For” vote from the majority of shares present either in person or by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid annual meeting. A quorum will be present if at least a majority of the outstanding shares are represented by proxy or by stockholders present and entitled to vote at the annual meeting. On the record date, there were 194,577,470 shares outstanding and entitled to vote. Thus, 97,288,736 shares must be represented by proxy or by stockholders present and entitled to vote at the annual meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker or bank) or if you vote in person at the annual meeting. Abstentions and broker non-votes also will be counted towards the quorum requirement. If there is no quorum, the chairman of the annual meeting or holders of a majority of the votes present at the annual meeting may adjourn the annual meeting to another time or date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting and, if final voting results are not known, will be provided in a Current Report on Form 8-K within four business days after the end of the annual meeting. Final voting results will be published in a Current Report on Form 8-K within four business days after the final voting results are known.

IMPORTANT INFORMATION REGARDING DELIVERY OF PROXY MATERIALS

What is “Notice and Access”?

“Notice and access” generally refers to rules governing how companies must provide proxy materials. Under the notice and access model, a company may select either of the following two options for making proxy materials available to stockholders:

•	the full set delivery option; or

•	the notice only option.

A company may use a single method for all its stockholders, or use full set delivery for some while adopting the notice only option for others.

What is the Full Set Delivery Option?

Under the full set delivery option, a company delivers all proxy materials to its stockholders. This delivery can be by mail or, if a stockholder has previously agreed, by e-mail. In addition to delivering proxy materials to stockholders, the company must also post all proxy materials on a publicly accessible website and provide information to stockholders about how to access that website.

In connection with its 2010 Annual Meeting of Stockholders, Del Monte has elected to use the full set delivery option. Accordingly, you should have received the Del Monte proxy materials by mail or, if you previously agreed, by e-mail. These proxy materials include the Notice of Annual Meeting of Stockholders, proxy statement, proxy card and Annual Report. Del Monte has posted these materials at http://bnymellon.mobular.net/bnymellon/dlm.

What is the Notice Only Option?

Under the notice only option, a company must post all its proxy materials on a publicly accessible website. However, instead of delivering its proxy materials to stockholders, the company instead delivers a “Notice of Internet Availability of Proxy Materials.” The notice includes, among other matters:

•	information regarding the date and time of the meeting of stockholders as well as the items to be considered at the meeting;

•	information regarding the website where the proxy materials are posted; and

•	various means by which a stockholder can request paper or e-mail copies of the proxy materials.

If a stockholder requests paper copies of the proxy materials, these materials must be sent to the stockholder within three business days. Additionally, these paper copies must be sent via first class mail.

Will Del Monte use the Notice Only Option in the Future?

Although Del Monte elected to use the full set delivery option in connection with the 2010 Annual Meeting of Stockholders, it may choose to use the notice only option in the future. By reducing the amount of materials that a company needs to print and mail, the notice only option provides an opportunity for cost savings as well as conservation of natural resources. However, many companies that have used the notice only option have also experienced a lower participation rate – meaning that fewer stockholders voted in these companies’ annual elections. Del Monte plans to evaluate the future possible cost savings as well as the possible impact on stockholder participation as it considers future use of the notice only option.

As a Stockholder, What Do I Need to Do?

If you would prefer to continue receiving paper copies of proxy materials if Del Monte elects to use the notice only option for future annual meetings, please mark the “Paper Copies” box on your proxy card (or provide this information when you vote telephonically or via the internet).

As noted above, if Del Monte elects to use the notice only option, it must provide paper copies via first class mail to any stockholder who, after receiving the Notice of Internet Availability of Proxy Materials, nevertheless requests paper copies. So, for example, even if you do not check the “Paper Copies” box now, you will still have the right to request delivery of a free set of proxy materials upon receipt of any Notice of Internet Availability of Proxy Materials in the future. Because first class postage is significantly costlier than bulk mail rates and because each such request must be processed on a stockholder-by-stockholder basis, the cost of responding to a single request for paper copies is likely to be significantly greater than the per stockholder cost Del Monte currently incurs in delivering proxy materials in bulk. Accordingly, requests for paper copies could significantly undermine or eliminate expected cost savings associated with the notice only option.

By developing in advance a database of stockholders who would prefer to continue receiving paper copies of proxy materials, Del Monte would be able to use the full set delivery option for these stockholders – using bulk mail to deliver the paper copies – while using the notice only option for other stockholders. We believe this would significantly reduce the number of requests for paper copies that Del Monte would need to process on a stockholder-by-stockholder basis and would position Del Monte to better capture cost savings should it elect to use the notice only option in the future. We appreciate your assistance in helping us develop this database through the proxy card, telephonic and internet voting processes.

PROPOSAL 1

ELECTION OF DIRECTORS

Prior to the 2009 Annual Meeting of Stockholders, Del Monte’s Board of Directors was divided into three classes. Each class consisted, as nearly as possible, of one-third of the total number of directors, and each class had a three-year term. At the 2009 Annual Meeting of Stockholders, a proposal by the Board of Directors to amend and restate the Company’s Amended and Restated Certificate of Incorporation to phase out the classification of the Board of Directors, to provide instead for the annual election of directors, and to make such other conforming and technical changes to the Certificate as may be necessary or appropriate was approved by the stockholders. The Amended and Restated Certificate of Incorporation effecting such changes (the “Certificate”) was filed with the Secretary of State of the State of Delaware on September 24, 2009. The Certificate provides for the annual election of directors beginning at the 2010 Annual Meeting of Stockholders. However, any director elected by the stockholders of the Company to a three-year term prior to the 2010 Annual Meeting of Stockholders may complete the term to which he or she has been elected.

The Board of Directors presently has nine members. There are three directors whose term of office expires in 2010. Each of the nominees for election at the 2010 Annual Meeting of Stockholders is currently a director of the Company and was selected by the Board of Directors as a nominee in accordance with the recommendation of the Nominating and Corporate Governance Committee. Mr. Lund has been a member of the Board of Directors since he was appointed in March 2005. Messrs. Morgan and Williams have been members of the Board of Directors since they were appointed in December 2002. Messrs. Lund, Morgan and Williams were each re-elected to the Board of Directors by the stockholders at the 2007 Annual Meeting of Stockholders. If elected at the 2010 Annual Meeting of Stockholders, each of the nominees would serve until the 2011 Annual Meeting of Stockholders and until his successor is elected and has qualified, or until such director’s death, resignation or removal.

In an uncontested election, directors shall be elected by the vote of a majority of the votes cast by shares present in person or represented by proxy and entitled to vote at the meeting. Under our Bylaws, an uncontested election is an election in which the number of nominees is not greater than the number of directors to be elected, as of the date that is 14 days in advance of the day we file our definitive proxy statement with the Securities and Exchange Commission. In a contested election, directors will be elected by plurality. In other words, in a contested election, the nominees with the most votes (whether or not a majority) will be elected.

The election of directors at the 2010 Annual Meeting of Stockholders is an uncontested election. Therefore, for Proposal 1, election of Victor L. Lund, Joe L. Morgan and David R. Williams as directors to hold office for one-year terms, a nominee will be elected if the number of votes cast “For” that nominee exceeds the number of votes cast “Against” that nominee. Abstentions and broker non-votes will have no effect.

Prior to an uncontested election, each incumbent director nominee will submit to the Board of Directors an irrevocable written offer to resign following the election in the event the director fails to receive a majority of the votes cast in connection with his or her reelection. Each of Messrs. Lund, Morgan and Williams has submitted such an offer to the Board in connection with the election of directors at the 2010 Annual Meeting of Stockholders.

If an incumbent director fails to receive a majority of the votes cast in connection with his or her reelection, the Nominating and Corporate Governance Committee of the Board (excluding any director who has failed to receive a majority of the votes cast), will consider such director’s offer to resign and make its recommendation to the Board within 60 days following certification of the election results. In the event a majority of the members of the Nominating and Corporate Governance Committee are nominees who do not receive a majority of the votes cast in connection with their reelection, the independent members of the Board not so affected will consider the offer to resign and make a recommendation or, in the alternative, such independent members of the Board may designate a committee of independent directors to perform the evaluation. The Board will consider the Nominating and Corporate Governance Committee’s or independent directors’ recommendation within 90 days following certification of the election results. We will publicly disclose the Board’s determination with respect to any resignation offered under these circumstances by filing a Current Report on Form 8-K with the Securities and Exchange Commission.

Vacancies on the Board of Directors may be filled by persons elected by a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy shall serve until the next Annual Meeting of

Stockholders, and until such director’s successor is elected and qualified or until such director’s death, resignation or removal. This includes vacancies created by an increase in the number of directors.

QUALIFICATIONS OF MEMBERS OF OUR BOARD OF DIRECTORS

Del Monte strives to excel as a top-tier branded consumer packaged foods company, drive success in the marketplace, and deliver superior shareholder returns. Through a series of actions implemented over several years, the Company has created a portfolio of powerful brands and products targeted to today’s consumer. In fiscal 2009, Del Monte deployed its multiyear growth strategy, the Accelerated Growth Plan (AGP), to improve our performance at both the top and bottom line and to improve EPS performance over the coming years. The three pillars of our AGP that drive our performance are:

•	Execute pricing actions and productivity savings to neutralize cost inflation and maintain margins;

•	Unleash the potential of core brands by growing higher-margin core businesses and increasing marketing investment in pillar brands; and

•	Drive growth engines with category-building innovation and marketing.

The Board of Directors has charged the Nominating and Corporate Governance Committee to make recommendations regarding an appropriate board composition to support and adjust to the Company’s strategy and operations over time. The Committee reviews annually with the Board the size, function, and needs of the Board and the Company. The Committee has identified the following areas for which the Board as a whole should have competency: industry knowledge, accounting and finance, business judgment, executive management, leadership, international markets, business strategy, crisis management, corporate governance, and risk management. The Nominating and Corporate Governance Committee also believes the Board could benefit from Directors with experience in some of the following areas: entrepreneurship, mergers, acquisitions, divestitures, operations, and consumer marketing. Additionally, the Committee endeavors to ensure that the Board includes a number of financially literate directors and at least one director who qualifies as a financial expert.

In addition to specific experience criteria, the Board also seeks men and women of diverse backgrounds with a broad spectrum of experience and expertise and a reputation for integrity. Del Monte requires its Directors to have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated, and have the potential to make significant contributions to the Company. Directors should be willing to challenge management and should plan to make a significant time commitment to the Company.

The Company believes that its current Board is well qualified to lead Del Monte’s efforts to achieve its long-term strategy. The combined experience of the directors covers all areas of expertise and competency identified by the Nominating and Corporate Governance Committee. The Board has significant experience in consumer marketing, innovation and operations – all of which are key components of the AGP. The Board also has experience in risk management and crisis management, and the Board includes several directors who qualify as financial experts as well as several directors with extensive corporate governance experience.

The following is a brief biography setting forth the qualifications of each nominee and each current director, including each director whose term will continue after the 2010 Annual Meeting of Stockholders.

Nominees for Election for One-year Terms Expiring at the 2011 Annual Meeting

Victor L. Lund

Mr. Lund became a director of Del Monte in March 2005. Mr. Lund currently serves as non-executive Chairman of DemandTec, a demand forecasting software company, a position he has held since 2006. Mr. Lund served as Vice-Chairman of Albertson’s, Inc., a food and drug retailer, from June 1999 until June 2002. Mr. Lund served as Chairman of the Board and Chief Executive Officer of American Stores Company prior to its acquisition by Albertson’s in June 1999. He also served as President of American Stores Company from 1992 until 1995. Prior to joining American Stores Company in 1977, Mr. Lund was a practicing certified public accountant. From May 2002 to December 2004, Mr. Lund served as the non-executive Chairman of the Board of Mariner Health Care, Inc., a long-term health care services company. Mr. Lund is 62.

Mr. Lund’s career, which includes large retail company management, experience serving on public company boards, and an accounting background, has provided him with strong accounting and finance, operational, and governance skills. Mr. Lund also developed mergers and acquisitions experience both as President of American Stores

Company and as a director of Delta Air Lines, Service Corporation Inc., Teredata, and Mariner Health, Inc. From his twenty-five-year career at American Stores Company and Albertson’s and, more recently, and as a director of DemandTec, Mr. Lund brings valuable customer insight and expertise in consumer marketing to the Board. Mr. Lund also brings to the Board experience with crisis management.

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Other Directorships:  DemandTec, Inc., Teradata Corporation and Service Corporation International. During the last five years, Mr. Lund also served on the boards of Borders Group, Delta Airlines, Inc., Mariner Healthcare, Inc., and NCR Corporation.

Joe L. Morgan

Mr. Morgan became a director of Del Monte in December 2002. Mr. Morgan has been a baseball broadcaster and analyst for ABC, NBC and ESPN since 1985. He is President of J.L. Morgan Enterprises and was an owner-operator of three Wendy’s franchises from 1985 to 1988. From 1987 to 1998, he was also President and Chief Executive Officer of Joe Morgan Beverage Company. In 1963, Mr. Morgan began his professional baseball career which culminated in his election to the Baseball Hall of Fame in 1990, five years after his retirement as a player. Mr. Morgan is 66.

Mr. Morgan brings a wealth of entrepreneurial experience to the Board including a hands-on understanding of operations and consumer marketing. Mr. Morgan directly oversaw all aspects of his businesses including operations, distribution, purchasing, and quality control. Mr. Morgan also worked directly with retailers on consumer marketing issues, product placement and inventory control. Mr. Morgan has developed strengths in business strategy and judgment and risk management. The strong mix of this entrepreneurship and the leadership skills gained over his nineteen-year Major League Baseball career is particularly valuable to the Board.

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Other Directorships:  Mr. Morgan serves as Vice Chairman of the board of directors of The National Baseball Hall of Fame and also serves on the board of The Jackie Robinson Foundation. Both entities are non-profit organizations.

David R. Williams

Mr. Williams became a director of Del Monte in December 2002. Mr. Williams held various positions at the H.J. Heinz Company from 1967 to 2002, including President and Chief Executive Officer-Heinz Europe, Middle East, Africa and India from 2000 to 2002; Executive Vice President-Asia, Australasia, South America, Heinz Pet Products and StarKist Foods from 1998 to 2000; Executive Vice President in charge of Ore-Ida, South America, Southern Africa and India from 1996 to 1998; Chief Financial Officer from 1992 to 1996; Corporate Controller from 1988 to 1992; Vice President Finance – StarKist Foods from 1983 to 1988; Director, Corporate Audit from 1976 to 1983; and prior to that various positions in Finance and Information Systems in Heinz U.K. Mr. Williams, a former director of Heinz, retired from the Heinz board of directors in September 2002. Mr. Williams is 67.

With more than forty years of experience in the consumer packaged food industry, Mr. Williams provides a valuable combination of industry knowledge, leadership, accounting and finance expertise, and innovation experience. Mr. Williams established the worldwide internal audit function at the H.J. Heinz Company. Throughout his career at Heinz, Mr. Williams held numerous executive management positions within international markets divisions. His management of these businesses included all aspects of business strategy, crisis management, risk management and operations. From his career at Heinz as well as his experience on the Mergers and Acquisitions Advisory Boards of Trilantic Capital Partners and Lehman Brothers Europe, Mr. Williams brings mergers and acquisitions knowledge to the Board.

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Other Directorships:  Mr. Williams is Executive Chairman of MW Brands SAS, a privately-held French company in the seafood business; and Chairman of BAPCO Closures Ltd., a privately-held U.K. company in the innovative packaging business. Mr. Williams also serves on the board of KCRS Inc., a management consulting company, and on the European Mergers and Acquisitions Advisory Board of Trilantic Capital Partners LLP.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Directors Continuing in Office Until the 2011 Annual Meeting

Timothy G. Bruer

Mr. Bruer became a director of Del Monte in August 1997. Mr. Bruer has served as Chief Executive Officer of Genisoy Food Co. Inc., a provider of soy protein products and sports nutrition, since April 2005. Mr. Bruer was Chief Executive Officer of Shadewell Grove Foods, Inc., a marketer and distributor of premium cookies until June 2007. Shadewell Grove Foods, Inc. was the successor company to Nonni’s Food Co., Inc., where he had served as Chief Executive Officer since December 1998. Mr. Bruer was President and Chief Executive Officer and a director of Silverado Foods, Inc. from April 1997 to December 1998. From 1992 until 1997, he was Vice President and General Manager of the Culinary Division of Nestle. Prior to that, he was a partner with Bain & Co., a global business consulting firm. Mr. Bruer is 53.

Mr. Bruer brings to the Board field-to-plate knowledge of operations, supply chain and logistics in the consumer packaged goods industry. As a current and former CEO, Mr. Bruer has experience in leadership, executive management, assessing business and non-business risk, and crisis management. The combination of strategic consulting and hands-on management gives him valuable perspectives on business judgment, strategy, and mergers and acquisitions. Finally, as the independent Director on the Board with the longest tenure, Mr. Bruer brings significant Company knowledge to the Board and a legacy of working with the Company in a wide range of circumstances.

•	Other Directorships: Mr. Bruer does not serve, and has not served in the last five years, on the board of any other public company.

Mary R. (Nina) Henderson

Ms. Henderson became a director of Del Monte in December 2002. She is a consultant to the consumer products and food industries. Ms. Henderson joined Bestfoods’ predecessor company, CPC International Inc., in 1972 and was Corporate Vice President of Bestfoods from 1993 until its acquisition by Unilever in 2000. At Bestfoods, Ms. Henderson also served as Vice President Global Core Business Development (Europe, Asia, Latin America and North America food service businesses) from 1999 through 2000; President of Bestfoods Grocery (U.S. consumer business) from 1997 to 1999; President of Bestfoods Specialty Markets (North American, Caribbean and worldwide export businesses) from 1993 to 1997; and President of Special Markets (branded food and non-food businesses) from 1983 to 1993. Ms. Henderson is 60.

With years of demonstrated industry experience, including a nearly thirty-year career at Bestfoods marketing well-known consumer brands, Ms. Henderson brings to the Board valuable insight into business strategy, operations, and consumer marketing issues specific to the consumer packaged goods industry. Her many years in management roles has equipped her with important executive management and leadership skills. In addition, she has substantial international markets expertise, and she has acquired extensive corporate governance experience through her service as a director of several other public companies.

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Other Directorships:  AXA Financial, Inc. and Pactiv Corporation. From 2001 to 2008, Ms. Henderson served as a director of Royal Dutch Shell, plc. Ms. Henderson is also a Trustee of Drexel University, and serves on the boards of the Foreign Policy Association (a non-profit organization dedicated to inspiring the American public to learn more about the world), and Visiting Nurse Service of New York.

Sharon L. McCollam

Ms. McCollam became a director of Del Monte in December 2007. Ms. McCollam has served as Executive Vice President, Chief Operating and Chief Financial Officer of Williams-Sonoma, Inc., a specialty retailer of home furnishings, since July 2006. She has been employed by Williams-Sonoma, Inc. since March 2000, where she also served as Executive Vice President and Chief Financial Officer from 2003 to 2006, Senior Vice President and Chief Financial Officer from late 2000 to 2003, and Vice President, Finance from early 2000. From 1993 to 2000, Ms. McCollam held a variety of positions at Dole Fresh Vegetables, a division of Dole Food Company, including Vice President and Chief Financial Officer from 1996 to 2000. Prior to that, Ms. McCollam held various senior financial positions at Page-Com, Inc., Ryder Aviall, Inc., a division of Ryder System, and Comac, Inc. Ms. McCollam began her career in public accounting with Arthur Young. Ms. McCollam is 48.

Ms. McCollam’s service in major public companies in both chief financial and chief operating officer roles, coupled with her standing as a Certified Public Accountant, allows her to bring accounting and finance expertise to the

Board, as well as expertise in supply chain, information technology, and human resources. Additionally, Ms. McCollam has in-depth knowledge of investments in marketing, advertising, consumer research, and customer insights. Ms. McCollam also has significant international experience built upon her work at Williams-Sonoma, Dole Fresh Vegetables, and Ryder Aviall. Finally, Ms. McCollam brings crisis management experience to the Board having dealt with numerous corporate crises ranging from natural disasters to product recalls.

•	Other Directorships: Williams-Sonoma, Inc.

Directors Continuing in Office Until the 2012 Annual Meeting

Samuel H. Armacost

Mr. Armacost became a director of Del Monte in December 2002. In 2010, Mr. Armacost retired as the Chairman of the Board of Directors of SRI International, formerly Stanford Research Institute, an independent technology development and consulting organization, a position he held since 1998. He was a Managing Director of Weiss, Peck & Greer LLC, an investment management and venture capital firm, from 1990 until 1998 and Managing Director of Merrill Lynch Capital Markets from 1987 until 1990. Prior to that, Mr. Armacost held various positions at BankAmerica Corporation, serving as its President, Director and Chief Executive Officer from 1981 until 1986 and its Chief Financial Officer from 1979 to 1981. Mr. Armacost is 71.

Mr. Armacost’s experience as CEO and CFO of BankAmerica Corporation further developed his skills in the areas of leadership, executive management, business judgment, business strategy, and crisis management. In addition, Mr. Armacost brings to the Board expertise in accounting and finance, commercial and investment banking, and financial risk assessment. Through his board experience, Mr. Armacost has gained valuable knowledge of corporate governance, strategic and tactical planning, consumer marketing and the retail industry.

•	Other Directorships: Chevron Corporation, Exponent, Inc., Callaway Golf Company and Franklin Resources, Inc.

Terence D. Martin

Mr. Martin became a director of Del Monte in December 2002. Mr. Martin was Senior Vice President and Chief Financial Officer of the Quaker Oats Company from 1998 until his retirement in 2001. From 1995 to 1998, he was Executive Vice President and Chief Financial Officer of General Signal Corporation. Mr. Martin was Chief Financial Officer and Member of the Executive Committee of American Cyanamid Company from 1991 to 1995, and served as Treasurer from 1988 to 1991. Prior to that Mr. Martin held various financial positions including Chief Financial Officer and Director of the J. Walter Thompson Company and Senior Vice President and Controller of Chemical Bank. Mr. Martin was in public accounting for nineteen years including eight years as an audit partner with Price Waterhouse. Mr. Martin is 67.

From his various positions as Controller, Treasurer, and Chief Financial Officer, and his experience in public accounting, Mr. Martin brings substantial accounting and finance expertise, as well as business strategy and leadership experience, to the Board. Mr. Martin also developed experience in mergers, acquisitions, and divestitures in his public accounting work and in connection with the acquisitions of J. Walter Thompson Company, American Cyanamid Company, General Signal Corporation and Quaker Oats Company. All of Mr. Martin’s positions have included significant risk management. Finally, Mr. Martin has a strong understanding of international markets developed from his positions with several companies, each of which had at least 50% of their operations outside the United States.

•	Other Directorships: Dr. Pepper Snapple Group, Inc. Mr. Martin is also non-executive chairman of the board of Foster Farms, a privately held, branded poultry business.

Richard G. Wolford

Mr. Wolford joined Del Monte as Chief Executive Officer and a Director in April 1997. He was elected President of Del Monte in February 1998 and was elected Chairman of the Board in May 2000. From 1967 to 1987, he held a variety of positions at Dole Foods, including President of Dole Packaged Foods from 1982 to 1987. From 1988 to 1996, he was Chief Executive Officer of HK Acquisition Corp. where he developed food industry investments with venture capital investors. Mr. Wolford is 65.

As a result of his thirteen years as CEO of the Company, Mr. Wolford brings to the Board unique perspectives and invaluable, in-depth knowledge of the Company, including its strategic opportunities, personnel, business relationships with key customers and suppliers, competitive positioning, history, culture, and all other aspects of its operations. With his extensive industry knowledge from his positions with the Company and Dole Foods, Mr. Wolford brings to the Board significant understanding of executive management, leadership, business judgment and strategy, operations, risk management and consumer marketing. Further, the Board benefits from Mr. Wolford’s prior experience as an executive in the demanding business and operational environments of privately held corporations.

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Other Directorships:  Mr. Wolford served on the board of Pulte Group, Inc. He has not served on the board of any other public company in the last five years. Mr. Wolford is a member of the board of directors of the Grocery Manufacturers Association and in January 2010 was elected as Chairman of the Board. Mr. Wolford also serves as a member of the board of directors of the Consumer Goods Forum.

BOARD MEETINGS AND COMMITTEES

The Board of Directors of Del Monte Foods Company held five meetings during the fiscal year ended May 2, 2010. The Board of Directors currently has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

During the fiscal year ended May 2, 2010, each incumbent member of the Board of Directors attended 75% or more of the aggregate of the meetings of the Board of Directors and of the committees on which he or she served, held during the period for which he or she was a director or committee member, respectively.

The following table provides a summary of the membership of each of the standing committees of the Board of Directors as of May 2, 2010.

Name	Audit	Compensation	Nominating and Corporate Governance
Samuel H. Armacost		Chair
Timothy G. Bruer	Member
Mary R. (Nina) Henderson			Chair
Victor L. Lund			Member
Terence D. Martin	Chair	Member
Sharon L. McCollam	Member
Joe L. Morgan			Member
David R. Williams		Member
Richard G. Wolford

In addition, the Board of Directors may from time to time establish special committees.

AUDIT COMMITTEE

Responsibilities

The Audit Committee of the Board of Directors assists the Board in its oversight of the Company’s corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions. The Audit Committee:

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Generally oversees the disclosure controls and procedures and the internal controls and procedures established by the Company to provide full, fair, accurate, timely and understandable disclosure in its periodic reports and proxy statements;

•	Reviews the financial statements to be included in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q;

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Reviews the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q;

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Discusses with management and the independent auditor the Company’s accounting principles, critical accounting estimates and other matters that could have a significant impact on the Company’s financial statements;

•	Discusses with management and the independent auditor the results of the annual integrated audit as well as the Company’s annual and quarterly financial statements; and

•	Oversees the internal audit department.

The Audit Committee is also responsible for periodically discussing with management the Company’s policies and guidelines regarding risk assessment and risk management. In connection with the Audit Committee’s duties and responsibilities relating to risk assessment and the control environment, the Audit Committee is responsible for reviewing and approving updates to the Company’s Standards of Business Conduct as well as reviewing the

Company’s performance relative to such Standards. The Audit Committee has sole authority to grant waivers to directors and executive officers relating to the Company’s Standards of Business Conduct.

The Audit Committee is responsible for interacting directly with and evaluating the Company’s independent auditor. With respect to the independent auditor, the Audit Committee:

•	Evaluates the performance of and assesses the qualifications of the independent auditor;

•	Determines the engagement of the independent auditor;

•	Determines whether to retain or terminate the existing independent auditor or to appoint and engage a new independent auditor;

•	Monitors the rotation of partners of the independent auditor on the Company engagement team as required by law; and

•	Reviews and approves the retention of the independent auditor to perform any proposed audit or lawfully permitted non-audit services.

In connection with approving services by the Company’s independent auditor as required by Section 202 of the Sarbanes-Oxley Act of 2002, the Audit Committee has adopted a Statement of Policy and Procedures regarding Pre-Approval of Engagements for Audit and Non-Audit Services. See “Proposal 3 — Ratification of Appointment of Independent Registered Public Accounting Firm — Policies and Procedures Relating to Approval of Services by Auditor” for a discussion of this Statement.

The Audit Committee operates under a written charter adopted by the Board of Directors. For additional information regarding the Audit Committee’s duties and responsibilities, please refer to the Audit Committee’s Charter, which is available on the Company’s website at www.delmonte.com. As required under the Sarbanes-Oxley Act of 2002, the Audit Committee has in place procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Membership and Independence

Three directors currently comprise the Audit Committee: Messrs. Bruer and Martin and Ms. McCollam. Mr. Martin currently serves as the Chair of the Audit Committee. The Audit Committee consists entirely of directors who were determined by the Board of Directors to meet the definition of “independent” within the meaning of the Company’s Corporate Governance Guidelines, the Audit Committee’s Charter, Section 303A.02 of the NYSE listing standards and Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended.

Each member of the Audit Committee is financially literate. Additionally, the Board of Directors has determined that each of Mr. Martin and Ms. McCollam qualifies as an “audit committee financial expert” as such term is defined in Securities and Exchange Commission rules. Our Corporate Governance Guidelines restrict Audit Committee members from simultaneously serving on the audit committees of more than three public companies (including Del Monte), without a specific Board determination that such simultaneous service will not impair the ability of such member to serve on the Audit Committee. Except for Mr. Martin who serves as a director on the audit committee of Dr. Pepper Snapple Group, Inc., the members of our Audit Committee do not currently serve on the audit committee of any other public company.

Fiscal 2010 Meetings

The Audit Committee met eight times during the fiscal year ended May 2, 2010.

COMPENSATION COMMITTEE

Responsibilities

The Compensation Committee of the Board of Directors reviews and approves the overall compensation strategy and policies for the Company. In this regard, the Compensation Committee:

•	Reviews and approves the philosophy for compensation of the Company’s senior executives and other employees;

•	Establishes or recommends compensation plans and programs for senior executives and other employees;

•	Reviews the adequacy of such plans and programs;

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Reviews the Company’s compensation policies and practices for all employees and assesses whether such policies and practices create risks that are reasonably likely to have a material adverse effect on the Company;

•	Reviews and evaluates the performance of the Company’s Chief Executive Officer;

•	Reviews and approves the compensation and other terms of employment of the Company’s Chief Executive Officer and other senior executives;

•	Reviews and monitors management development and succession plans; and

•	Administers the Company’s incentive and equity-based plans and programs.

For a discussion of the Compensation Committee’s processes and procedures for the consideration and determination of executive compensation, including the role of its compensation consultant, please see “Executive Compensation — Compensation Discussion and Analysis.”

For a discussion of the Compensation Committee’s review of the Company’s compensation policies and practices and related risk assessment, please see “Executive Compensation — Compensation Risk Assessment.”

The Compensation Committee operates under a written charter adopted by the Board of Directors. For additional information regarding the Compensation Committee’s duties and responsibilities, please refer to the Compensation Committee’s Charter, which is available on the Company’s website at www.delmonte.com.

Membership and Independence

Three directors currently comprise the Compensation Committee: Messrs. Armacost, Martin and Williams. Mr. Armacost currently serves as the Chair of the Compensation Committee. The Compensation Committee consists entirely of directors who were determined by the Board of Directors to meet the definition of “independent” within the Company’s Corporate Governance Guidelines, the Compensation Committee’s Charter and Section 303A.02 of the NYSE listing standards, as well as the “non-employee director” standard within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and the “outside director” standard for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended.

Fiscal 2010 Meetings

The Compensation Committee met six times during the fiscal year ended May 2, 2010.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Responsibilities

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for overseeing the performance of the Board of Directors and its committees and developing the Company’s policies relating to corporate governance. In this regard, the Nominating and Corporate Governance Committee:

•	Considers and recommends Board size and composition, taking into account important competencies;

•	Oversees the annual evaluation of the Board of Directors, its standing committees and the Lead Director;

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Evaluates and recommends to the Board of Directors the slate of nominees for directors to be elected by the Company’s stockholders and the persons to be appointed to the Board by the Board of Directors;

•	Evaluates and recommends those directors to be appointed to the various standing Board committees;

•	Recommends the responsibilities of these committees;

•	Identifies a candidate for Lead Director for consideration and nomination by the independent directors;

•	Makes recommendations to the Board of Directors regarding the compensation of non-employee members of the Board; and

•	Periodically reviews and assesses the adequacy of the Company’s Corporate Governance Guidelines and the charters of the standing committees of the Board of Directors.

For a discussion of the Nominating and Corporate Governance Committee’s processes and criteria used in evaluating and recommending to the Board of Directors the slate of nominees for directors to be elected by the Company’s stockholders (or, in the event of a vacancy to be filled by the Board, appointed to the Board), please see “Corporate Governance — Nomination Process.” For a discussion of the Nominating and Corporate Governance Committee’s processes and procedures for the consideration and determination of non-employee director compensation, please see “Director Compensation — Fiscal 2010 Director Compensation — Narrative Discussion of Director Compensation — Process.”

The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board of Directors. For additional information regarding the Nominating and Corporate Governance Committee’s duties and responsibilities, please refer to the Nominating and Corporate Governance Committee’s Charter, which is available on the Company’s website at www.delmonte.com.

Membership and Independence

Three directors currently comprise the Nominating and Corporate Governance Committee: Messrs. Lund and Morgan and Ms. Henderson. Ms. Henderson currently serves as the Chair of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee currently consists entirely of directors who were determined by the Board of Directors to meet the definition of “independent” within the Company’s Corporate Governance Guidelines, the Nominating and Corporate Governance Committee’s Charter and Section 303A.02 of the NYSE listing standards.

Fiscal 2010 Meetings

The Nominating and Corporate Governance Committee met four times during the fiscal year ended May 2, 2010.

CORPORATE GOVERNANCE

THE BOARD’S ROLE IN RISK OVERSIGHT

Management is responsible for day-to-day enterprise risk management. In its oversight role regarding enterprise risk management, the Board of Directors reviews and approves the Company’s long-range strategic plan (which typically covers a three-year horizon) and reviews and approves the Company’s Annual Operating Plan. The long-range plan and Annual Operating Plan address, among other things, the risks and opportunities facing the Company. The Board receives regular updates regarding the Company’s progress against its Annual Operating Plan and reviews quarterly updates regarding the related risks and opportunities. The Board maintains control over significant transactions or decisions through the Company’s Operating Guidelines that require Board approval for certain corporate actions above specified levels (including material acquisitions or divestitures). The Board also has overall responsibility for executive officer succession planning and reviews succession plans each year, although it is assisted by the Compensation Committee which previews such plans prior to presentation to the full Board.

The Board has delegated certain risk management oversight responsibilities to the Board committees. As part of its responsibilities as set forth in its charter, the Audit Committee is responsible for discussing with management the Company’s policies and guidelines regarding risk assessment as well as the Company’s major financial risk exposures and the steps management has taken to monitor and control those exposures. In this regard, the Company’s head of internal audit annually compiles a comprehensive risk assessment report and reviews that report with the Audit Committee. This report identifies the material business risks (including operational, strategic, financial, reputational and compliance risks) for the Company, indicates the senior management owners of such risks, and identifies factors that respond to and mitigate those risks. After review by the Audit Committee, this report is reviewed by the full Board. The Audit Committee is also responsible for reviewing financial reporting risks and legal, compliance or regulatory matters that raise material issues with respect to or that could have a significant effect on the Company’s financial statements. In this regard, the Audit Committee receives annual reports from management on the Company’s Standards of Business Conduct, litigation, and various compliance matters, including environmental compliance. The Audit Committee also receives reports regarding the allocation targets used with respect to the Company’s pension assets as well as the performance of pension plan investments. Finally, the Audit Committee oversees the Company’s internal audit function as well as the Company’s internal controls, including its internal control over financial reporting.

The Compensation Committee is responsible for overseeing risk related to executive compensation. Additionally the Compensation Committee reviews the Company’s compensation policies and practices for all employees and assesses whether they create risks that are reasonably likely to have a material adverse effect on the Company. The Nominating and Corporate Governance Committee is responsible for overseeing risks associated with corporate governance and reviews corporate governance matters at least once a year. In connection with this responsibility, the Nominating and Corporate Governance Committee annually reviews the Company’s Corporate Governance Guidelines and their implementation. Each standing committee reports its activities and findings to the full Board.

CORPORATE GOVERNANCE GUIDELINES; NON-EMPLOYEE DIRECTOR STOCK OWNERSHIP

The Board of Directors has adopted Corporate Governance Guidelines; the objective of the Corporate Governance Guidelines is to describe certain processes and procedures intended to provide reasonable assurance that directors, to whom the stockholders entrust the direction and success of the Company, act in the best interests of the Company and its stockholders. The Corporate Governance Guidelines address issues relating to the Board of Directors, such as membership, meetings and procedures, and duties and responsibilities, as well as issues relating to its committees, including charters, committee meetings, board oversight, and duties and responsibilities. The Corporate Governance Guidelines also provide for the appointment of a lead independent director and address other matters, including share ownership by directors under the Non-Employee Director Ownership Policy.

The Non-Employee Director Ownership Policy generally requires non-employee directors to own shares of common stock of the Company (including deferred stock units) having a value, as described in the Ownership Policy, equal to three times the annual cash retainer paid to the non-employee directors for service on the Board. Persons who were non-employee directors of the Company on or before September 21, 2006 have until October 30, 2011 to meet this requirement. All other non-employee directors have until the end of the fiscal quarter of the fifth anniversary of their election or appointment to the Board to meet this requirement.

The Corporate Governance Guidelines, the Non-Employee Director Ownership Policy and the Charters of each of the Audit, Compensation, and Nominating and Corporate Governance Committees of the Board of Directors of the Company are available on the Company’s website at www.delmonte.com. Printed copies of these materials are also available to any stockholder upon written request to the Corporate Secretary, Del Monte Foods Company, P.O. Box 193575, San Francisco, California 94119-3575.

DIRECTOR ATTENDANCE AT THE ANNUAL MEETING OF STOCKHOLDERS

Pursuant to the Company’s Corporate Governance Guidelines, directors are expected to attend annual meetings of stockholders. All of the Company’s directors attended the 2009 Annual Meeting of Stockholders.

INDEPENDENCE OF THE BOARD OF DIRECTORS

Under the Company’s Corporate Governance Guidelines and in accordance with the listing standards of the New York Stock Exchange, a majority of the Board of Directors must qualify as independent directors. A director is currently considered “independent” if the Board of Directors affirmatively determines that the director has no material relationship with Del Monte (directly or as a partner, stockholder or officer of an organization that has a relationship with Del Monte). The Board of Directors has established the following guidelines to assist its determination of independence:

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At least three years have elapsed since the director was employed by Del Monte (including any subsidiary) or someone in such director’s immediate family was employed (except in a non-officer capacity) by Del Monte. Employment as an interim Chairperson or as an interim CEO will not disqualify a director from being considered independent following that employment.

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At least three years have elapsed since the director was employed by, affiliated with, or received any non-fixed retirement benefits from, Del Monte’s present or former independent auditors, or someone in such director’s immediate family was employed or affiliated with Del Monte’s present or former independent auditors (except in a non-professional capacity not involving Del Monte’s business).

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At least three years have elapsed since the director or someone in his or her immediate family was employed as an executive officer of another entity that concurrently has or had as a member of its compensation (or equivalent) committee any of Del Monte’s executive officers.

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At least three years have elapsed since the director, or someone in his or her immediate family, has had a personal services or consulting contract with or otherwise received direct compensation from Del Monte, its chairperson, Chief Executive Officer or other executive officer, or any affiliate of Del Monte (other than Board or Board committee fees and pension and other forms of deferred compensation for prior service).

•

The director is not an affiliated person of Del Monte, which means he or she does not, either directly or indirectly as a general partner, controlling stockholder or executive officer of another company, own or control more than five percent (5%) of Del Monte’s common stock.

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The director is not an executive officer or employee of, and no member of the director’s immediate family is an executive officer of, any for-profit or not-for-profit organization to which Del Monte made or from which Del Monte receives payments (other than those arising solely from investments in Del Monte’s securities) for property or services in an amount that, in any of the last three fiscal years, exceeds the greater of, two percent (2%) of the organization’s consolidated gross revenues or $1,000,000.

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The director does not have a direct or indirect material interest in a transaction or series of transactions to which Del Monte or any of its subsidiaries is a participant and involving an amount exceeding $120,000, which interest would have to be publicly disclosed under Regulation S-K Item 404(a), unless the Board determines that such interest does not impair the director’s independence.

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The director is not an executive officer or holder of more than ten percent (10%) of the stock of an entity that has a business relationship with Del Monte that would have to be publicly disclosed under Regulation S-K Item 404(a) unless the Board determines that such holdings and relationship do not impair the director’s independence.

These guidelines are set forth in the Company’s Corporate Governance Guidelines, which are available on Del Monte’s website at www.delmonte.com.

In June 2010, in connection with the 2010 Annual Meeting of Stockholders, the Board applied the standards set forth above to the members of the Board of Directors. Based upon such evaluations, the Board affirmatively determined that each of Messrs. Armacost, Bruer, Lund, Martin, Morgan, and Williams and Mmes. Henderson and McCollam were “independent” within the Corporate Governance Guidelines, applicable SEC rules and applicable NYSE rules. Mr. Wolford is considered an “inside” director because of his employment as Chairman of the Board, President and Chief Executive Officer of the Company. Questionnaires are sent periodically to the directors regarding matters that might affect their independence so that, if necessary, any change in circumstance may be evaluated by the Nominating and Corporate Governance Committee and the Board of Directors.

BOARD LEADERSHIP AND OUR INDEPENDENT LEAD DIRECTOR; EXECUTIVE SESSIONS OF INDEPENDENT DIRECTORS

The Nominating and Corporate Governance Committee recommends, and the Board of Directors selects, a Chairman of the Board annually. Mr. Wolford currently serves Del Monte as its Chairman of the Board and also as its President and Chief Executive Officer. The Nominating and Governance Committee conducts an annual assessment of Del Monte’s corporate governance structures, which includes a review of its Board leadership structure and whether combining or separating the roles of Chairman and CEO is in the best interests of the Company. The Nominating and Corporate Governance Committee’s recommendations regarding corporate governance structures are reflected in Del Monte’s Corporate Governance Guidelines which are reviewed annually, and adopted, by the Board. The Corporate Governance Guidelines currently do not include a policy statement on whether the same person should serve as Chairman of the Board and Chief Executive Officer. The Board believes that it should have the flexibility to decide at any given point in time what leadership structure it believes best for the Company at that time. At present, Del Monte’s Board believes that it is in the Company’s best interests for the President and Chief Executive Officer to also serve as Chairman of the Board. The Board believes that this structure fosters an important unity of leadership between the Board and the Company and enables the Board to organize its functions and conduct its business in the most efficient and effective manner. Importantly, the Board believes that the Corporate Governance Guidelines implement processes and controls that support a strong and independently functioning Board and that, in the absence of an independent Chairman, the designation of an independent Lead Director facilitates such processes and controls and further strengthens the cohesiveness and effectiveness of the Board as a whole. The Nominating and Corporate Governance Committee periodically reviews and suggests the Board adopt refinements to the role and responsibilities of the Lead Director, enhancing the ability of this leadership structure to meet the needs of the Board and the Company from time to time.

In creating the Lead Director position, the Board of Directors did not intend for the Lead Director to infringe upon or interfere with the authority or responsibilities of the Chairman of the Board, the Chairs of the various Board committees or the individual directors. Furthermore, the Lead Director is not expected to become involved in the day-to-day management of the Company. Instead, the duties and responsibilities of the Lead Director include:

•	Authority to prepare the agenda for, call and preside over executive sessions of the independent directors;

•	Serving as a sounding board for the Chairperson and, on certain matters, act as a liaison between the independent directors and the Chairperson;

•	Presiding over Board meetings and acting as the spokesperson for the Board upon the absence or the incapacity of the Chairperson;

•	Being available, if requested by the Board, for consultation and direct communication with major stockholders;

•	Providing his or her unique perspective, as Lead Director, to the Compensation Committee in connection with its annual formal evaluation of the CEO’s performance;

•	Having the capacity to suggest to the Chairperson that particular items be placed on the final agenda of each Board meeting;

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Informally consulting with other directors from time to time regarding the number and length of Board meetings as well as the quality, quantity, timeliness, scope and organization of pre-meeting materials and Board meeting presentations; and providing appropriate suggestions regarding the same to the Chairperson;

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Receiving notice of all committee meetings and having the ability to attend and observe committee meetings from time to time where appropriate to facilitate the execution of the Lead Director’s duties;

•

Providing counsel in appropriate circumstances to the Chairperson with respect to the retention of consultants, legal counsel or other independent advisors that may assist the Board in the performance of its duties from time to time; and

•	Performing such other functions as directed by the independent directors from time to time.

Under Del Monte’s Corporate Governance Guidelines, the independent Directors select a Lead Director every two years. A director may not serve more than two full consecutive two-year terms as Lead Director unless otherwise determined by the Board of Directors.

Ms. Henderson served as Lead Director from September 2006 until September 2009. Mr. Lund began serving as Lead Director in September 2009.

As required under NYSE listing standards and the Company’s Corporate Governance Guidelines, the Company’s independent directors meet in regularly scheduled executive sessions at which only such directors are present. The Company’s Lead Director presides over these executive sessions. During fiscal 2010, our independent directors met in executive session four times.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Company’s Board of Directors, including a majority of the Company’s independent directors, has adopted a formal process by which stockholders or other interested persons may communicate with the Board or any of its directors. Persons interested in communicating with the directors regarding concerns or issues may address correspondence to a particular director, to the Board, to the Lead Director or to the independent directors generally, in care of Del Monte Foods Company at P.O. Box 193575, San Francisco, California 94119-3575. If no particular director is named, letters will be forwarded, as appropriate and depending on the subject matter, by the office of the Corporate Secretary to the Lead Director, the Chair of the Audit Committee, the Chair of the Compensation Committee, or the Chair of the Nominating and Corporate Governance Committee. Interested persons or stockholders, as applicable, may also contact the Board of Directors, Lead Director, Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee via telephone, electronic mail or the Web, as further described on the Company’s website at www.delmonte.com. The office of the Corporate Secretary reviews such communications for spam (such as junk mail or solicitations) or misdirected communications.

CODE OF ETHICS

The Company has adopted Standards of Business Conduct that apply to all Del Monte officers, directors and employees. The Standards of Business Conduct encompass the Company’s code of ethics applicable to its Chief Executive Officer, Chief Financial Officer, and principal accounting officer and controller. The Standards of Business Conduct are available on the Company’s website at www.delmonte.com. A printed copy of the Standards of Business Conduct is also available to any stockholder upon written request to the Corporate Secretary, Del Monte Foods Company, P.O. Box 193575, San Francisco, California 94119-3575. The Company intends to make any required disclosures regarding any amendments of its Standards of Business Conduct or waivers granted to any of its directors or executive officers on its website at www.delmonte.com.

NOMINATION PROCESS

The Nominating and Corporate Governance Committee of the Board of Directors has adopted a Process for Identifying, Evaluating and Recommending Director Nominees.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including strength of character, an inquiring and independent mind, practical wisdom, and mature judgment. The current criteria used by the Nominating and Corporate Governance Committee in evaluating the qualifications of potential nominees for election to the Board of Directors are set forth in the Process and generally include whether the nominee:

•	recognizes and understands the role of a director;

•	demonstrates judgment, knowledge and competency;

•	manifests confidence and the willingness to be an active participant of the Board and its committees;

•	fosters, or can be expected to foster, communication within the Board and with Company management;

•	has the ability and time to fulfill legal and fiduciary responsibilities, demonstrates no conflicts of interest, and satisfies applicable requirements for “independence”;

•	makes, or can be expected to make, individual expertise available to the Board and CEO;

•	understands, or demonstrates an ability to understand, the Company’s philosophy, strategy, short- and long-term goals and objectives, business and competitors; and

•	maintains standing and reputation in the business, professional and social communities.

Candidates for director nominees are reviewed in the context of the current composition of the Board. In conducting this assessment, the Nominating and Corporate Governance Committee considers the competencies, additional experience criteria and other factors discussed under “Proposal 1 — Election of Directors — Qualifications of Members of our Board of Directors.”

From time to time, the Nominating and Corporate Governance Committee may retain the services of one or more third-party search firms to assist it in identifying and evaluating potential new members of the Board of Directors. Additionally, the Lead Director and the Chair of the Board of Directors, who is not a member of the Nominating and Corporate Governance Committee, may assist in evaluating potential new members of the Board of Directors, including interviewing such potential new members.

In evaluating whether to nominate an incumbent director whose term of office is set to expire, the Nominating and Corporate Governance Committee also reviews such director’s overall service to the Company during his or her term, including the number of meetings attended, participation in and contributions to the deliberations of the Board and its committees, and the benefits of continuity among Board members. In the event such incumbent director is a member of the Committee, such director recuses himself or herself from that portion of the meeting.

Based on the foregoing process, the Nominating and Corporate Governance Committee recommended that the Board of Directors nominate each of Messrs. Lund, Morgan and Williams for election to the Board of Directors at the 2010 Annual Meeting of Stockholders.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including its qualification criteria, based on whether the candidate was recommended or nominated by a stockholder or not. Stockholders who wish to recommend candidates for consideration by the Nominating and Corporate Governance Committee may do so by delivering a written recommendation to: Chair of the Nominating and Corporate Governance Committee, P.O. Box 193575, San Francisco, California 94119-3575. The Nominating and Corporate Governance Committee may also be contacted by electronic mail or other methods, as more fully described on the Company’s website at www.delmonte.com. Submissions should include the full name of the proposed candidate, a description of the proposed candidate’s business experience for at least the previous five years, a description of the proposed candidate’s qualifications as a director and a representation that the recommending stockholder is a beneficial or record owner of the Company’s stock.

Stockholders who wish to nominate (rather than simply recommend) a candidate for election at the Company’s annual meeting must submit such nomination in writing to: Corporate Secretary, Del Monte Foods Company, P.O. Box 193575, San Francisco, California 94119-3575. Such written nomination must be received by the Corporate Secretary not less than 90 days nor more than 120 days before the one year anniversary of the preceding year’s annual meeting, provided that the annual meeting is not more than 30 days before or more than 60 days after the one year anniversary of the preceding year’s annual meeting. If the Company’s annual meeting is held before the date that is 30 days before the one year anniversary of the preceding year’s annual meeting or more than 60 days after such anniversary, then such written nomination must be received not later than 90 days before such annual meeting or, if later, 10 days following the day on which public disclosure of the date of such annual meeting was first made.

A nomination by a Del Monte stockholder must contain the specific information required in Del Monte’s Bylaws, including without limitation, (i) with respect to each person whom such stockholder proposes to nominate for election or re-election as a director, all information relating to such person that would be required to be disclosed in solicitations of proxies for election of directors, or would otherwise be required, in each case pursuant to Section 14(a) under the Securities Exchange Act of 1934, as amended, if such Section 14(a) (including Regulation 14A thereunder) were applicable (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) or any successor regulation or statute, (ii) information regarding material relationships and arrangements, including compensation and other monetary arrangements, between the proposed nominee and the stockholder proposing such nomination, (iii) the name and address of the stockholder proposing such nomination, (iv) the class or series and number of shares that are owned of record or beneficially owned by such stockholder on the date of such stockholder’s notice, and (v) such additional information as may be reasonably required. In addition, each stockholder nominee must deliver to the Company within the timeframes set forth in the Company’s Bylaws (x) a written questionnaire provided by the Company with respect to his or her background and qualifications and (y) a written representation and agreement provided by the Company regarding any voting commitments or assurances provided to third parties, any outside compensation, reimbursement or indemnification in connection with the prospective nominee’s service on the Company’s board, and compliance with the Company’s policies and procedures for directors. Del Monte’s current Bylaws can be obtained by sending a written request to the Corporate Secretary; the Bylaws may also be found on the Company’s website at www.delmonte.com. To date, the Nominating and Corporate Governance Committee has not received, nor rejected, a timely director nominee recommended by a stockholder or stockholders holding more than five percent of our voting stock.

The Process for Identifying, Evaluating and Recommending Director Nominees, as currently adopted, is available on the Company’s website at www.delmonte.com. The Nominating and Corporate Governance Committee retains the right (with the approval of the Board of Directors) to modify the Process, including the criteria for evaluating the qualifications of potential nominees for election to the Board of Directors as set forth therein, from time to time.

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

Our Standards of Business Conduct set forth our general policies and procedures regarding how we will handle employee or director conflicts of interest. As part of the written policies and procedures regarding conflicts of interest set forth in our Standards of Business Conduct, directors and executive officers are required to complete a disclosure statement that sets forth such officer’s or director’s relationships, transactions, ventures, partnerships, employment, or affiliations that could give rise to a conflict of interest. Additionally, directors and executive officers are required to submit an updated disclosure statement regarding any potential related person transaction in advance of entering into the transaction. Under the Standards of Business Conduct, the Audit Committee must review and approve in advance any related person transaction involving a Del Monte officer or director. The Del Monte Law Department may be involved in determining whether a particular transaction is a related person transaction requiring review and approval by the Audit Committee.

The Board of Directors has also adopted a written Related Persons Transaction Policy in order to establish more detailed processes, procedures and standards regarding the review, approval and ratification of related person transactions and to provide greater specificity regarding what types of transactions constitute related person transactions. All related person transactions are prohibited unless approved or ratified by the Audit Committee or, in certain circumstances, the Chair of the Audit Committee.

The Related Persons Transaction Policy reminds directors and executive officers of their obligation under our Standards of Business Conduct to update their disclosure statement to reflect any potential conflict of interest or related person transaction. Additionally, the Policy confirms that each Del Monte director and executive officer must annually complete a questionnaire designed to elicit, among other things, information about potential related person transactions. Each director and executive officer must also promptly advise the Law Department or the Chair of the Audit Committee of any change to the information contained in the last completed questionnaire that could relate to the identification, review, approval or ratification of transactions that may constitute related person transactions.

The Del Monte Law Department reviews the information provided by Del Monte’s directors and executive officers and gathers the material facts and other information necessary to assess whether a proposed transaction would constitute a related person transaction for purposes of this Policy. If the Law Department determines that a transaction would be a related person transaction, the Law Department’s written assessment and the material facts of the proposed transaction would be submitted to the Audit Committee for consideration at its next meeting. In the event the Law Department, in consultation with Del Monte’s Chief Executive Officer, determines that it is not practicable or desirable for Del Monte to delay until the next Audit Committee meeting, such materials would instead be submitted to the Chair of the Audit Committee.

The Audit Committee (or, as applicable, the Chair of the Audit Committee) is expected to review the submitted materials and consider all other relevant facts and circumstances reasonably available to it including:

•	the benefits to Del Monte;

•

the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer (in the event the Audit Committee determines that the proposed related person transaction could impact the Nominating and Corporate Governance Committee’s determination of such director’s independence, the Audit Committee will consult with the Nominating and Corporate Governance Committee prior to making any determination);

•	the availability of other sources for comparable products or services;

•	the terms and conditions of the transaction; and

•	the terms available to unrelated third parties or to employees generally.

The Related Persons Transaction Policy provides that the Audit Committee (or Chair of the Committee as applicable) shall only approve those related person transactions that are in, or are not inconsistent with, the best interests of Del Monte and its stockholders. Similar procedures apply to the ratification of related person transactions in the event a director, the Chief Executive Officer, Chief Financial Officer or General Counsel becomes aware of a related person transaction that has not been previously approved or ratified. However, in such event:

•

If the transaction is pending or ongoing, it will be submitted to the Chair of the Audit Committee promptly for assessment of all of the relevant facts and circumstances reasonably available and the Chair of the Audit Committee shall, with the advice of counsel, evaluate all options with respect to the transaction, including ratification, amendment or termination of the related person transaction. Del Monte shall implement the option that the Chair deems to be in, or not inconsistent with, the best interests of Del Monte and its stockholders.

•

If the related person transaction is completed, the Audit Committee shall evaluate the transaction to determine if rescission of the transaction is appropriate, and shall request that Del Monte’s Chief Financial Officer evaluate the Company’s controls and procedures to ascertain 1) the reason the transaction was not submitted to the Audit Committee or Chair of the Audit Committee for prior approval and 2) whether any changes to those controls and procedures are recommended.

Under the Related Persons Transaction Policy, the Board of Directors determined that transactions entered into in the ordinary course of the Company’s business in which the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction with the Company, do not receive any special benefits as a result of the transaction, and the amount involved in the transaction equals less than two percent (2%) of the annual net revenues of each of the Company and the other entity that is a participant in the transaction do not create a material direct or indirect interest on behalf of a related person (as such term is defined in applicable SEC rules) and accordingly are not related person transactions (as such term is defined in applicable SEC rules). In addition, transactions are not related person transactions under the Related Persons Transaction Policy if they are excluded from the SEC disclosure requirements regarding related person transactions.

DIRECTOR COMPENSATION

FISCAL 2010 DIRECTOR COMPENSATION

The following table sets forth compensation for the members of the Board of Directors of Del Monte Foods Company for fiscal 2010. Mr. Wolford, the Company’s Chairman of the Board, President and Chief Executive Officer, does not receive any additional compensation for his service as a director. Mr. Wolford’s compensation is reported in “Executive Compensation” and accordingly Mr. Wolford is not included in the following table.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($) (2)	Option Awards ($) (3)	Total ($)

Samuel H. Armacost	$103,750		$106,228	$–	$209,978

Timothy G. Bruer	107,250		106,228	–	213,478

Mary R. (Nina) Henderson	105,750		106,228	–	211,978

Victor L. Lund	113,250		106,228	–	219,478

Terence D. Martin	135,750		106,228	–	241,978

Sharon L. McCollam	93,250	(1)	106,228	–	199,478

Joe L. Morgan	82,750		106,228	–	188,978

David R. Williams	82,750		106,228	–	188,978

(1)	In accordance with Ms. McCollam’s deferral election under the Del Monte Foods Company 2005 Non-Employee Director Deferred Compensation Plan, the $93,250 earned by Ms. McCollam with respect to her services to the Company in fiscal 2010 were converted into 8,122 deferred stock units, 6,538 of which were issued in fiscal 2010 and 1,584 of which were issued in fiscal 2011.

(2)	The Stock Awards amount represents the grant date fair value calculated in accordance with FASB ASC Topic 718 of:

•	7,021 restricted stock units granted on September 24, 2009 (having a grant date fair value of $77,275); and

•	2,655 restricted stock units granted on December 7, 2009 (having a grant date fair value of $28,953).

These grants of restricted stock units to the non-employee directors were made pursuant to the Del Monte Foods Company Non-Employee Director Compensation Plan, as amended. For further information regarding such grants, see “— Narrative Discussion of Director Compensation — Del Monte Foods Company Non-Employee Director Compensation Plan — Equity Compensation” below.

Del Monte calculates the fair value of non-employee director stock awards under FASB ASC Topic 718 by first multiplying the average of the high and low price of Del Monte’s common stock on the date of grant by the number of shares subject to such stock award. Then, because the grants of restricted stock units to the non-employee directors are not credited with dividends during the vesting period, Del Monte reduces the value of the stock awards by the present value of the expected dividend stream during the vesting period using the risk-free interest rate in accordance with FASB ASC Topic 718. Del Monte assumes zero anticipated forfeitures in connection with valuing non-employee director stock awards for purposes of FASB ASC Topic 718.

At the end of fiscal 2010, the following outstanding stock awards were held by members of the Board of Directors:

Name	Deferred Stock Units (a)	Restricted Stock Units (b)	Aggregate Number of Shares Subject to Outstanding Stock Awards

Samuel H. Armacost	28,429	19,128	47,557

Timothy G. Bruer	–	19,128	19,128

Mary R. (Nina) Henderson	36,379	19,128	55,507

Victor L. Lund	21,907	19,128	41,035

Terence D. Martin	28,429	19,128	47,557

Sharon L. McCollam	31,111	19,318	50,429

Joe L. Morgan	–	19,128	19,128

David R. Williams	–	19,128	19,128

(a)	Reflects deferred stock units issued with respect to compensation deferred by such director and deferred stock units issued in lieu of dividends on such deferred stock units.

•	Messrs. Armacost and Martin have deferred their stock-based compensation since the first quarter of fiscal 2004.

•

Ms. Henderson deferred her stock-based compensation from the first quarter of fiscal 2004 through and including the third quarter of fiscal 2009. Additionally, she deferred her cash-based compensation from the first quarter of fiscal 2004 through and including the second quarter of fiscal 2005.

•	Mr. Lund has deferred his stock-based compensation since he joined the Board in the fourth quarter of fiscal 2005.

•	Ms. McCollam has deferred her stock-based and cash-based compensation since she joined the Board in the third quarter of fiscal 2008.

The dividend equivalents issued by the Company with respect to the deferred stock units are factored into the FASB ASC Topic 718 value of such awards.

(b)	Directors who deferred their stock-based compensation at the time of a restricted stock unit award, including Messrs. Armacost, Lund and Martin and Mmes. Henderson and McCollam, receive deferred stock units upon vesting of the restricted stock units. Accordingly, for such directors, the vesting of restricted stock units does not affect their aggregate number of shares subject to outstanding stock awards. However, directors who did not elect to defer such stock-based compensation, including Messrs. Bruer, Morgan and Williams, receive shares upon vesting, which are not reflected in the foregoing table.

For further information regarding the Del Monte Foods Company 2005 Non-Employee Director Deferred Compensation Plan, see “— Narrative Discussion of Director Compensation — Del Monte Foods Company 2005 Non-Employee Director Deferred Compensation Plan” below.

(3)	At the end of fiscal 2010, the members of the Board of Directors held the options set forth in the table below. All such options were fully vested as of the end of fiscal 2008. Ms. McCollam, who joined the Board after the Del Monte Foods Company Non-Employee Director Compensation Plan ceased to provide for grants of options, does not hold any options to acquire shares of Del Monte common stock.

Name	Date of Grant	Number of Shares Subject to Option	Exercise Price Per Share ($)	Aggregate Number of Shares Subject to Outstanding Options	Weighted Average Exercise Price of Aggregate Outstanding Options ($)

Samuel H. Armacost	9/29/2005	5,000	$10.24
	9/22/2004	5,000	10.59
	9/12/2003	5,000	8.78
	1/24/2003	15,000	8.71
				30,000	$9.29

Timothy G. Bruer	9/29/2005	5,000	10.24
	9/22/2004	5,000	10.59
	9/12/2003	5,000	8.78
	1/24/2003	15,000	8.71
	10/1/2002	2,500	8.00
	7/1/2002	13,750	11.73
	4/1/2002	1,250	10.32
	1/2/2002	1,250	8.45
	10/1/2001	1,250	7.87
	4/2/2001	1,250	8.35
	1/2/2001	1,250	7.63
				52,500	9.78

Mary R. (Nina) Henderson	9/29/2005	5,000	10.24
	9/22/2004	5,000	10.59
	9/12/2003	5,000	8.78
	1/24/2003	15,000	8.71
				30,000	9.29

Victor L. Lund	9/29/2005	5,000	10.24
	3/30/2005	15,000	10.67
				20,000	10.56

Terence D. Martin	9/29/2005	5,000	10.24
	9/22/2004	5,000	10.59
	9/12/2003	5,000	8.78
	1/24/2003	15,000	8.71
				30,000	9.29

Joe L. Morgan	9/29/2005	5,000	10.24
	9/22/2004	5,000	10.59
	9/12/2003	5,000	8.78
	1/24/2003	15,000	8.71
				30,000	9.29

David R. Williams	9/29/2005	5,000	10.24
	9/22/2004	5,000	10.59
	9/12/2003	5,000	8.78
	1/24/2003	15,000	8.71
				30,000	9.29

Narrative Discussion of Director Compensation

Process

The Nominating and Corporate Governance Committee is responsible for making recommendations to the Board of Directors regarding the compensation of non-employee directors. The Committee may not delegate this responsibility, which is set forth in its Charter. The Nominating and Corporate Governance Committee engages a compensation consultant to conduct a review of director compensation every one to two years. The review includes data from other companies (generally, the comparator group then being used in connection with executive compensation) as well as market trends in director compensation. The review completed in fiscal 2010 indicated that the Company’s total non-employee director compensation, which had not been adjusted since calendar 2006, had fallen below both the median and average total compensation of its peer group and that certain compensation components were no longer consistent with prevalent market practices (although significant variety was noted in the structure of various compensation programs). As a result, the Nominating and Corporate Governance Committee recommended to the Board of Directors certain amendments to non-employee director compensation. At the request of the Nominating and Corporate Governance Committee, Hewitt Associates, Inc. (which had conducted the fiscal 2010 review) assisted the Committee in developing its recommendation to the Board.

In light of the recommendation of the Nominating and Corporate Governance Committee, on October 23, 2009, the Board of Directors amended and restated the Del Monte Foods Company Non-Employee Director Compensation Plan. Consequently, non-employee director compensation for the second, third and fourth quarters of fiscal 2010 was based upon the Del Monte Foods Company Non-Employee Director Compensation Plan, as so amended, while compensation for the first quarter of fiscal 2010 was based upon the Plan prior to such amendment.

Del Monte executive officers play no role in recommending or determining non-employee director compensation, except that Mr. Wolford (as a member of the Board of Directors) participates in the deliberations and actions of the Board regarding the recommendations made by the Nominating and Corporate Governance Committee.

Del Monte Foods Company Non-Employee Director Compensation Plan

As amended and restated, the Del Monte Foods Company Non-Employee Director Compensation Plan eliminated standing committee per-meeting fees in favor of cash retainers and provided for increases in the existing cash retainers and equity compensation, commencing with the second quarter of fiscal 2010. All Del Monte directors other than Richard G. Wolford, the Company’s Chief Executive Officer, are currently eligible under the Del Monte Foods Company Non-Employee Director Compensation Plan.

Cash Retainers.  Each eligible director earns annual cash retainers, which are paid in quarterly installments in arrears as follows:

Position	Annual Retainers in effect first quarter Fiscal 2010	Annual Retainers in effect commencing second quarter Fiscal 2010
Director	$60,000	$75,000
Lead Director	$15,000	$22,000
Audit Committee Chair	$20,000	$22,000
Audit Committee Member (including Chair)	–	$16,000
Compensation Committee Chair	$12,000	$22,000
Compensation Committee Member (including Chair)	–	$8,000
Nominating and Corporate Governance Committee Chair	$10,000	$15,000
Nominating and Corporate Governance Committee Member (including Chair)	–	$8,000

Meeting Fees.  During the first quarter fiscal 2010, each eligible director earned a meeting fee for each meeting attended as follows:

Type of Meeting	Fee Per Meeting in effect first quarter Fiscal 2010
Board Meeting	$2,000
Audit Committee Meeting	$2,000
Compensation Committee Meeting	$1,500
Nominating and Corporate Governance Committee Meeting	$1,500
Meeting of any Special Committee	$2,000	*

* unless otherwise determined by the Board of Directors

Beginning with the second quarter fiscal 2010, fees for Board meetings and meetings of the three standing committees were eliminated; however, each eligible director earns $2,000 for each Special Committee meeting attended. Such meeting fees are paid quarterly in cash in arrears.

Equity Compensation.  Under the Del Monte Foods Company Non-Employee Director Compensation Plan, as amended and restated, each eligible director annually receives $110,000 worth of restricted Del Monte common stock or restricted stock units granted promptly after each annual meeting. These restricted stock or restricted stock units vest over three years from the date of grant (it being understood that in the event the date of the third regularly scheduled annual meeting is less than three full calendar years from the date of grant, such shares of restricted stock or such restricted stock units shall nevertheless vest immediately prior to such annual meeting). Non-employee directors elected or appointed to the Board between annual stockholder meetings receive upon election or appointment that percentage of the annual equity compensation dollar amount that equals the percentage of the year (beginning from the first day of the fiscal quarter of such Director’s appointment/election) remaining until the next annual stockholders meeting. Such grants vest in three approximately equal installments on the same vesting dates applicable to the other directors’ grants. The number of shares of restricted stock or number of restricted stock units issued is calculated by dividing the $110,000 (or such appropriate prorated amount) by the average of the high and low price of Del Monte’s common stock on the date of grant. These equity awards are issued under the Del Monte Foods Company 2002 Stock Incentive Plan. In the event of a Change of Control, as defined in the Del Monte Foods Company 2002 Stock Incentive Plan, as amended, all outstanding restricted stock and restricted stock units vest in full.

The amendment and restatement of the Del Monte Foods Company Non-Employee Director Compensation Plan was made subsequent to the September 24, 2009 annual meeting, and each Non-Employee Director had received on that date a restricted stock unit grant calculated based on $80,000, the then-applicable annual equity compensation amount. To reflect the additional $30,000 to be provided under the Plan as amended, the Plan provided for a one-time grant following the announcement of the second quarter fiscal 2010 results. These restricted stock units vest over the same time period as the grant made on September 24, 2009 and the number of restricted stock units issued was calculated by dividing the $30,000 by the average of the high and low price of Del Monte’s common stock on the date of grant.

Other.  The Del Monte Foods Company Non-Employee Director Compensation Plan, as amended, also provides for travel reimbursement, requires that 100% of the “profit shares” attributable to option exercises be held for one year, and confirms the ability of non-employee directors to defer certain compensation pursuant to the Del Monte Foods Company 2005 Non-Employee Director Deferred Compensation Plan (which was not affected by the amendment to the Non-Employee Director Compensation Plan). “Profit shares” are the option profit, net of taxes, expressed as a number of shares.

Del Monte Foods Company 2005 Non-Employee Director Deferred Compensation Plan

Under the Del Monte Foods Company 2005 Non-Employee Director Deferred Compensation Plan, non-employee directors may elect to defer the receipt of 0%, 50% or 100% of either or both of the cash and stock-based components of their compensation. The deferred amounts are converted into deferred stock units, which are distributed upon termination of service on the Board of Directors in the form of shares of Del Monte common stock.

Such distribution is made, at the participant’s election with respect to each deferral period, either in a lump sum or in equal annual installments over not more than 15 years. Deferred stock units issued in connection with deferrals made under the 2005 Non-Employee Director Deferred Compensation Plan, as well as any shares distributed in respect thereof, are issued under the Del Monte Foods Company 2002 Stock Incentive Plan. Deferred stock units issued pursuant to the terms of the 2005 Non-Employee Director Deferred Compensation Plan are credited with dividends in the form of additional deferred stock units. The number of additional deferred stock units credited is determined by multiplying the number of deferred stock units held by the director on the applicable dividend record date by the per share cash dividend declared, and then dividing such amount by the average of the high and low price of Del Monte’s common stock on the applicable dividend payment date.

PROPOSAL 2

AMENDMENT AND RESTATEMENT

OF THE CERTIFICATE OF INCORPORATION

TO ELIMINATE SUPERMAJORITY VOTING PROVISIONS

On May 27, 2010, the Board of Directors voted to approve, and to recommend to our stockholders that they approve, a proposal to amend and restate the Company’s Amended and Restated Certificate of Incorporation (the “Certificate”) to eliminate the supermajority voting provisions in the Certificate. A supermajority voting provision is generally one that requires a vote threshold greater than a simple majority. The Certificate currently contains two supermajority voting provisions:

•

Article V of the Certificate currently provides that the Company’s Bylaws may be adopted, amended or repealed by a majority vote of the Board of Directors or by the affirmative vote of the holders of at least 80% of the voting power of all the outstanding Company shares. If the proposed measure is approved by our stockholders, the stockholder vote required to amend the Company’s Bylaws will be reduced from 80% of the outstanding shares of the Company to a majority of the outstanding shares of the Company.

•

Article VII, Section 2 of the Certificate currently provides that any director, or the entire Board of Directors, may be removed from office at any time (with or without cause) only by the affirmative vote of the holders of at least 80% of the voting power of all the outstanding Company shares entitled to vote in the election of directors, voting together as a single class. The proposed amendment to the Certificate would eliminate the supermajority vote requirement, so that only a majority of the outstanding Company shares entitled to vote in the election of directors would be required to remove a director, or the entire Board, from office at any time (with or without cause).

Supermajority voting provisions are intended to facilitate corporate governance stability by requiring broad stockholder consensus to effect changes. In addition, they provide anti-takeover protection for the Company. However, many investors and others have begun to view supermajority voting provisions as conflicting with principles of good corporate governance. These investors also assert that supermajority voting provisions cause boards and management to be less responsive to stockholders. While supermajority voting requirements can be beneficial, the Board of Directors nevertheless has determined that there are compelling arguments for eliminating the supermajority voting provisions. For example, supermajority voting requirements essentially provide veto power to a large minority of stockholders. Moreover, providing a lower threshold for stockholder votes can increase the ability of stockholders to participate effectively in the Company’s corporate governance.

In deciding to recommend elimination of the supermajority voting provisions in the Certificate, the Board of Directors considered the arguments in favor of and against the existing supermajority voting provisions and determined that it is in the Company’s best interests to eliminate them as proposed.

Stockholders are requested in this Proposal 2 to approve the proposed amendment and restatement of the Certificate. The affirmative vote of the holders of a majority of the outstanding shares entitled to vote at the annual meeting will be required to approve the proposed amendment and restatement of the Certificate. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes also will have the same effect as negative votes.

The general description of the proposed amendment and restatement of the Certificate set forth above is qualified in its entirety by reference to the text of the proposed Amended and Restated Certificate of Incorporation, which is attached as Annex A to these proxy materials. Additions to the Certificate are indicated by underlining and deletions to the Certificate are indicated by strike-outs.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending May 1, 2011, and the Board of Directors is submitting the appointment of the independent registered public accounting firm for ratification by the stockholders at the annual meeting. KPMG LLP has served as Del Monte’s independent registered public accounting firm since fiscal 2004. A representative of KPMG LLP is expected to be present at the annual meeting. He or she will have an opportunity to make a statement at the annual meeting and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board of Directors recommended, and the Board of Directors is, submitting the appointment of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the appointment of KPMG LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes.

AUDITOR’S FEES

With respect to the fiscal years ended May 2, 2010 and May 3, 2009, the aggregate fees billed by KPMG LLP were as follows:

	Fiscal 2010	Fiscal 2009

Audit Fees (1)	$1,989,900	$1,865,150

Audit Related Fees (2)	$220,050	$285,450

Tax Fees (3)	$23,000	$43,800

All Other Fees (4)	–	–

(1)	For each of fiscal 2010 and fiscal 2009, reflects aggregate fees billed by KPMG LLP for the audit of the Company’s consolidated financial statements and internal control over financial reporting for such fiscal year, for the review of the Company’s interim condensed consolidated financial statements, for the review of and assistance with documents filed with or submitted to the Securities and Exchange Commission, and for the statutory and U.S. GAAP audits of Del Monte Corporation and certain foreign subsidiaries. For fiscal 2010, also includes $120,000 billed in connection with the Company’s debt refinancings.

(2)	For each of fiscal 2010 and fiscal 2009, reflects aggregate fees billed by KPMG LLP for services related to employee benefit plan audits as well as fees related to agreed upon procedures in accordance with SAS 93 in connection with one of the Company’s supply agreements. For fiscal 2009, also includes aggregate fees billed by KPMG LLP related to agreed upon procedures in accordance with SAS 93 in connection with a physical inventory taken in connection with the Company’s sale of its seafood business.

(3)	For each of fiscal 2010 and fiscal 2009, reflects the aggregate fees billed by KPMG LLP for tax compliance. Such services generally involved assistance in preparing, reviewing or filing various tax-related filings required in foreign jurisdictions and did not involve tax planning assistance.

(4)	For each of fiscal 2010 and fiscal 2009, there were no fees billed by KPMG LLP for services except as already described above.

The Audit Committee determined that the non-audit services provided by KPMG LLP during the fiscal year ended May 2, 2010 were compatible with maintaining the independence of KPMG LLP.

POLICIES AND PROCEDURES RELATING TO APPROVAL OF SERVICES BY AUDITOR

Consistent with SEC rules regarding auditor independence, the Audit Committee has responsibility for appointing, as well as setting the compensation and overseeing the work of, the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has adopted policies and procedures for the approval in advance, or “pre-approval,” of audit and non-audit services rendered by our independent auditor, KPMG LLP. All services provided by KPMG LLP during fiscal 2010, as described above, were approved by the Audit Committee in advance of KPMG LLP providing such services.

Pursuant to the Statement of Policy and Procedures regarding Pre-Approval of Engagements for Audit and Non-Audit Services, to the extent particular services may be identifiable prior to or at the beginning of the Company’s fiscal year, the Audit Committee encourages management to submit proposals regarding such services prior to or at the beginning of such year. Typically, the Audit Committee considers such services at its June meeting. In connection with approving such annually identifiable services, the Audit Committee reviews a brief description of each such service as well as an estimate of the expected fees associated with each such service. As necessary, the Audit Committee or, as described below, the Chair of the Audit Committee considers other services on an individual case-by-case basis before the independent auditor is engaged to provide each service, generally based on a brief description of the proposed service and an estimate of the expected fees associated with such service. Additional information must be provided to the Committee or Chair of the Audit Committee in connection with the approval of permitted tax services.

To ensure prompt handling of matters between meetings of the Audit Committee, authority to approve services between Audit Committee meetings has been delegated to the Chair of the Audit Committee, provided that the expected fees for each service approved by the Chair does not exceed $50,000 and that the aggregate expected fees for all services so approved from one meeting of the Audit Committee to the next does not exceed $150,000. The Chair must report all services approved under this delegated authority to the Audit Committee at its next scheduled meeting. A copy of the Statement of Policy and Procedures regarding Pre-Approval of Engagements for Audit and Non-Audit Services is available on the Company’s website at www.delmonte.com.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 3.

REPORT OF THE AUDIT COMMITTEE

As more fully described in its Charter, the Audit Committee assists the Board of Directors in its oversight of Del Monte’s corporate accounting and financial reporting process and interacts directly with and evaluates the performance of Del Monte’s independent registered public accounting firm.

In the performance of its oversight function, the Audit Committee has reviewed Del Monte’s audited consolidated financial statements for the fiscal year ended May 2, 2010 and has met with both management and Del Monte’s independent registered public accounting firm, KPMG LLP, to discuss those consolidated financial statements. The Audit Committee has discussed with KPMG LLP those matters related to the conduct of the audit that are required to be communicated by the independent registered public accounting firm to the Audit Committee under the Rules adopted by the Public Company Accounting Oversight Board (“PCAOB”), including KPMG LLP’s judgments as to the quality, not just the acceptability, of Del Monte’s accounting principles. In addition, the Audit Committee has reviewed and discussed with management and KPMG LLP, respectively, 1) management’s assessment of the effectiveness of Del Monte’s internal control over financial reporting, and 2) KPMG LLP’s evaluation of the effectiveness of Del Monte’s internal control over financial reporting.

The Audit Committee discussed with Del Monte’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee met separately with the independent registered public accounting firm, without management present, to discuss the results of its audits, its evaluation of Del Monte’s internal controls and the overall quality of Del Monte’s financial reporting.

The Audit Committee has received from KPMG LLP the required written disclosures and letter regarding its independence from Del Monte, as set forth in the applicable requirements of the PCAOB, and has discussed with KPMG LLP its independence. The Audit Committee has also reviewed and considered whether the provision of other non-audit services by KPMG LLP is compatible with maintaining the auditor’s independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements of Del Monte for the fiscal year ended May 2, 2010 be included in Del Monte’s Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on June 29, 2010.

It is not the duty of the Audit Committee to conduct audits, to independently verify management’s representations or to determine that Del Monte’s financial statements are complete and accurate, prepared in accordance with United States generally accepted accounting principles or fairly present the financial condition, results of operations and cash flows of Del Monte. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting. The independent registered public accounting firm retained by the Audit Committee is responsible for performing an independent audit of the consolidated financial statements and the effectiveness of internal control over financial reporting, and for reporting the results of their audit to the Audit Committee. The Audit Committee reviews and monitors these processes. In giving its recommendation to the Board of Directors, the Audit Committee has expressly relied on (i) management’s representation that such financial statements have been prepared in conformity with United States generally accepted accounting principles and (ii) the report of the Company’s independent registered public accounting firm, with respect to such financial statements.

The Audit Committee

Terence D. Martin, Chairman

Timothy G. Bruer

Sharon L. McCollam

The foregoing Report is not soliciting material, is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

OWNERSHIP OF DEL MONTE FOODS COMPANY COMMON STOCK

The following table sets forth information regarding beneficial ownership of Del Monte common stock as of July 9, 2010, the most recent practicable date, (1) by each person or entity who is known by Del Monte to own beneficially more than 5% of Del Monte common stock; (2) by each of Del Monte’s current directors; (3) by each current executive officer who is one of the named executive officers of Del Monte identified in the table set forth under the heading “Executive Compensation — Summary Compensation Table;” and (4) by all of Del Monte’s current executive officers and directors as a group. Information with respect to beneficial ownership by 5% stockholders has been based on information filed with the Securities and Exchange Commission pursuant to Section 13(d) or Section 13(g) of the Securities Exchange Act of 1934.

Name and Address of Beneficial Owner (a)	Shares Beneficially Owned (b)
	Number		Percent

BlackRock, Inc 40 East 52nd Street New York, NY 10022	13,870,664	(c)	7.1%

The Vanguard Group, Inc 100 Vanguard Blvd. Malvern, PA 19355	10,057,014	(d)	5.2%

LSV Asset Management 1 North Wacker Drive Suite 4000 Chicago, IL 60606	10,168,612	(e)	5.2%

Samuel H. Armacost	94,366	(f)	*

Timothy G. Bruer	81,865	(g)	*

Mary R. (Nina) Henderson	68,648	(h)	*

Victor L. Lund	41,998	(i)	*

Terence D. Martin	95,666	(j)	*

Sharon L. McCollam	37,823	(k)	*

Joe L. Morgan	59,865	(l)	*

David R. Williams	100,509	(m)	*

Richard G. Wolford	5,001,880	(n)	2.5%

David L. Meyers	1,126,333	(o)	*

Nils Lommerin	714,251	(p)	*

Timothy A. Cole	364,388	(q)	*

David W. Allen	492,427	(r)	*

All executive officers and directors as a group (19 persons)	9,574,477	(s)	4.7%

*	Less than 1%.

(a)	The address of each person named in the table, unless otherwise indicated, is Del Monte Foods Company, One Market @ The Landmark, San Francisco, California 94105.

(b)	To the Company’s knowledge, the persons named in the table have sole voting and investment power with respect to all shares of Del Monte common stock shown as beneficially owned by them, subject to community property laws where applicable (or other beneficial ownership shared with a spouse) and the information contained in this table and these notes.

Beneficial ownership has been determined in accordance with SEC rules, which generally attribute beneficial ownership of securities to each person who possesses, either solely or shared with others, the power to vote or dispose of those securities. These rules also treat as beneficially owned:

•

all shares that a person would receive upon exercise of stock options held by that person that are immediately exercisable or exercisable within 60 days of the determination date, which in our case is July 9, 2010; and

•	all shares that a person would receive upon termination of service with respect to deferred stock units held by that person that are vested on, or vest within 60 days of, July 9, 2010.

Such shares are deemed to be outstanding for the purpose of computing the number of shares beneficially owned and the percentage ownership of the person holding such options or deferred stock units, but these shares are not treated as outstanding for the purpose of computing the percentage ownership of any other person. On July 9, 2010, there were 194,556,420 shares of Del Monte stock issued and outstanding.

In accordance with Section 409A of the Internal Revenue Code, shares issuable with respect to deferred stock units that vest after December 31, 2004 under the Del Monte Corporation AIP Deferred Compensation Plan generally are not issuable to an executive officer until the seventh full calendar month after termination of service. Accordingly, the shares subject to such deferred stock units are not included in beneficial ownership as determined in accordance with SEC rules.

(c)	Based on a Schedule 13G filed on January 29, 2010, as of December 31, 2009, BlackRock, Inc. reported beneficial ownership of 13,870,664 shares, with sole voting power and sole dispositive power as to all such shares.

(d)	Based on a Schedule 13G filed on February 8, 2010, as of December 31, 2009, The Vanguard Group, Inc. reported beneficial ownership of 10,057,014 shares, with sole voting power as to 122,901 of the shares and sole dispositive power as to 9,934,113 of the shares.

(e)	Based on a Schedule 13G filed on February 11, 2010, as of December 31, 2009, LSV Asset Management reported beneficial ownership of 10,168,612 shares, with sole voting power and sole dispositive power as to all such shares.

(f)	Includes 3,700 shares held by Mr. Armacost’s spouse. Also includes 7,119 shares held in trust including 2,119 shares of Del Monte common stock received in payment of directors’ fees. Mr. Armacost and his spouse are trustees of such trust and share dispositive and voting power with respect to such shares. Also includes the right to acquire 58,547 shares, represented by 28,547 deferred stock units and options to purchase 30,000 shares exercisable within 60 days of July 9, 2010.

(g)	Includes 29,365 shares of Del Monte common stock received in payment of directors’ fees. Also includes the right to acquire 52,500 shares, represented by options to purchase 52,500 shares exercisable within 60 days of July 9, 2010.

(h)	Includes 2,119 shares of Del Monte common stock received in payment of directors’ fees. Also includes the right to acquire 66,529 shares, represented by 36,529 deferred stock units and options to purchase 30,000 shares exercisable within 60 days of July 9, 2010.

(i)	Includes the right to acquire 41,998 shares, represented by 21,998 deferred stock units and options to purchase 20,000 shares exercisable within 60 days of July 9, 2010.

(j)	Includes 2,119 shares of Del Monte common stock received in payment of directors’ fees. Also includes the right to acquire 58,547 shares, represented by 28,547 deferred stock units and options to purchase 30,000 shares exercisable within 60 days of July 9, 2010.

(k)	Includes the right to acquire 32,823 shares, represented by 32,823 deferred stock units.

(l)	Includes 29,365 shares of Del Monte common stock received in payment of directors’ fees. Also includes the right to acquire 30,000 shares, represented by options to purchase 30,000 shares exercisable within 60 days of July 9, 2010.

(m)	Includes 29,365 shares of Del Monte common stock received in payment of directors’ fees. Also includes the right to acquire 30,000 shares, represented by options to purchase 30,000 shares exercisable within 60 days of July 9, 2010.

(n)	Includes 306,538 shares held by Mr. Wolford as trustee of the Richard G. Wolford Trust, under agreement dated March 19, 2003. Such shares are subject to a pledge which secures a third party loan that was incurred in order to exercise certain options to purchase Del Monte common stock. Also includes the right to acquire 4,497,180 shares, represented by 75,458 deferred stock units and options to purchase 4,421,722 shares exercisable within 60 days of July 9, 2010.

Does not include 361,016 deferred stock units that were vested at July 9, 2010 or that vested within 60 days of July 9, 2010. Due to the application of Section 409A and the terms of the Del Monte Corporation AIP Deferred Compensation Plan, these deferred stock units are not issuable until the seventh full calendar month after termination of service.

(o)	Includes 55,083 shares held by Mr. Meyers and his spouse as trustees of the David L. Meyers & Barbara A. Meyers 1998 Trust, under agreement dated February 27, 2001. Includes the right to acquire 1,071,250 shares, represented by options to purchase 1,071,250 shares exercisable within 60 days of July 9, 2010.

Does not include 229,472 deferred stock units that were vested at July 9, 2010 or that vested within 60 days of July 9, 2010. Due to the application of Section 409A and the terms of the Del Monte Corporation AIP Deferred Compensation Plan, these deferred stock units are not issuable until the seventh full calendar month after termination of service.

(p)	Includes the right to acquire 714,251 shares, represented by 18,826 deferred stock units and options to purchase 695,425 shares exercisable within 60 days of July 9, 2010.

Does not include 276,301 deferred stock units that were vested at July 9, 2010 or that vested within 60 days of July 9, 2010. Due to the application of Section 409A and the terms of the Del Monte Corporation AIP Deferred Compensation Plan, these deferred stock units are not issuable until the seventh full calendar month after termination of service.

(q)	Includes 38,688 shares held by Mr. Cole. Includes the right to acquire 325,700 shares, represented by options to purchase 325,700 shares exercisable within 60 days of July 9, 2010.

Does not include 68,820 deferred stock units that were vested at July 9, 2010 or that vested within 60 days of July 9, 2010. Due to the application of Section 409A and the terms of the Del Monte Corporation AIP Deferred Compensation Plan, these deferred stock units are not issuable until the seventh full calendar month after termination of service.

(r)	Includes 37,427 shares held by Mr. Allen. Includes the right to acquire 455,000 shares, represented by options to purchase 455,000 shares exercisable within 60 days of July 9, 2010.

Does not include 64,618 deferred stock units that were vested at July 9, 2010 or that vested within 60 days of July 9, 2010. Due to the application of Section 409A and the terms of the Del Monte Corporation AIP Deferred Compensation Plan, these deferred stock units are not issuable until the seventh full calendar month after termination of service.

(s)	Includes the right to acquire 8,535,974 shares, represented by 253,813 deferred stock units and options to purchase 8,282,161 shares exercisable within 60 days of July 9, 2010.

Does not include 1,029,677 deferred stock units that were vested within 60 days of July 9, 2010. Due to the application of Section 409A and the terms of the Del Monte Corporation AIP Deferred Compensation Plan, these deferred stock units are not issuable until the seventh full calendar month after the applicable termination of service.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to Del Monte’s executive officers, directors and greater than ten percent beneficial owners during the fiscal year ended May 2, 2010 were complied with, except that a Form 3 timely filed for Mr. Brown was amended to add one indirect holding and one Form 4 was filed late for Messrs. Bodner, Cole, Meyers and Muto and two Forms 4 were filed late for Mr. French, each relating to one transaction.

EXECUTIVE OFFICERS

The following table sets forth the name, age and positions, as of August [XX], 2010 (the date of this proxy statement), of individuals who are currently executive officers of Del Monte Foods Company. To the Company’s knowledge, there are no family relationships between any director or executive officer and any other director or executive officer of the Company. These individuals hold the same positions with Del Monte Corporation, the Company’s wholly-owned subsidiary. Executive officers serve at the discretion of the Company’s Board of Directors. Additionally, executive officers may be elected to the Board of Directors. Mr. Wolford currently serves as the Chairman of the Board of Directors.

Name	Age	Positions

Richard G. Wolford	65	Chairman of the Board, President and Chief Executive Officer; Director

Nils Lommerin	45	Chief Operating Officer

David L. Meyers	64	Executive Vice President, Administration and Chief Financial Officer

David W. Allen	50	Executive Vice President, Operations

Larry E. Bodner	47	Executive Vice President, Finance

Timothy A. Cole	53	Executive Vice President, Sales

Marc L. Brown	51	Senior Vice President, Corporate Service Center and Chief Information Officer

Richard L. French	53	Senior Vice President, Treasurer, Chief Accounting Officer and Controller

Richard W. Muto	59	Senior Vice President and Chief Human Resources Officer

William D. Pearce	47	Senior Vice President, Chief Marketing Officer

James G. Potter	53	Senior Vice President, General Counsel and Secretary

Richard G. Wolford, Chairman of the Board, President and Chief Executive Officer; Director

Mr. Wolford joined Del Monte as Chief Executive Officer and a Director in April 1997. He was elected President of Del Monte in February 1998 and was elected Chairman of the Board of Directors of Del Monte Foods Company in May 2000. From 1967 to 1987, he held a variety of positions at Dole Foods, including President of Dole Packaged Foods from 1982 to 1987. From 1988 to 1996, he was Chief Executive Officer of HK Acquisition Corp. where he developed food industry investments with venture capital investors.

Nils Lommerin, Chief Operating Officer

Mr. Lommerin was appointed Chief Operating Officer in January 2008. He joined Del Monte in March 2003 as Executive Vice President, Human Resources and was appointed Executive Vice President, Operations in July 2004. From March 1999 to July 2002, he was with Oxford Health Plans, Inc., where he most recently served as Executive Vice President, Operations and Corporate Services. From November 1991 to February 1999, Mr. Lommerin held a variety of senior Human Resources positions with PepsiCo, Inc.

David L. Meyers, Executive Vice President, Administration and Chief Financial Officer

Mr. Meyers joined Del Monte in 1989. He was elected Chief Financial Officer of Del Monte in December 1992 and served as a member of the Board of Directors of Del Monte Foods Company from January 1994 until consummation of Del Monte’s recapitalization in 1997. Prior to joining Del Monte, Mr. Meyers held a variety of financial and accounting positions with RJR Nabisco (1987 to 1989), Nabisco Brands USA (1983 to 1987) and Standard Brands, Inc. (1973 to 1983).

David W. Allen, Executive Vice President, Operations

Mr. Allen was appointed to his current position in April 2010. Mr. Allen was Senior Vice President, Operations and Supply Chain from June 2006 to April 2010, having served previously as a consultant to Del Monte beginning in November 2005. Prior to that, Mr. Allen was Chief Operating Officer of U.S. Foodservice, a division of Royal Ahold, from 2004 to 2005 and Chief Executive Officer of WorldChain, Inc., a supply chain services company, from 2001 to 2004. He served as Vice President, Worldwide Operations of Dell Inc. from 1999 to 2000. From 1991 to

1999, Mr. Allen held a variety of positions at Frito-Lay North America, a division of PepsiCo, Inc., most recently as its Senior Vice President, Operations. Mr. Allen also serves on the board of directors of American Italian Pasta Company.

Larry E. Bodner, Executive Vice President, Finance

Mr. Bodner joined Del Monte in July 2003 and was appointed to his current position in April 2010. Mr. Bodner was Senior Vice President, Finance and Investor Relations from October 2007 to April 2010; Vice President, Finance and Investor Relations from July 2006 to October 2007; and Vice President, Internal Reporting and Financial Analysis from July 2003 to July 2006. Prior to joining Del Monte, he was Chief Operating Officer of Market Compass from May 2001 to July 2003 and Chief Operating Officer/ Chief Financial Officer of SelfCare from 1998 to 2001. From 1995 to 1997, Mr. Bodner held a variety of senior financial positions with The Walt Disney Company. From 1986 to 1994, Mr. Bodner held a variety of finance positions with The Procter & Gamble Company.

Timothy A. Cole, Executive Vice President, Sales

Mr. Cole joined Del Monte in September 2004. From 1979 to September 2004, Mr. Cole held a variety of positions with The Quaker Oats Company, now a unit of PepsiCo, Inc., where he became Vice President of National Accounts for the United States.

Marc L. Brown, Senior Vice President, Corporate Service Center and Chief Information Officer

Mr. Brown joined Del Monte in December 2002 and was appointed Senior Vice President, Corporate Service Center and Chief Information Officer in May 2008. Mr. Brown was Vice President, Chief Information Officer from May 2004 to May 2008 and Vice President, Information Technology from April 2003 to May 2004, and Mr. Brown served as Vice President, Information Systems from December 2002 to April 2003. From August 1996 to December 2002, he held a variety of information technology positions with the Heinz North America and Heinz Frozen Foods divisions of the H.J. Heinz Company. Prior to August 1996, Mr. Brown was with Andersen Consulting.

Richard L. French, Senior Vice President, Treasurer, Chief Accounting Officer and Controller

Mr. French joined Del Monte in 1980 and was elected to his current position in June 2008. Mr. French was Senior Vice President, Chief Accounting Officer and Controller of Del Monte from May 1998 through June 2008 and Vice President and Chief Accounting Officer from August 1993 through May 1998. Prior to August 1993, he held a variety of positions within Del Monte’s financial organization.

Richard W. Muto, Senior Vice President and Chief Human Resources Officer

Mr. Muto joined Del Monte in 1974 and was elected to his current position in June 2008. Mr. Muto was Vice President, Human Resources from June 2007 to June 2008 and Vice President, Human Resources, U.S. and International Operations of Del Monte from December 1992 through June 2007. Prior to December 1992, he held a variety of positions within Del Monte’s human resources organization and, from 1986 to 1989, RJR Nabisco.

William D. Pearce, Senior Vice President, Chief Marketing Officer

Mr. Pearce joined Del Monte as Senior Vice President, Chief Marketing Officer in May 2008. From March 2007 to May 2008, he was Chief Executive Officer of Foresight Medical Technologies, a medical device start up in the emergent medical field. Prior to that, he was with Taco Bell Corporation, where he served as Chief Marketing Officer from December 2005 to February 2007 and Vice President, Marketing from October 2004 to December 2005. From August 2003 to September 2004, he was Vice President, Marketing of Campbell Soup Company. From June 1992 to August 2003, Mr. Pearce held a variety of marketing positions with Procter & Gamble Company.

James G. Potter, Senior Vice President, General Counsel and Secretary

Mr. Potter joined Del Monte in October 2001 and was elected to his current position in September 2002. From December 1997 to December 2000, he was Executive Vice President, General Counsel and Secretary of Provident Mutual Life Insurance Company. From 1989 to November 1997, Mr. Potter was the Chief Legal Officer of The Prudential Bank and Trust Company and The Prudential Savings Bank, subsidiaries of The Prudential Insurance Company of America.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This section of the proxy statement explains how Del Monte’s executive compensation programs are designed and operate with respect to Richard G. Wolford, Chief Executive Officer (CEO), Nils Lommerin, Chief Operating Officer (COO), David L. Meyers, Chief Financial Officer (CFO), Timothy A. Cole, Executive Vice President (EVP), Sales and David W. Allen, EVP, Operations (referred to as our named executive officers). This section also identifies the material elements and objectives of compensation provided to the named executive officers in fiscal 2010, and the reasons supporting such compensation. For a complete understanding of our executive compensation program, this Compensation Discussion and Analysis should be read in conjunction with the Summary Compensation Table and other compensation disclosures included in this proxy statement.

Overview

Generally, the material elements and objectives of Del Monte’s executive compensation program did not change from fiscal 2009 to fiscal 2010. Del Monte continues to provide a compensation package for its executive officers consisting generally of base pay, performance-based annual cash incentives, long-term equity incentives (including performance-based equity grants), a limited cash perquisite allowance and supplemental retirement, deferred compensation, severance and change-of-control benefits. Executive compensation packages continue to be based on compensation principles and objectives focused on providing competitive pay opportunities generally targeted at or above the market median (if performance meets target levels) that also serve to align executive officers’ efforts with the interests of stockholders.

For fiscal 2010, the Compensation Committee approved an adjustment to the relative weighting of Del Monte’s Annual Incentive Program (AIP) corporate and individual performance objectives for Senior Vice Presidents (SVPs) – specifically, this adjustment shifted more emphasis to the achievement of corporate financial objectives, and brought the weightings in line with those applicable to the remainder of our executive officers. Effective in fiscal 2010, 85% of the target AIP award for the SVPs is based on achievement of established corporate financial objectives, compared to 70% in fiscal 2009. The Compensation Committee believes that the increased weighting of corporate financial objectives further aligns executives’ efforts with the interests of stockholders in keeping with Del Monte’s compensation philosophy. David Allen, our EVP, Operations previously served as Senior Vice President, Operations and Supply Chain, and was appointed to his current role in April 2010. Accordingly, the adjustment to the performance objectives weighting applied to his target AIP award.

Payments under the Company’s AIP reflected the Company’s superior performance in fiscal 2010. As discussed in further detail below under the heading “How were the fiscal 2010 cash annual incentive awards determined?,” the Company met and exceeded the target corporate performance objectives relating to adjusted earnings per share from continuing operations (EPS) and cash flow, set by the Committee for fiscal 2010. Adjusted EPS was $1.30, a 76% increase compared to $0.74 in fiscal 2009. Cash flow was $251.0 million, a 50% increase compared to adjusted cash flow of $167.2 million in fiscal 2009. Net sales grew to $3,739.8 million in fiscal 2010 from $3,626.9 million in fiscal 2009. The Company’s performance, together with each named executive officers’ individual performance, resulted in above-target annual incentive payments to each of the named executive officers.

Additionally, the Company’s strong performance resulted in the vesting of certain outstanding performance accelerated restricted stock units (PARS) and performance share units previously awarded as part of the Company’s long-term equity incentives. As discussed further under the heading “Was there any vesting of long-term incentive awards pursuant to fiscal 2010 performance?,” the Company met and exceeded the relative total shareholder return (RTSR) targets applicable to the PARS granted in fiscal 2007 and 2008 as well as the return on invested capital (ROIC) targets applicable to the performance share units granted in fiscal 2006 and 2007.

Finally, as discussed further below under the heading “Why does Del Monte provide supplemental retirement and deferred compensation benefits to its executives?,” in fiscal 2010, the Committee froze participation in the Del Monte Corporation AIP Deferred Compensation Plan (DMC AIP Deferred Compensation Plan), and approved a new deferred compensation plan. Like the prior plan, the new plan allows executives to defer all or part of their AIP award. However, the new plan does not provide a Company match on participant elective deferrals. In addition, payment of amounts deferred under the new plan will be in cash, rather than in Del Monte common stock as provided in the prior DMC AIP Deferred Compensation Plan.

Compensation Objectives, Principles and Process

What are Del Monte’s executive compensation program objectives and principles?

The primary objective of Del Monte’s executive compensation program is to attract and retain executives of exceptional caliber who will provide strong, competitive leadership in the food industry, drive stockholder value through superior performance and align their interests with those of our stockholders. Toward that end, executive compensation at Del Monte comprises a portfolio of cash and equity-based elements designed to reward both corporate and individual performance, provide short and long-term incentives and compensate our executives both currently and upon retirement. The following compensation principles developed by our Compensation Committee, approved by our Board of Directors and described in the Committee’s Charter, supplement and support the compensation objectives described above:

•	Executive compensation packages should be competitive and take into account an individual’s leadership competencies, skills, experience, and sustained performance;

•

Base salary generally will be managed to the market median; however, actual incumbent pay may be above or below this standard in order to recognize individual abilities, including performance, job requirements and other factors described above;

•	Annual incentive awards should be targeted at the market median, and result in variable pay levels that are linked to corporate and individual performance;

•

Long-term incentives should be targeted above the market median (50th-75th percentile) with individual equity awards that recognize an executive’s impact, overall corporate success and the creation of stockholder value;

•	The percentage of total compensation that is variable or “at risk” should increase with an executive officer’s overall compensation and grade level; and

•

The overall compensation program should align executive officers’ efforts with the interests of stockholders by focusing results on Del Monte’s long-term stock performance and facilitating and encouraging ownership of Del Monte common stock.

We believe that our compensation program, which adheres to the foregoing objectives and principles, continues to assist Del Monte in creating and retaining a strong executive team which shares a common view of Del Monte’s business and works to create and sustain stockholder value.

What are the Compensation Committee’s processes for setting executive compensation?

The Compensation Committee reviews and approves our overall compensation strategy and policies, and annually sets the compensation of executive officers. The Committee makes decisions regarding executive compensation with input from the CEO, other members of management and an executive compensation consultant engaged directly by the Committee for executive compensation purposes. Hewitt Associates, LLC, served as this consultant until January 2010. During the term of their engagement by the Committee, Hewitt Associates provided no other services to the Company (other than any services on behalf of the Nominating and Corporate Governance Committee). In January 2010, the Committee engaged Exequity, LLP to serve as its compensation consultant. Under the terms of this engagement, in the event Exequity provides other services to the Company, such services (other than any services on behalf of the Nominating and Corporate Governance Committee) are subject to prior notification and approval of the Compensation Committee or its Chairman. No such services are currently performed by Exequity. At its meetings, the Committee regularly holds executive sessions, which exclude management and, subject to the Committee’s discretion, may include its executive compensation consultant. As discussed further below, the Committee employs a number of processes designed to align the executive compensation program with its objectives, including reference to compensation levels at companies in our compensation comparator group and assessment of individual and Company performance.

Peer Group Comparison.  To be able to attract and retain top-level executive officers as we compete for customer programs and mindshare, we strive to provide total target direct compensation packages (including base salary, an annual incentive award at target and long-term incentive awards at target) to our executive officers, including our named executive officers, that are competitive and consistent with those provided by (1) major branded food and consumer products companies that are similar in size to Del Monte and require comparable leadership competencies, skills, and experiences, and (2) other similar sized organizations that operate in the markets in which we compete for executive talent.

Working with its compensation consultant, the Committee has approved the compensation comparator group, comprised of publicly-traded and privately-held companies for such comparison purposes. The Committee reviews the compensation comparator group annually, making adjustments as it deems appropriate. In March 2009, upon consultation with Hewitt Associates, the Committee’s then compensation consultant, the Committee removed WM. Wrigley Jr. Company from the compensation comparator group in light of Wrigley’s acquisition by Mars, Inc. With this adjustment, in fiscal 2010, the compensation comparator group for purposes of target total direct compensation comprised the following companies having median annual revenues of $5.2 billion:

• Black & Decker Corporation	• Flowers Foods, Inc.	• Kellogg Company
• Campbell Soup Company	• Fortune Brands, Inc.	• Levi Strauss & Co.
• Chiquita Brands International, Inc.	• General Mills, Inc.	• McCormick & Company, Incorporated
• Church & Dwight Co., Inc.	• H.J. Heinz Company	• Molson Coors Brewing Company
• Clorox Company	• Hershey Company	• Ralcorp Holdings, Inc.
• Corn Products International, Inc.	• Hormel Foods Corporation	• Williams-Sonoma, Inc.
• Dole Food Company, Inc.	• J.M. Smucker Company

Determinations of total target direct compensation for Del Monte’s executive officers begin with management’s identification of the responsibilities, leadership competencies, technical skills and experience required for the executive position. The Committee then reviews a comparative analysis with respect to each executive position, based on the competitive data, analysis and advice supplied by its compensation consultant for the compensation comparator group. If no comparable position is identified in the compensation comparator group, the Committee may look to other publicly available data or survey data provided by its compensation consultant, as well as internal comparisons to other executives, to determine an appropriate competitive compensation level. For example, a Del Monte executive position may be mapped to a general industry position with similar impact, scope and rank in the corporate hierarchy. In general, the total direct compensation of our named executive officers falls slightly below the median of the compensation comparator group.

As discussed in further detail below under the heading “How were the fiscal 2010 amounts of long-term incentive awards determined?,” a second comparator group, the relative total shareholder return (RTSR) performance comparator group, was approved by the Committee for use in connection with Del Monte’s performance accelerated restricted stock unit (PARS) and performance share unit awards, which provide for accelerated vesting of PARS awards and vesting or forfeiture of performance share unit awards based on the achievement of RTSR targets.

Individual and Corporate Performance Assessment.  The Committee also considers an executive officer’s individual performance, experience and contribution to overall corporate success in adjusting base salaries and establishing incentive compensation. As part of the individual performance assessment, the Committee reviews and may consider the prior year’s base salary adjustment, if any, for each executive. For the named executive officers, the Committee reviews tally sheets which detail the value, earnings and accumulated potential payout of each element of the executive’s compensation, including equity awards. Each tally sheet also summarizes retirement benefits and quantifies the benefits we are required to provide under various employment termination scenarios, including termination upon change of control. The tally sheets are informational and help the Committee to track changes in each named executive officer’s total direct compensation from year-to-year and to remain aware of the compensation historically paid to each executive officer. Company performance, while considered in adjusting base salaries and granting equity awards, is more specifically reflected in annual incentive award determinations as described in more detail below in the discussion under the heading “How were the fiscal 2010 cash annual incentive awards determined?”

What percentage of a named executive officer’s target total direct compensation is at-risk?

In fiscal 2010, the percentage of target total direct compensation allocated to “at-risk” compensation (in the form of targeted annual and long-term incentive awards) for our named executive officers was approximately as follows:

• CEO	83%

• COO	76%

• CFO	70%

• EVP, Sales	70%

• EVP, Operations	66%

The Committee does not apply specific allocations between cash and equity-based compensation or between short-term and long-term compensation when setting each year’s total direct compensation package. However, the at-risk allocations approved for fiscal 2010 reflect the Company’s intention that a large majority of the total direct compensation of Del Monte’s executives should be tied to the Company’s performance and that at-risk allocation should increase based on compensation and grade level.

What are the roles of the Compensation Committee, compensation consultant and management in determining executive compensation?

Executive compensation is set by the Compensation Committee, with support provided by its compensation consultant, the CEO and other members of management. In fiscal 2010, both the compensation consultant and the CEO attended portions of all the regularly scheduled Committee meetings. The processes of the compensation comparator group analysis and performance assessments described above are used to evaluate the compensation of our executive officers. Generally, this process includes any necessary updates to executive position descriptions based upon management’s (including the CEO’s) identification of the responsibilities, leadership competencies, technical skills and experience required for each executive officer position. Any changes made to these executive position descriptions are discussed with and approved by the Committee. The compensation consultant then compiles the compensation peer group comparator data and market survey data relevant to the executive position descriptions provided by management and submits them to the Committee for its consideration. The Committee determines base salary and target levels of annual and long-term incentives for each of the named executive officers after considering the compensation comparator group data and other individual and Company factors, as discussed further below in “Components of Executive Compensation.” In connection with the Committee’s determination, the CEO typically provides the Committee with his insights regarding these other individual and Company factors that may impact base salary and annual incentive and long-term incentive targets for the other executive officers. In addition, the CEO provides the Committee, at its request, with a self-evaluation regarding his performance during the year. This self-evaluation is circulated to the full Board of Directors for its review and comment. Although the CEO provides the Committee with his self-evaluation, the CEO’s base salary and incentive compensation are determined during an executive session where only the Committee members and the compensation consultant are present. The CEO’s annual base salary and target annual and long-term incentive awards are further subject to review and approval by the independent members of the Board.

Specifically, with regard to the AIP, each year the Committee approves the corporate objectives as well as individual objectives for each executive officer, which impact the amount of the executive’s annual incentive compensation. As discussed in greater detail below, the corporate objectives are typically based on the annual operating plan, which is approved by the full Board. Management (including the CEO) recommends to the Committee the financial metrics and goals (e.g., adjusted EPS, net sales and cash flow) relating to the annual operating plan it believes should be used for the corporate objectives. The Committee then establishes the corporate objectives. The CEO submits to the Committee proposed individual performance objectives for each of the Company’s executive officers, including the CEO, which are reviewed and approved by the Committee. At the end of the fiscal year, the CEO provides his evaluation of each executive officer’s performance against individual objectives for the Committee’s consideration and approval as part of his recommendation for appropriate compensation awards under the AIP. Like the other participants in the AIP, the CEO completes a self-evaluation of his performance against his individual objectives under the AIP. The Committee determines the CEO’s individual objective score and related compensation award under the AIP during an executive session where only the Committee members and the compensation consultant to the Committee are present.

Components of Executive Compensation

What are the key elements of Del Monte’s executive compensation program?

For fiscal 2010, named executive officer compensation consisted principally of the elements identified in the following chart in addition to the health, welfare and retirement plans and programs generally available to all salaried employees:

Compensation Element	Objectives	Key Features

Base Salaries	•Provide a fixed-level of cash compensation upon which executives can rely.

• Targeted to the median of the base salaries of the compensation comparator group.

• Individual salaries may be above or below the compensation comparator group median to reflect the individual competencies, skills, experience and sustained performance of the executive holding this position.

Performance-Based, Cash Annual Incentives (Annual Incentive Program (AIP))

• Link annual corporate and business priorities with individual and group performance goals.

• Tie financial rewards to measurable achievements, reinforcing pay-for-performance.

• Reward individual performance.

• Provide a variable award opportunity that attracts, retains and motivates our leadership and key employees.

• Cash incentive payments based on a fixed target percentage of base salary during the fiscal year, with actual awards based on attainment of corporate and individual objectives.

• Target awards (established as a percentage of base salary) are targeted at the median of the annual incentive opportunities of the compensation comparator group.

• Corporate performance objectives are based on measurable financial metrics (i.e., adjusted EPS, net sales and cash flow).

• Individual performance objectives are designed to reward an executive’s execution against critical business priorities and may include both financial and non-financial objectives.

Long-Term Equity Incentives

• Align the interests of management with those of our stockholders.

• Retain the services of our executive team.

• Reward achievement of our strategic objectives.

• Facilitate and encourage ownership of Del Monte common stock.

• Long-term incentives are provided by annual grants of three types of equity awards under the Del Monte Foods Company 2002 Stock Incentive Plan. The targeted value mix of these three types of awards in fiscal 2010 was: 50% stock options, 20% performance accelerated restricted stock units (PARS), and 30% performance share units.

• Target value is intended to provide compensation above the market median (50th-75 th percentile) of the long-term incentive values of the compensation comparator group, reflecting Del Monte’s compensation philosophy’s emphasis on at-risk compensation.

Perquisites – Cash Allowance

• Eliminate in-kind perquisites.

• Provide a limited cash allowance to executives to compensate for certain in-kind perquisites provided by peer companies and for certain in-kind perquisites eliminated by Del Monte.

• Certain limited in-kind perquisites continue for selected executives.

• Cash perquisite allowances are excluded from an executive’s fiscal year earnings when calculating annual incentive awards or other benefits.

• Perquisites are intended to be a limited component of Del Monte’s overall compensation package.

Compensation Element	Objectives	Key Features

Retirement Benefits

• Offer competitive retirement income for executive officers in order to retain and attract experienced executive talent.

• Supplement benefits provided under our qualified retirement plans, so that each executive officer receives the full benefit commitment that Del Monte intended.

• Provide executives with a value of retirement benefits closer to the Company’s total compensation philosophy of paying at the 50th percentile among the compensation comparator group.

• Additional Benefits Plan provides executive officers with benefits that may not be provided under our qualified pension plan or 401(k) plan because of the limits on compensation and benefits imposed by the Internal Revenue Code.

• Supplemental Executive Retirement Plan (SERP) provides a defined retirement benefit for executives based on a multiple of the executive’s final average compensation, less the amount of any other accrued pension benefits.

• Generally, SERP benefits vest after a minimum of 5 years of service and attainment of age 55.

Deferred Compensation Benefits	• Provide a voluntary, unfunded capital accumulation benefit to defer payment and taxation of earned income to a future date – a benefit commonly provided at the peer companies.

• Del Monte Foods Company Deferred Compensation Plan adopted in fiscal 2010 allows executives to defer from 5% to 100% of the amount of executive’s AIP payment.

• No Company match is made with respect to deferrals under the Del Monte Foods Company Deferred Compensation Plan.

• Participants may choose among various phantom investment alternatives for deferred amounts, with final payment following termination or other specified date elected by the participant.

• Replaces our Del Monte Corporation AIP Deferred Compensation Plan frozen in fiscal 2010.

Compensation Element	Objectives	Key Features

Termination and Change-of- Control Benefits

• Retain the services of our executive team through competitive total compensation packages.

• Avoid the disruption of business associated with litigation (even if groundless) or change of control uncertainty.

• Maintain commitment and focus of executives during periods of uncertainty and ease transition of service for executives impacted by change of control.

• Severance benefits paid pursuant to a named executive officer’s Employment Agreement or, if none, Del Monte’s Executive Severance Plan.

• Cash lump sum payment equal to a multiple of base pay, target AIP and, for certain executives, perquisite allowance based on executive’s level in the Company.

• Pro-rata AIP payment for year of termination.

• Continuation of health benefits for period of severance.

• Pro-rata vesting of equity awards.

How were the fiscal 2010 base salaries determined?

As described above, in September 2009, base salaries for four of our named executive officers – our CEO, COO, CFO and our then SVP, Operations and Supply Chain (who was appointed in April 2010 to the role of EVP, Operations) – were compared to the median salaries, by position, of our compensation comparator group. Based on information provided by Hewitt Associates (our then compensation consultant) and management, Del Monte’s EVP, Sales position was determined by the Committee to have a unique combination of functional scope and high level executive impact on Del Monte’s broader corporate strategy, as compared to the top sales positions identified in Del Monte’s compensation comparator group companies (which typically report at the group or division level and not the entire company). Therefore, the Committee targeted the EVP, Sales compensation to the fifth highest paid proxy position from Del Monte’s compensation comparator group. Pursuant to this process, and also taking into consideration each named executive officer’s individual performance, experience and contribution to overall corporate success, the Committee reviewed, with the assistance of its compensation consultant, all elements of total direct compensation for the Company’s named executive officers and approved salary increases for all of the named executive officers in fiscal 2010.

The CEO’s base salary increase was in recognition of his Company leadership and personal contributions, and that his base salary had remained unchanged since fiscal 2008. The CFO’s base salary increase, although placing him above the 50th percentile of the compensation comparator position, reflects the fact that his responsibility and oversight scope is broader than that of a typical chief financial officer position, as well as his tenure and significant experience. The COO’s base salary increase was intended to reflect his performance and was meant to bring his base salary closer to the market median for his position, taking into account the wide pay range identified by Hewitt’s review of the compensation comparator group. The EVP, Sales’ base salary increase was based, in part, on his demonstrated impact on the Company, his overall contributions to the Company and his proven ability to translate strategy into sales execution. Finally, our then SVP, Operations and Supply Chain’s base salary increase was primarily reflective of his significant contributions to the Company and improvements in supply chain operations. Based upon the foregoing and consistent with general market increases and maintaining our desired median position within the compensation comparator group, in September 2009, the following increases in base salary were approved:

• CEO	4.0%
• COO	5.0%
• CFO	2.9%
• EVP, Sales	3.3%
• SVP, Operations and Supply Chain	5.1%

Effective April 1, 2010, our SVP, Operations and Supply Chain was appointed to EVP, Operations. In connection with such promotion, his base salary was increased by an additional 3.7%.

How were the fiscal 2010 cash annual incentive awards determined?

Under the AIP, management employees, including the named executive officers, may earn cash incentive payments based on a fixed target percentage of base salary during the fiscal year if corporate and individual performance objectives for the fiscal year are attained. The target percentage of any executive’s base pay increases with one’s scope of responsibility. The Committee may also give consideration to competitive pay opportunities and performance expectations in setting target award percentages. The Committee approves the corporate performance objectives and related targets, as well as the executive officers’ individual performance objectives, within the first quarter of each fiscal year. The Committee generally bases the targets for the corporate performance objectives on the annual operating plan, which is typically reviewed prior to the beginning of the fiscal year and is approved by our Board of Directors.

For fiscal 2010, the Committee chose adjusted EPS from continuing operations, net sales and cash flow as the AIP corporate objectives because it believes that these metrics are critical to Del Monte’s overall corporate and operational performance, reinforce management focus on the annual business plan and, together, drive long-term stockholder value creation. Consistent with its compensation principles, the Committee weights corporate objectives higher than individual objectives for more senior executives. In fiscal 2010, at its regularly scheduled June 2009 meeting, the Committee reviewed the relative weighting of the AIP corporate and individual performance objectives and the target award percentages for the named executive officers and determined that no changes to the target award percentages from fiscal 2009 were warranted. However, the Committee increased the relative weighting of the AIP corporate objectives for awards to SVPs, including David Allen, who, at the time of such increase, was our SVP, Operations and Supply Chain, from 70% to 85%, based on the belief that increased weighting of corporate financial objectives would further align executives’ efforts with the interests of stockholders in keeping with Del Monte’s compensation philosophy.

The following table shows each named executive officers’ fiscal 2010 target award, which is expressed as a percentage of his base salary. The target award is the projected amount the executive would receive for scores of 100% for each of the corporate performance objectives plus achieving a score of 100% for his individual objectives. The table also includes the relative weighting of each objective as a percentage of the total award opportunity.

Target Annual Incentive Award Percentages and Relative Weight of Objectives.

	Target Award as a Percentage of Base Salary (1)	Corporate Performance Objectives			Individual Performance Objectives
Name		Adjusted EPS (2)	Net Sales	Cash Flow (3)

Richard G. Wolford	110.0%	51.0%	8.5%	25.5%	15.0%

Nils Lommerin	80.0%	51.0%	8.5%	25.5%	15.0%

David L. Meyers	70.0%	51.0%	8.5%	25.5%	15.0%

Timothy A. Cole	70.0%	51.0%	8.5%	25.5%	15.0%

David W. Allen	62.5%	51.0%	8.5%	25.5%	15.0%
		85.0%			15.0%	100.0%

(1)	For purposes of calculating AIP awards, base salary is an executive’s total fiscal year base pay earnings. This excludes annual incentive awards, perquisites and perquisite allowances, special awards, and other non-base salary compensation.

(2)	Adjusted EPS, a non-GAAP measure, excludes the ~$0.11 EPS impact of the fiscal 2010 expenses relating to our closed notes offering and tender offer as well as the refinancing of our Senior Credit Facility.

(3)	Cash flow is cash provided by operating activities less cash used in investing activities.

Fiscal 2010 Performance against Corporate and Individual Objectives.  Although target award amounts generally are intended to provide compensation at the median of the compensation comparator group, actual payouts vary depending upon the extent to which corporate and individual performance objectives are achieved and upon an executive’s unique contributions, if any. In addition, the Committee may reduce the amount of any award payable to an executive officer under the AIP.

Corporate Performance Objectives — When setting corporate objectives and the related targets, the Committee also established threshold and maximum achievement levels, creating a performance range for each component of the corporate objective portion of the AIP as identified in the graphs below. For fiscal 2010, the Committee approved the performance range for adjusted EPS at 85% to 115% of target, raising the adjusted EPS threshold (described below) from 80% in fiscal 2009. The performance range for net sales was approved at 96% to 104% of target. The performance range for cash flow was approved at 85% to 115% of target. Actual performance below the threshold results in no payout for that particular objective. Additionally, the Company’s actual adjusted EPS must meet or exceed the adjusted EPS threshold for any payment to be made with respect to the net sales target, regardless of whether or not the net sales threshold was achieved. If none of the corporate objective thresholds are achieved, no AIP award will be made, regardless of whether or not individual objectives are achieved. This design feature reinforces our priority for achieving overall results and sustained profitability for stockholders before any incentives are awarded. Potential scores for the corporate objectives range from 0% to 200% of the target award; however, for fiscal 2010, no individual payment under the AIP could exceed $3 million.

Overall, the Committee seeks to establish target corporate performance objectives that are challenging yet attainable. Typically, the AIP performance targets are based on the Company’s annual operating plan for the year, which in turn reflects the Company’s strategies and long-term plans. The annual operating plan is typically approved by the Board in the March prior to the beginning of the fiscal year. However, in fiscal 2009, the Company achieved exceptional year-end performance results which caused the Company to re-evaluate its annual operating plan and determine that it could exceed the fiscal 2010 plan that had been approved in March 2009. Accordingly, the Committee established AIP performance targets at levels that were higher than those reflected in the fiscal 2010 annual operating plan and that were consistent with the midpoint of the guidance provided by the Company for fiscal 2010 in June 2009. For fiscal 2010, the Committee established an adjusted EPS target of $0.78, a net sales target of $3,800.0 million, and cash flow target of $165.3 million.

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Adjusted EPS.  For fiscal 2009, the Company achieved EPS of $0.74. The adjusted EPS target for fiscal 2010, which was established $0.04 higher than the prior year EPS performance and higher than the Company’s annual operating plan for fiscal 2010 (which was approved by the Board prior to the higher-than-expected fiscal 2009 performance) reflected the second year of the Company’s Accelerated Growth Plan strategy, which included a significant increase in marketing investment for the long-term health of the business. Additionally, the established adjusted EPS target for fiscal 2010 reflected an expected $90 million increase in gross operational costs.

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Net Sales.  For fiscal 2009, the Company achieved net sales of $3,626.9 million. The net sales target for fiscal 2010, which was established higher than the prior year net sales, reflected the expected impact of fiscal 2009 pricing actions as well as increased volume. Additionally, the net sales target reflected the expected elasticity impact of our 2009 pricing actions (volume declines associated with price increases).

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Cash Flow.  For fiscal 2009, the Company achieved adjusted cash flow of $167.2 million. The cash flow target for fiscal 2010, which was established essentially flat to the prior year cash flow, reflected higher expected earnings, offset by higher expected cash tax payments and pension funding.

In fiscal 2010, the adjusted EPS and cash flow performance targets were significantly exceeded. As scored by the Compensation Committee, adjusted EPS was $1.30, exceeding target by 66.7% and resulting in a score of 200%; cash flow was $251.0 million, exceeding target by 51.8% and resulting in a score of 200%; and net sales was $3,739.8 million, missing target by 1.6% and resulting in a score of 70.3%. In total, these results culminated in a total corporate performance score exceeding target at 187.03%.

Overall, the corporate performance objective scores reflect Company performance for fiscal 2010. Adjusted EPS and cash flow results significantly exceeded the Company’s guidance for fiscal 2010 and also significantly exceeded the Company’s target corporate performance objectives for fiscal 2010. Net sales, while up year-over-year, was within guidance range but below the Company’s target corporate performance objective. The following graphs illustrate the actual scores associated with achieving the fiscal 2010 corporate performance objectives compared to the established threshold, target and maximum goals:

•   Fiscal 2010 adjusted EPS of $1.30, a 76% increase over fiscal 2009 EPS of $0.74, reflected the benefit of the increase in net sales and lower costs (driven by flat gross costs and productivity savings). The Company also increased marketing spending by 54% versus fiscal 2009. Overachievement of the fiscal 2010 adjusted EPS target reflected better than expected gross costs, pricing realization and productivity savings. Fiscal 2010 reflected record EPS for the Company.

•   Fiscal 2010 net sales performance was driven primarily by strong base unit volume gains. The wraparound effect of fiscal 2009 pricing actions, partially offset by the impact of elasticity, and new product volume growth also benefited net sales.

•   Fiscal 2010 cash flow reflected higher year-over-year earnings partially offset by increased cash tax payments and pension funding. Overachievement of the fiscal 2010 cash flow target reflected the overachievement of earnings and better-than-planned working capital, and also supported over $90 million in pension funding, approximately $60 million higher than originally budgeted.

Individual Performance Objectives — Like corporate objectives, individual performance objectives are intended to challenge executives with goals that contribute to the achievement of the annual operating plan and improve Company performance. The named executive officers’ individual performance objectives reflected their areas of responsibility. In June 2010, with input from the CEO, the Committee assessed the named executive officers’ fiscal 2010 individual performance against their individual objectives and determined scores accordingly. Potential scores for achievement of individual performance objectives range from 0% to 200%, with a minimum aggregate score of 75% required for the executive to receive any award. The Committee determined that all the named executive officers exceeded their aggregate individual performance objectives.

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Mr. Wolford’s individual objectives included goals related to pricing and productivity effectiveness, core brand marketing, strategic planning and development of packaged produce, organizational development and succession planning, and investor relationship building. Based on his efforts and achievements against these targets, including strengthening of core brand health, competitive positioning, trade promotion efficiencies and consumer awareness through successful marketing programs, and solidification of investor relationships, Mr. Wolford received an aggregate individual objective score of 160%.

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Mr. Lommerin’s individual objectives included goals related to innovation and long-term growth, strategic business development of packaged produce unit, delivery of core brand market share fiscal 2010 goals, and cost savings. Based on his efforts and achievements against these targets, including the successful positioning of the Company for long-term growth, strategic planning, and delivery of operating plan goals, Mr. Lommerin received an aggregate individual objective score of 134%.

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Mr. Meyers’ individual objectives included goals related to refinement of the long-range strategic plan, IT strategic planning, investor relations strategy, delivery of fiscal 2010 goals with respect to the StarKist operating services agreement, and organizational development. Based on his efforts and achievement against these targets, including enhanced long-range plan development, and the successful completion of senior subordinated debt and senior credit facility refinancings to provide a supportive capital structure for long-term growth, Mr. Meyers received an aggregate individual objective score of 139.75%.

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Mr. Cole’s individual objectives included goals related to sales and net margin goals, in-market execution, customer development, organizational development, and sales strategy capabilities. Based on his efforts and achievements against these targets, including the successful execution of in-market promotional strategies and achievement of excellent key brand incremental volume, Mr. Cole received an aggregate individual objective score of 138%.

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Mr. Allen’s individual objectives included goals related to cost reductions in the form of budgeted savings in the supply chain function, customer service leadership, delivery against food and operational safety targets, waste management, inventory optimization and working capital cost improvements. Based on his efforts and achievements against these targets, including the achievement of significant cost efficiencies, Company record service levels, and enhanced forecast accuracy, Mr. Allen received an aggregate individual objective score of 180%.

What were the fiscal 2010 AIP Payments for the named executive officers?

The Compensation Committee determined the payout of awards under the AIP with respect to fiscal 2010. Based on weighting of the corporate and individual objective scores, the named executive officers received overall AIP scores and awards for fiscal 2010 as set forth below.

Name	Overall Annual Incentive Program Score	Target Award as a Percentage of Base Salary	Actual Award as a Percentage of Base Salary

Richard G. Wolford	182.98%	110.00%	201.27%

Nils Lommerin	179.08%	80.00%	143.26%

David L. Meyers	179.94%	70.00%	125.96%

Timothy A. Cole	179.68%	70.00%	125.78%

David W. Allen	185.98%	62.50%	116.23%

The dollar amounts of the actual AIP awards to the named executive officers for fiscal 2010 are reported in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.

How were the fiscal 2010 amounts of long-term incentive awards determined?

After a review of competitive long-term incentive market practice trends, the Committee determined that equity awards for the named executive officers would be split between stock options, performance accelerated restricted stock units (PARS), and performance share units. The targeted value mix of these three types of awards in fiscal 2010 was: 50% stock options, 20% PARS, and 30% performance share units. The Committee believes this mix of options, PARS and performance share units provides a balanced risk and reward structure, with various vesting horizons and an emphasis on performance. The inclusion of PARS in the mix recognizes the retention aspects of long-term incentives in addition to sustained stock price performance. In general, this mix is consistent with those of the Company’s compensation comparator group. However, the Company weights the mix more heavily with options, which are more linked to stock price and thus shareholder returns, and de-emphasizes PARS which ultimately are time-based and convey some value to executives even if objectives are not achieved. Overall, the Committee believes that this equity mix, with a total value targeted to provide long-term incentive award compensation above the market median (50th – 75th percentile), serves to further align the goals of management with those of our stockholders and reinforce the principles of pay for performance.

In determining the grant size of the Company’s option, PARS and performance share unit awards, the Committee also considered each named executive officer’s level of responsibility and individual performance, impact, potential, and existing awards, in addition to long-term incentives available at our peer companies. In fiscal 2010, each of the named executive officers received an equity grant of options, PARS and performance share unit awards sized to reflect the above factors. Equity grants for the named executive officers in fiscal 2010 are listed in the table under “— Fiscal 2010 Grants of Plan-Based Awards.”

The Compensation Committee did not make any changes in fiscal 2010 to the structure of our option grants, which continue to provide four-year vesting in equal annual installments and have ten-year terms. Likewise our fiscal 2010 PARS grants continue to provide for vesting at the fifth anniversary of the grant date, with an opportunity to accelerate vesting at the end of the third and fourth fiscal years upon the achievement of established RTSR targets. The fiscal 2010 performance share unit awards provide cliff vesting or forfeiture upon the filing of the Company’s Annual Report on Form 10-K for fiscal 2013, depending on Del Monte’s achievement over the three-year performance period of fiscal 2011 through fiscal 2013 of pre-established RTSR targets. Importantly, since the Committee targets long-term equity incentive awards above the market median (50th – 75th percentile), the Company must perform above the median RTSR (at or greater than 62.5th percentile of the RTSR performance comparator group) in order for the performance share units to vest at or above the target level. The performance share units are forfeited in their entirety if the Company’s RTSR is less than the 50th percentile of RTSR performance comparator group.

We measure the possible acceleration of our fiscal 2010 PARS and the achievement of the RTSR targets in connection with our performance share units against a group of 20 comparable companies in our business sector, the RTSR comparator companies. Prior to fiscal 2010, the RTSR comparator companies used were the packaged food and agribusiness companies covered by Merrill Lynch’s Packaged Foods and Agribusiness Index, which is no longer available. For fiscal 2010, the Committee, with Hewitt’s guidance, established an RTSR comparator group including companies that have a “Food Products and Prepackaged Food and Meats” GICS code description, are U.S.-based publicly-traded companies and have a market capitalization and revenues of at least $700 million. The Committee established a RTSR performance comparator group that is different from the compensation comparator group used for comparing total direct compensation because it believes that the RTSR performance comparator group represents a more appropriate sector with whom the Company competes for investment capital (rather than talent) and will provide a more consistent and reasonable comparison of relative stock price performance over a defined period of time. The RTSR performance comparator group companies have more comparable business characteristics and, generally, are affected by similar macro-economic and industry factors that influence stock price performance. In contrast, the compensation comparator group includes branded consumer product companies (that may not necessarily be food products companies) within a reasonable size range that are intended to provide an acceptable comparison for market pay practices and to represent the type of company to or from which our executive talent may be sourced. Our fiscal 2010 RTSR comparator companies, 9 of which are also included in our compensation comparator group, are listed below:

• Campbell Soup Company	• Hormel Foods Corporation	• Ralcorp Holdings, Inc.*
• ConAgra Foods, Inc.	• J.M. Smucker Company	• Sanderson Farms, Inc.*
• Dean Foods Company	• Kellogg Company	• Sara Lee Corporation
• Flowers Foods, Inc.	• Kraft Foods Inc.	• Smithfield Foods, Inc.
• General Mills, Inc.	• Lancaster Colony Corp*	• Treehouse Foods, Inc.*
• H.J. Heinz Company	• Lance, Inc.	• Tyson Foods, Inc.
• Hershey Company	• McCormick & Company, Incorporated

*	New to the RTSR performance comparator group for fiscal 2010. The following companies were removed from the RTSR comparator group from 2009 to 2010: Archer-Daniels-Midland Company; Bunge Limited;

Diamond Foods, Inc.; Fresh Del Monte Produce Inc.; Pilgrim’s Pride Corporation; and WM. Wrigley Jr. Company.

The Committee determines whether RTSR performance targets are achieved as of the relevant measurement date and retains the discretion regarding how to calculate RTSR in the event any of the RTSR performance comparator group companies cease to be publicly traded before the end of the measurement period.

RTSR-based performance share units were first granted in fiscal 2008. None have vested to date as the performance period is three years long and begins in the fiscal year subsequent to the one in which the award was granted.

Was there any vesting of long-term incentive awards pursuant to fiscal 2010 performance?

Performance share units that vest based on return on invested capital (ROIC) targets were granted in fiscal 2005, fiscal 2006 and fiscal 2007. Such units vest based on the achievement of ROIC targets determined for the third, fourth, and fifth fiscal years of the award, as follows: 25% of the units vest based on achievement of the targets for each of the third and fourth fiscal years, and the remaining 50% of the units vest based on achievement of the target for the fifth fiscal year. Beginning in the third fiscal year, vesting of units may accelerate if a target applicable to a later fiscal year is achieved early. None had vested prior to calendar 2010 as the ROIC targets on the relevant vesting dates had not been achieved. Upon the filing in fiscal 2010 of the Company’s Annual Report on Form 10-K for fiscal 2009, the remaining outstanding portion of the fiscal 2005 awards were forfeited. However, in fiscal 2010, the Company achieved an ROIC of 9.24%, exceeding both the fiscal 2010 ROIC target of 8.38% applicable to the outstanding fiscal 2006 performance share units, and the fiscal 2010 and fiscal 2011 ROIC targets of 7.98% and 8.23% targets, respectively, applicable to the fiscal 2007 performance share unit awards. Accordingly, all remaining performance share units outstanding under the fiscal 2006 and fiscal 2007 awards vested upon the filing in fiscal 2011 of the Company’s Annual Report on Form 10-K for fiscal 2010.

As discussed above under the heading “How were the fiscal 2010 amounts of long-term incentive awards determined?,” vesting of our PARS may accelerate following the end of the third or fourth fiscal years of the award in the event the established RTSR target for such year is achieved. In fiscal 2010, the RTSR achieved with respect to the fiscal 2007 and fiscal 2008 PARS awards greatly exceeded the applicable RTSR targets. With respect to the fiscal 2007 awards, a 76th percentile RTSR was achieved, as compared to the 55 th percentile target required to trigger the vesting acceleration in the fourth fiscal year of the award. With respect to the fiscal 2008 awards, a 99th percentile RTSR was achieved, as compared to the 75th percentile target required to trigger the vesting acceleration in the third fiscal year of the award. Accordingly, the outstanding portions of the fiscal 2007 and fiscal 2008 PARS awards vested at the end of fiscal 2010.

What is Del Monte’s process regarding the timing of stock option grants?

The Committee generally grants stock options to current executive officers and key employees annually at the time of the Annual Meeting of Stockholders. The exercise price of all options is the fair market value of our common stock on the grant date, determined in accordance with our equity incentive plan to be the average of the high and low prices of our common stock on the New York Stock Exchange on such date. In addition to the annual long-term incentive awards, the Committee typically awards “new hire” option grants to executive officers. The Committee typically grants options to newly-hired executive officers effective concurrent with their start date, with an exercise price equal to the fair market value of our common stock as determined above. For administrative purposes, the Committee may approve a new-hire grant in advance of the anticipated start date that is effective on the new executive’s start date. In fiscal 2010, there were no “new hire” grants made to any named executive officer. Option grants to newly-hired vice presidents and key employees who are not executive officers generally occur on the first day of the fiscal quarter subsequent to their start dates. Our CEO approves these grants pursuant to authority delegated by the Committee within specified guidelines. Option grants are made on the above-described schedule without regard to announcements or anticipated announcements of corporate events or any other material non-public information. The Committee believes that these practices for granting options provide for regular, predictable periods of option grants and are consistent with its compensation philosophy and principles.

How were fiscal 2010 perquisite allowances determined?

Del Monte’s perquisite cash allowance plan for executive officers was established in fiscal 2005 with specific annual, cash allowance tiers based on an executive’s level in the Company. The Committee continues to administer the perquisite plan pursuant to the allowance tiers and amounts established in 2005, which have remained unchanged. Accordingly, in fiscal 2010, the named executive officers received annual cash perquisite allowances in the following amounts:

• CEO	$42,000

• COO/CFO/EVP	$36,000

• SVP	$30,000

In connection with his promotion from SVP to EVP in April 2010, David Allen received a pro-rata increase in his perquisite allowance to the EVP allowance level.

In addition to the cash allowances described above, the Company provides supplemental group health care benefits, pursuant to employment agreements, to the CEO and CFO and their covered dependents through its Executive Medical Reimbursement Plan (EMRP). The EMRP originally was implemented by a predecessor parent company for key executives. In fiscal 2010, the payments by the Company associated with the EMRP benefit amounted to $22,680 for each of the CEO and CFO and are reflected in the Summary Compensation Table as All Other Compensation.

Our executives received certain benefits that are deemed to be taxable income to the individuals by the IRS. When we believe that such income is incurred for purposes more properly characterized as Company business than personal benefit, we provide further payments to the executives to reimburse the cost of the inclusion of such item in the executives’ taxable income. Most often, these tax gross-up payments are provided for travel by a family member or other personal guest of an executive to attend a meeting or function in furtherance of Company business, such as annual sales meetings or Grocery Manufacturers Association meetings where spouses or other guests are invited or expected to attend.

Why does Del Monte provide supplemental retirement and deferred compensation benefits to its executives?

In addition to qualified plan retirement benefits, executive officers also are eligible to participate in nonqualified excess and supplemental executive retirement programs, as well as deferred compensation plans – specifically, the Additional Benefits Plan, SERP and Del Monte Foods Company Deferred Compensation Plan. As described above in “Components of Executive Compensation — What are the key elements of Del Monte’s executive compensation program?,” these executive retirement benefits, taken together, are intended to be competitive with market practice. In adopting benefits, the Committee determined that it would provide executives with a target value of benefits closer to its total compensation philosophy of paying at the 50th percentile among our compensation comparator group. The Committee further believes that such supplemental retirement benefits are an important incentive to retain and attract experienced executive talent.

In fiscal 2010, the Committee made a change to Del Monte’s AIP award deferral program for executives. Prior to fiscal 2010, the Del Monte Corporation AIP Deferred Compensation Plan (DMC AIP Deferred Compensation Plan) allowed executives to defer all or part of their AIP award, which deferred amount was converted into deferred stock units and resulted in a 25% Company match (subject to a three-year vesting schedule) also in the form of deferred stock units. While the Committee previously focused on this Plan as reinforcing our compensation principle of encouraging and facilitating stock ownership and aligning the long-term interests of executives with stockholders, in light of market practices and the impact of the DMC AIP Deferred Compensation Plan on the shares available for grant under Del Monte’s 2002 Stock Incentive Plan, the DMC AIP Deferred Compensation Plan was frozen in fiscal 2010, and no deferrals with respect to the fiscal 2010 plan year were permitted. In fiscal 2010, the Committee adopted the new Del Monte Foods Company Deferred Compensation Plan (DMFC Deferred Compensation Plan). The DMFC Deferred Compensation Plan continues to allow executives to defer all or part of their AIP award; however, Del Monte no longer provides any Company match with respect to such deferrals. Amounts deferred under the DMFC Deferred Compensation plan are no longer converted into deferred stock units; rather, the deferred amounts are allocated to hypothetical investment accounts and paid in cash upon the distribution date.

The Additional Benefits Plan is discussed in detail under “— Fiscal 2010 Pension Benefits — Narrative Discussion of Plans Reflected in Fiscal 2010 Pension Benefits Table” and “— Fiscal 2010 Nonqualified Deferred Compensation — Narrative Discussion of Plans Reflected in Fiscal 2010 Nonqualified Deferred Compensation Table.” The SERP is discussed further under “— Fiscal 2010 Pension Benefits — Narrative Discussion of Plans Reflected in Fiscal 2010 Pension Benefits Table.” The Deferred Compensation Plan is discussed further under “— Fiscal 2010 Nonqualified Deferred Compensation — Narrative Discussion of Plans Reflected in Fiscal 2010 Nonqualified Deferred Compensation Table.”

How are severance and change-of-control benefits for executives determined?

As described more fully in “— Potential Payments upon Employment Termination and Change-of-Control Events,” our named executive officers are entitled to certain benefits in the event of an employment termination or change in control of the Company pursuant to the terms of their respective employment agreements or the Executive Severance Plan and the Company’s annual and long-term incentive plans. The severance benefits offered to our named executive officers serve our overall compensation objectives by providing a total competitive compensation package that assists in recruiting and retaining executive officers. Likewise, our change-of-control benefits are expected to align executive efforts and stockholder interests by retaining key executives as needed during any transition period.

For our named executive officers, our change-of-control benefits have included a tax gross-up payment in connection with Internal Revenue Code Section 280G (referred to as the 280G gross-up). The Company periodically reviews its severance and change in control policies in light of evolving market practices. In fiscal 2010, the Company amended the Executive Severance Plan to eliminate the 280G gross-up for all employees who become subject to the plan after September 25, 2008 (the date of Del Monte’s 2008 Annual Meeting of Stockholders), unless such employee was party to an employment agreement on September 25, 2008 that provided for a 280G gross-up.

Del Monte currently has employment agreements with nine executive officers, including four of the named executive officers, that define elements of their compensation, severance and change-of-control benefits. The terms of these agreements vary depending upon when the named executive officer was hired. Currently it is our policy not to enter into employment agreements with newly-hired or promoted executive officers and to only provide severance benefits as set forth in our Executive Severance Plan. Accordingly, Mr. Allen, who joined Del Monte in June 2006, does not have an employment agreement.

Other Executive Compensation Matters

Are executives subject to any stock ownership guidelines?

Yes. Consistent with Del Monte’s commitment to aligning the interests of its executives and stockholders, the Compensation Committee maintains stock ownership guidelines for executive officers. Pursuant to these guidelines, executives are encouraged, within five years of adoption of the guidelines or their subsequent date of hire or promotion to an executive position, to own shares of Del Monte common stock generally equal in value to a multiple of their annual base salary depending on such executive’s level in the Company. The executive officer stock ownership guidelines, as applicable to the named executive officers, are as follows:

• CEO	Five times annual base salary in effect on July 1, 2004

• COO	Three times annual base salary in effect on January 1, 2008

• CFO	Three times annual base salary in effect on July 1, 2004

• EVP, Sales	One times annual base salary in effect on September 6, 2004

• EVP, Operations	One times annual base salary in effect on June 5, 2006

As of the end of fiscal 2010, the share ownership of each of our named executive officers significantly exceeded the target guidelines. These guidelines also encourage executives to hold shares acquired upon exercise of stock options or vesting of restricted stock units, equal to the profit (net of taxes), for one year after such exercise or vesting. The Compensation Committee may in the future consider an executive’s achievement of the guideline stock ownership targets in its award of further equity grants.

What is Del Monte’s policy on “clawback” or recovery of compensation?

Pursuant to the terms of the 2002 Stock Incentive Plan and Annual Incentive Plan, awards granted under such plans are subject to a recoupment policy allowing the Company to recover compensation from executive officers of the Company, including the named executive officers, if the Company restates any financial report that, due to such officers’ misconduct, was materially noncompliant with federal securities laws when filed. The Committee also retains the discretion to determine whether any portion of the AIP payments and/or equity awards or profits of the executive officers who did not engage in the misconduct resulting in a restatement should be subject to repayment in order to prevent unjust enrichment.

What is Del Monte’s policy on Internal Revenue Code Section 162(m)?

The Company’s ability to deduct compensation it pays to each named executive officer is generally limited, under Section 162(m) of the Internal Revenue Code, to $1 million annually. However, compensation above $1 million may be deducted if it meets certain technical requirements to be classified as “performance-based compensation.” Awards under the AIP for fiscal 2010 were payable under the Company’s stockholder-approved 2002 Stock Incentive Plan and generally satisfy the requirements to be classified as “performance-based” compensation. The AIP provides the Compensation Committee with the flexibility to establish individual objectives that, while specific and important to Company performance, may not qualify as performance-based for purposes of Section 162(m). Additionally, as noted above, the AIP permits the Committee to consider unique contributions, which by their nature also do not qualify as performance based for purposes of Section 162(m). Accordingly, for fiscal 2010, the portion of the AIP payment relating to individual objectives generally does not qualify as performance-based compensation under Section 162(m).

Stock options and certain other awards, such as the performance share units granted in fiscal 2010, generally qualify as performance-based compensation. While the performance accelerated restricted stock (PARS) unit grants have a performance element, they do not qualify as performance-based compensation under Section 162(m).

The Committee’s policy with respect to Section 162(m) seeks to balance the interests of the Company in maintaining flexible incentive plans and how the Company benefits from the compensation package paid to any executive officer against the possible loss of a tax deduction relating to such compensation and the Company’s obligations under binding employment agreements with its executives. Accordingly, the Committee has authorized, and will continue to retain the authority to authorize, payments that may not be deductible if the Committee believes that they are in the Company’s best interests.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the materials under the caption “Compensation Discussion and Analysis” included in this proxy statement with the management of Del Monte. Based on such review and discussion, the Compensation Committee has recommended to the Board of Directors that such Compensation Discussion and Analysis be included in this proxy statement and in Del Monte’s Annual Report on Form 10-K for the fiscal year ended May 2, 2010.

The Compensation Committee

Samuel H. Armacost, Chairman

Terence D. Martin

David R. Williams

The foregoing Report is not soliciting material, is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

COMPENSATION RISK ASSESSMENT

A significant portion of Del Monte’s executive compensation program consists of performance-based compensation, including cash awards tied to corporate and individual performance goals and equity awards, the value and/or vesting of which is determined according to company performance goals and our relative stock price. In addition, Del Monte maintains various incentive programs for our non-executive employee population intended to motivate and reward exceptional performance. Accordingly, Del Monte recognizes the need to ensure that such programs do not motivate inappropriate risk-taking that may harm the Company or our stockholders.

The Compensation Committee monitors compensation-related risk and strives to ensure that Del Monte’s compensation programs are designed and administered in a way that will not create excessive or unnecessary risk-taking or exacerbate those risks inherent in any performance-based incentive program. In designing executive compensation packages, the Compensation Committee seeks to mitigate the potential for unnecessary risk-taking by creating an appropriate mix of fixed compensation and variable incentives dependent on both short-term and long-term performance goals intended to align the interests of our executives with those of our stockholders, drive performance against our annual operating plan, and reflect necessary market-competitive pay levels and practices. In such design process, the Committee considers the input of internal compensation, risk and audit specialists, and the Committee’s outside compensation consultant.

In the first half of calendar 2010, several members of Del Monte’s management team, including members of our Law, Human Resources and Internal Audit departments, in conjunction with the Compensation Committee’s outside compensation consultant, conducted an assessment of the Company’s compensation programs, policies, and practices, both at the executive and non-executive level, in order to evaluate the risk profile of such arrangements and determine whether any of our compensation policies or practices create risks that are reasonably likely to have a material adverse effect on the Company. In July 2010, the Compensation Committee reviewed the result of the assessment, specifically considering the governance structure and approval mechanisms of compensation elements, whether incentives are appropriately linked to stockholder value and overall corporate success, the function of a particular award within an individual’s compensation mix, what controls exist on participant action and payout (including whether the Company retains discretion to reduce award amounts), and what other specific risk-mitigating factors are in place with respect to each compensation element.

In its assessment review, the Compensation Committee noted multiple risk-mitigating features and effective safeguards against imprudent or unnecessary risk-taking, including the following:

•	Balanced compensation mix

Del Monte provides a balanced mix of fixed versus variable, and short-term versus long-term, compensation elements. The Company’s target annual cash incentive awards do not comprise a disproportionate share of target total direct annual executive compensation (base salary, annual incentive, estimated value of long-term incentive awards), protecting against over-emphasis of short-term results and promoting sustainability of performance.

– Base salary:  Del Monte provides market-competitive base salaries in order to provide a fixed level of cash compensation upon which employees can rely and ensure meaningful compensation amounts that do not encourage specific behaviors or encourage risk taking.

– Annual incentive awards:  Annual cash incentive awards under Del Monte’s Annual Incentive Program (AIP) do not rely on a single performance measure; rather, they are tied to multiple corporate financial targets designed to reflect the Company’s strategies, business priorities and long-term plans.

– Long-term incentive awards:  Del Monte’s long-term incentive awards comprise varying types and structures of equity awards, designed to provide a balanced risk and reward framework, and to reward achievement of our strategic objectives and align management and stockholder interests. The service-based vesting aspect of these awards promotes retention and encourages continued service according to our Company values and Standards of Business Conduct, while the performance-based aspect of these awards places an emphasis on significant and sustainable performance over various long-term time horizons, reducing the possibility of achieving gains through short-term risk-taking.

•	Attainability of performance targets

Overall, the Committee seeks to establish target corporate performance objectives that, while challenging, are attainable through sound executive behavior focused on stockholder value creation and growth reflective of our annual business plan, without engaging in inappropriate risk-taking to achieve target or maximum payout.

•	Maximum AIP payouts

There is a maximum limit to each eligible individual’s annual cash incentive payout opportunity under the AIP, which in turn limits an individual’s ability to increase payout by engaging in inappropriate risk-taking.

•	Compensation recoupment policy

The Committee has implemented a compensation recoupment policy which expands the requirements of the Sarbanes-Oxley Act. See “— Compensation Discussion and Analysis — Other Executive Compensation Matters.”

•	Stock ownership guidelines

The Committee maintains stock ownership guidelines for executive officers. See “— Compensation Discussion and Analysis — Other Executive Compensation Matters.” In addition, executive officers are subject to Del Monte’s insider trading policy, including anti-hedging restrictions and a requirement to obtain clearance from our Law Department prior to any sale of Company stock even outside of blackout periods. Del Monte believes these guidelines and policies effectively contribute to aligning the interests of our executives and stockholders and focusing executive efforts on long-term sustainable growth while reducing the possibility to realize short-terms gains based on fluctuations in our stock price.

•	Annual incentive awards at-risk

The Committee (with respect to any executive officer) and the Company (with respect to any other individual) has the discretion to reduce the amount of any annual incentive award payout for any reason, including a determination that unreasonably risky behavior has occurred.

•	Third-party compensation consultant

The Committee utilizes the advice of an outside compensation consultant in determining compensation pay structures and amounts. The consultant is engaged directly by the Committee and provides no services to management. Additionally, the terms of engagement with the consultant prohibit the consultant from providing services to management without the Committee’s consent.

As illustrated by the Compensation Committee’s determinations in connection with the risk assessment review, as well as the more detailed description of Del Monte’s executive compensation arrangements under “— Compensation Discussion and Analysis,” Del Monte believes the Company’s compensation programs and practices effectively link compensation to reasonable and prudent risk management and encourage behaviors aligned with long-term Company welfare and stockholder value, and do not create unreasonable risks likely to have a material adverse effect on Del Monte.

SUMMARY COMPENSATION TABLE

The following table sets forth compensation paid by Del Monte for the fiscal years indicated to:

•	the individual who served as its Chief Executive Officer throughout fiscal 2010;

•	the individual who served as its Chief Financial Officer throughout fiscal 2010; and

•	each of the three other most highly compensated executive officers of Del Monte as of the end of fiscal 2010.

These five individuals are collectively referred to as the “named executive officers.”

Name and Principal Position (1)	Year	Salary ($)	Stock Awards ($) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (5)	Total ($)

Richard G. Wolford	2010	$1,155,333	$2,217,043	$1,917,862	$2,240,840	$1,311,129	$70,490	$8,912,697
Chairman of the Board, President	2009	1,122,000	1,505,845	1,472,025	2,000,000	836,628	62,953	6,999,451
and Chief Executive Office (2)	2008	1,105,333	1,707,114	2,006,291	1,225,000	739,962	62,067	6,845,767

David L. Meyers	2010	571,000	635,271	401,338	673,868	956,944	42,963	3,281,384
Executive Vice President,	2009	555,000	431,426	331,151	685,708	311,900	43,078	2,358,263
Administration and Chief	2008	536,333	381,391	460,838	370,170	322,135	39,110	2,109,977
Financial Officer

Nils Lommerin	2010	656,000	994,991	669,166	888,215	297,529	23,308	3,529,209
Chief Operating Officer	2009	624,334	664,263	551,985	887,827	7,292	19,363	2,755,064
	2008	538,667	499,749	493,755	397,640	37,347	16,442	1,983,600

Timothy A. Cole	2010	496,000	470,944	356,924	578,555	216,896	17,206	2,136,525
Executive Vice President, Sales	2009	479,000	333,017	294,444	586,459	49,325	15,255	1,757,500
	2008	458,667	296,283	329,170	319,587	67,731	15,045	1,486,483

David W. Allen	2010	435,083	348,594	245,217	470,266	140,929	12,588	1,652,677
Executive Vice President,	2009	413,333	240,373	197,349	437,573	31,092	11,583	1,331,303
Operations	2008	394,000	230,491	279,795	255,127	69,665	9,730	1,238,808

(1)	Reflects principal positions held as of May 2, 2010.

(2)	Mr. Wolford serves both as an executive officer of Del Monte (as President and Chief Executive Officer) and as the Chairman of our Board of Directors. He does not receive any incremental compensation for his service as a director of Del Monte.

(3)	For all stock awards (other than the relative total shareholder return (RTSR) based performance share units), Del Monte calculates the fair value of such stock awards under FASB ASC Topic 718 by multiplying the average of the high and low price of Del Monte’s common stock on the date of grant by the number of shares subject to such stock award. Del Monte assumes zero anticipated forfeitures in connection with valuing such stock awards for purposes of FASB ASC Topic 718. For the relative total shareholder return (RTSR) based performance share units, Del Monte estimates fair value based on a model that considers the average of the high and low price of Del Monte’s common stock on the date of grant, the number of shares subject to such stock award, and the estimated probabilities of possible vesting outcomes. In addition, for stock awards that are not credited with dividends during the vesting period (such as performance accelerated restricted stock units (PARS) and performance share units), Del Monte reduces the value of the stock award by the present value of the expected dividend stream during the vesting period using the risk-free interest rate in accordance with FASB ASC Topic 718. Accordingly, to the extent holders of stock awards are entitled to dividends during the vesting period, dividends are factored into the FASB ASC Topic 718 fair value of the stock awards.

(4)	The amounts reported as Option Awards reflect the grant date fair value calculated in accordance with FASB ASC Topic 718 of options granted in the applicable fiscal year but without giving effect to anticipated forfeitures.

The table below presents the material stock option valuation assumptions for options granted on the dates indicated.

Fiscal Year of Grant	Grant Date	Dividend Yield	Expected Volatility	Risk-free Interest Rate	Expected Life (in years)
2010	9/24/2009	2.6%	28.5%	2.7%	6.0
2009	9/25/2008	1.8%	26.2%	3.2%	6.0
2008	9/27/2007	1.4%	26.4%	4.4%	7.0

For additional information regarding our calculation of the FASB ASC Topic 718 grant date fair value of options granted in fiscal 2010, see “Note 10 – Stock Plans” in the Notes to the Consolidated Financial Statements included in Del Monte’s Annual Report on Form 10-K for fiscal 2010.

(5)	For identification and quantification of amounts reported as All Other Compensation, see “— Narrative Discussion of Summary Compensation Table — All Other Compensation” below.

Narrative Discussion of Summary Compensation Table

Salary

As discussed in “— Compensation Discussion and Analysis,” the Compensation Committee generally reviews executive officer salaries in September. Any adjustments made by the Committee at that time are typically implemented effective September 1. Accordingly, for Messrs. Wolford, Meyers, Lommerin, and Cole, salary for fiscal 2010 reflects approximately four months compensation at the salary level established in September 2008 and eight months compensation at the salary level established in September 2009. Mr. Allen was appointed Executive Vice President in April 2010 and, in connection with this appointment, he received an increase in base salary effective April 1, 2010. Accordingly, for Mr. Allen, salary for fiscal 2010 reflects approximately four months compensation at the salary level established in September 2008, seven months compensation at the salary level established in September 2009 and one month compensation at the salary level established in April 2010.

The amounts reported as Salary include cash allowances that were paid in lieu of discontinued in-kind perquisites. In fiscal 2010, the cash allowance for Mr. Wolford was $42,000; the cash allowance for each of Messrs. Meyers, Lommerin and Cole was $36,000; and the cash allowance for Mr. Allen was $30,500 (reflecting eleven months at the Senior Vice President level and one month at the Executive Vice President level). The Company does not consider such cash allowances as eligible salary for purposes of the Del Monte Foods Company Annual Incentive Program or similar plans.

Stock Awards

For fiscal 2010, fiscal 2009 and fiscal 2008, Stock Awards include:

•	performance accelerated restricted stock units (PARS);

•	performance share units with performance targets based on relative total shareholder return (RTSR); and

•

if applicable, deferred stock units issued as Company matching payments pursuant to the Del Monte Corporation AIP Deferred Compensation Plan with respect to the deferral of the prior year’s annual incentive award payments.

See “— Fiscal 2010 Grants of Plan Based Awards” for information regarding the stock awards granted in fiscal 2010 and “— Potential Payments upon Employment Termination and Change-of-Control Events” for additional information regarding matters that could affect the vesting of such awards.

Additionally, see “— Fiscal 2010 Nonqualified Deferred Compensation — Narrative Discussion of Fiscal 2010 Nonqualified Deferred Compensation Table — DMC AIP Deferred Compensation Plan — Registrant Contributions in Last Fiscal Year” for information regarding the deferred stock units issued in fiscal 2010 as Company matching payments.

Option Awards

In fiscal 2010, fiscal 2009 and fiscal 2008, Del Monte granted options with a standard four-year vesting term.

See “— Fiscal 2010 Grants of Plan Based Awards” for information regarding the options granted in fiscal 2010 and “— Potential Payments upon Employment Termination and Change-of-Control Events” for additional information regarding matters that could affect the vesting of such options.

Non-Equity Incentive Plan Compensation

The amounts reported reflect annual incentive awards earned under the Del Monte Foods Company Annual Incentive Program, including amounts deferred at the election of the named executive officer pursuant to the Del Monte Foods Company Deferred Compensation Plan or Del Monte Corporation AIP Deferred Compensation Plan, as applicable.

For information regarding the Del Monte Foods Company Annual Incentive Program and amounts earned thereunder by the named executive officers for fiscal 2010, see “— Compensation Discussion and Analysis — Components of Executive Compensation — How were the fiscal 2010 cash annual incentive awards determined?” and “— What were the fiscal 2010 AIP Payments for the named executive officers?”

Deferral of Non-Equity Incentive Plan Compensation. The following table sets forth the percentage of annual incentive award deferred by each named executive officer. Such deferred amounts, as applicable, have been reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table for fiscal 2010, fiscal 2009 or fiscal 2008:

Name	Fiscal Year	% of Award Deferred	$ Amount Deferred	DMC AIP Deferred Compensation Plan Deferred Stock Units Issued with respect to Amount Deferred by Executive (1)
Richard G. Wolford	2010	–	$–	NA	(2)
	2009	–	–	–
	2008	–	–	–

David L. Meyers	2010	100%	673,868	NA	(2)
	2009	100%	685,708	73,456
	2008	100%	370,170	53,571

Nils Lommerin	2010	100%	888,215	NA	(2)
	2009	100%	887,827	95,108
	2008	100%	397,640	57,546

Timothy A. Cole	2010	–	–	NA	(2)
	2009	40%	234,583	25,130
	2008	40%	127,835	18,500

David W. Allen	2010	–	–	NA	(2)
	2009	60%	262,544	28,125
	2008	60%	153,076	22,153

(1)	Deferrals of fiscal 2009 and fiscal 2008 annual incentive payments were made under the Del Monte Corporation AIP Deferred Compensation Plan. Under that Plan, amounts deferred were converted to fully vested deferred stock units based on the average of the high and low price of Del Monte’s common stock on the date Annual Incentive Program payments were made.

Del Monte matched 25% of the amounts deferred, in the form of deferred stock units that vest over three fiscal years beginning with the fiscal year of issuance. The grant date fair values of such match amounts have been included under Stock Awards in the Summary Compensation Table for the fiscal year in which the matching payment was issued and accordingly the foregoing table does not include such matching payments.

(2)	Deferrals of fiscal 2010 annual incentive payments were made under the Del Monte Foods Company Deferred Compensation Plan. Under that Plan, deferred amounts are not converted into deferred stock units and Del Monte does not provide a match.

For additional information regarding the Del Monte Foods Company Deferred Compensation Plan and the Del Monte Corporation AIP Deferred Compensation Plan, see “— Fiscal 2010 Nonqualified Deferred Compensation — Narrative Discussion of Plans Reflected in Fiscal 2010 Nonqualified Deferred Compensation Table.”

Change in Pension Value and Nonqualified Deferred Compensation Earnings

There were no above-market or preferential earnings on nonqualified deferred compensation. Accordingly, all amounts reported reflect solely the change in the actuarial pension value under:

•	the Del Monte Corporation Retirement Plan;

•	the portion of the Del Monte Corporation Additional Benefits Plan that relates to the Del Monte Corporation Retirement Plan; and

•	the Del Monte Corporation Supplemental Executive Retirement Plan.

Generally, the change in actuarial pension value reflects the difference between the actuarial present value of accumulated benefits at the end of the fiscal year and at the end of the prior fiscal year, based on the applicable measurement date. However, in fiscal 2009 in accordance with GAAP, we moved our applicable measurement date to the end of our fiscal year (in prior fiscal years, we had used the end of March). Accordingly, the change in actuarial pension value between the end of fiscal 2008 and the end of fiscal 2009 reflects thirteen (rather than twelve) months of growth. The change in pension value reported in the Summary Compensation Table for fiscal 2009 has been annualized by pro-ration to provide comparability between fiscal years.

For additional information regarding the Del Monte Corporation Retirement Plan; the portion of the Del Monte Corporation Additional Benefits Plan that relates to the Del Monte Corporation Retirement Plan; and the Del Monte Corporation Supplemental Executive Retirement Plan, see “— Fiscal 2010 Pension Benefits.” For information regarding Del Monte’s nonqualified deferred compensation plans, see “— Fiscal 2010 Nonqualified Deferred Compensation.”

All Other Compensation

Amounts reported in the Summary Compensation Table as All Other Compensation for fiscal 2010 include the following:

Name	Employer Contributions to Defined Contribution Plans
	Company Matching Contribution Pursuant to the Del Monte Savings Plan (the 401(k) plan)	Amounts Contributed under the Del Monte Corporation Additional Benefits Plan relating to the Del Monte Savings Plan (the 401(k) plan)	Term Life Insurance Premiums	Tax Gross- Ups (1)	Perquisites and Other Personal Benefits (2)

Richard G. Wolford	$7,073	$25,670	$2,239	$4,933	$30,576

David L. Meyers	7,962	8,575	1,329	–	25,097

Nils Lommerin	8,400	10,986	1,540	2,382	–

Timothy A. Cole	6,900	6,315	1,143	2,848	–

David W. Allen	7,025	4,559	1,004	–	–

(1)	Tax gross-ups were paid in connection with tax obligations associated with travel for the named executive officers’ spouses that was provided by Del Monte. Del Monte provides tax gross-ups for executive spousal travel when the travel has been approved by the Senior Vice President and Chief Human Resources Officer and when such travel is determined to have a business benefit to Del Monte. In fiscal 2010, tax gross-ups were provided in connection with spousal travel to Del Monte’s annual sales masters program or the Grocery Manufacturers Association Executive Conference.

(2)	Reflects the aggregate incremental cost of perquisites and other personal benefits provided to Messrs. Wolford and Meyers paid by Del Monte as follows:

•	$22,680 for each of Messrs. Wolford and Meyers in connection with the Del Monte Corporation Executive Medical Reimbursement Plan;

•	Limited use by Messrs. Wolford and Meyers of company season tickets to sporting events; and

•	$6,688 for Mr. Wolford in connection with spousal travel.

Perquisites and other personal benefits provided to each of the other named executive officers had an aggregate incremental value of less than $10,000 and accordingly have been omitted from the table in accordance with SEC rules.

FISCAL 2010 GRANTS OF PLAN-BASED AWARDS

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)(6)	Exercise or Base Price of Option Awards ($/Sh) (7)	Grant Date Fair Value of Stock and Option Awards ($)

Name	Grant Date	Threshold ($)(2)	Target ($)(3)	Maximum ($)(4)	Threshold (5)	Target (#)(5)	Maximum (5)
Richard G. Wolford	9/24/2009							85,500	(9)			$894,300
	9/24/2009									712,500	$11.40	$1,917,862
	9/24/2009				71,250	142,500	213,750					$1,322,743
		$215,847	$1,224,666	$2,449,333

David L. Meyers	6/30/2009							18,364	(8)			$171,428
	9/24/2009							17,900	(9)			$187,228
	9/24/2009									149,100	$11.40	$401,338
	9/24/2009				14,900	29,800	44,700					$276,616
		$66,006	$374,500	$749,000

Nils Lommerin	6/30/2009							23,777	(8)			$221,958
	9/24/2009							29,800	(9)			$311,697
	9/24/2009									248,600	$11.40	$669,166
	9/24/2009				24,850	49,700	74,550					$461,336
		$87,420	$496,000	$992,000

Timothy A. Cole	6/30/2009							6,283	(8)			$58,652
	9/24/2009							15,900	(9)			$166,308
	9/24/2009									132,600	$11.40	$356,924
	9/24/2009				13,250	26,500	39,750					$245,984
		$56,753	$322,000	$644,000

David W. Allen	6/30/2009							7,032	(8)			$65,644
	9/24/2009							10,900	(9)			$114,010
	9/24/2009									91,100	$11.40	$245,217
	9/24/2009				9,100	18,200	27,300					$168,940
		$44,567	$252,865	$505,729

(1)	Reflects possible payouts of amounts that could have been earned with respect to fiscal 2010 at threshold, target and maximum levels, respectively, under the Del Monte Foods Company Annual Incentive Program. Actual amounts earned for fiscal 2010 under the Annual Incentive Program have been reported in the Summary Compensation Table as Non-Equity Incentive Plan Compensation for fiscal 2010.

(2)	Reflects the smallest possible payout, if any payout is made, under the Del Monte Foods Company Annual Incentive Program for the fiscal year. The threshold amount reflects the amount that would have been paid under the Annual Incentive Program with respect to fiscal 2010 if:

•	adjusted EPS had been less than 85% of target, resulting in a score of zero with respect to this objective and the net sales objective;

•	cash flow had been 85% of target, resulting in a score of 25% with respect to this objective; and

•	the named executive officer had received a score of 75% with respect to his individual objectives.

The threshold amount is not a minimum amount; Annual Incentive Program awards may be zero. If Del Monte’s cash flow had been less than 85% of the target established under the Plan for fiscal 2010 (in addition to adjusted EPS less than 85% of target), none of the named executive officers would have received an award under the Del Monte Foods Company Annual Incentive Program for fiscal 2010. Additionally, if a named executive officer had received a score of less than 75% with respect to his individual objectives, such named executive officer would not have received an award for fiscal 2010.

(3)	Reflects the target payout under the Del Monte Foods Company Annual Incentive Program for fiscal 2010. The target amount reflects the amount that would have been paid under the Annual Incentive Program with respect to fiscal 2010 if:

•	adjusted EPS had been 100% of target;

•	net sales had been 100% of target;

•	cash flow had been 100% of target; and

•	the named executive officer had received a score of 100% with respect to his individual objectives.

For additional information regarding the Del Monte Foods Company Annual Incentive Program, including fiscal 2010 targets, see “— Compensation Discussion and Analysis.”

(4)	Reflects the maximum possible payout under the Del Monte Foods Company Annual Incentive Program for fiscal 2010. The maximum amount reflects the amount that would have been paid under the Annual Incentive Program with respect to fiscal 2010 if:

•	adjusted EPS had been at or above 115% of target, resulting in a score of 200% with respect to this objective;

•	net sales had been at or above 104% of target, resulting in a score of 200% with respect to this objective;

•	cash flow had been at or above 115% of target, resulting in a score of 200% with respect to this objective; and

•	the named executive officer had received a score of 200% with respect to his individual objectives.

200% is the maximum score that may be associated with any objective under the Del Monte Foods Company Annual Incentive Program. Accordingly, the maximum possible amount payable under the Annual Incentive Program is double an executive’s target amount, subject to the maximum specified payout of $3 million per person that was applicable in fiscal 2010.

(5)	These performance share units vest based on Del Monte’s achievement of relative total shareholder return (RTSR) over fiscal 2011 through fiscal 2013. Del Monte’s total shareholder return over the performance period (using the first and last months of the performance period to calculate the total shareholder return) will be compared to the total shareholder return of the established comparator companies. The RTSR will be the percentile ranking of Del Monte’s total shareholder return as compared to that of its RTSR performance comparator group. Performance share units will vest (calculated as a percentage of the target award) based on relative total shareholder return as follows:

Relative Total Shareholder Return: Company Performance Percentile	Percentage of Target Award Vested
≥75th percentile	150% (Maximum)
≥68.75, but <75	125
≥62.5, but <68.75	100 (Target)
≥56.5, but <62.5	75
≥50, but <56.5	50 (Threshold)
<50	–

See “— Compensation Discussion and Analysis — Components of Executive Compensation — How were the fiscal 2010 amounts of long-term incentive awards determined?” for information regarding relative total shareholder return (RTSR) as used in connection with the fiscal 2010 performance share units.

(6)	Reflects shares of common stock underlying options granted in fiscal 2010. Options generally vest at the rate of 25% annually over four years.

(7)	The exercise price is the fair market value of Del Monte’s common stock on the grant date, determined in accordance with the Del Monte Foods Company 2002 Stock Incentive Plan to be the average of the high and low price of Del Monte’s common stock on the New York Stock Exchange on such date.

(8)	Reflects shares of common stock underlying deferred stock units issued in fiscal 2010 as the 25% company matching payment relating to the deferral of fiscal 2009 annual incentive award payments under the Del Monte Corporation AIP Deferred Compensation Plan. The deferred stock units relating to the 25% company matching payment vest over three fiscal years beginning with the fiscal year of issuance.

(9)	Reflects shares of common stock underlying performance accelerated restricted stock units (PARS) granted in fiscal 2010. The PARS will vest in September 2014. However, vesting will be accelerated if certain targeted levels of total shareholder return are achieved as follows:

•	If Del Monte attains a total shareholder return that meets or exceeds the 75th percentile as of the end of fiscal 2012, such PARS will vest at the end of fiscal 2012.

•	If Del Monte attains a total shareholder return that meets or exceeds the 55th percentile as of the end of fiscal 2013, such PARS will vest at the end of fiscal 2013.

Del Monte’s achievement of total shareholder return will be measured against the total shareholder returns achieved by the comparator group established by the Compensation Committee in connection with the fiscal 2010 grant of PARS.

See “— Compensation Discussion and Analysis — Components of Executive Compensation — How were the fiscal 2010 amounts of long-term incentive awards determined?” for additional information regarding the total shareholder return targets established by the Compensation Committee in connection with the fiscal 2010 PARS.

See “— Potential Payments upon Employment Termination and Change-of-Control Events” for additional information that could affect the payment of awards reported in the Fiscal 2010 Grants of Plan-Based Awards Table.

OUTSTANDING EQUITY AWARDS AT FISCAL 2010 YEAR END

		Option Awards				Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date (2)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Richard G. Wolford	8/28/2001	200,000		$8.87	8/28/2011	90,900 (5)	$1,358,046	75,750 (12)	$1,131,705
	10/7/2002	200,000		7.56	10/7/2012	92,500 (6)	1,381,950	119,025 (13)	1,778,234
	4/8/2003	750,000 (3)		7.37	4/8/2013	85,500 (7)	1,277,370	195,600 (14)	2,922,264
	9/12/2003	865,000		8.78	9/12/2013			231,150 (15)	3,453,381
	9/22/2004	881,000		10.59	9/22/2014			71,250 (16)	1,064,475
	9/29/2005	631,300		10.24	9/29/2015
	9/21/2006	482,625	160,875	10.37	9/21/2016
	9/27/2007	304,750	304,750	10.33	9/27/2017
	9/25/2008	186,475	559,425	7.77	9/25/2018
	9/24/2009		712,500	11.40	9/24/2019

David L. Meyers	8/28/2001	120,000		8.87	8/28/2011	20,200 (5)	301,788	16,800 (12)	250,992
	10/7/2002	120,000		7.56	10/7/2012	20,800 (6)	310,752	25,875 (13)	386,573
	4/8/2003	300,000 (3)		7.37	4/8/2013	17,900 (7)	267,426	45,000 (14)	672,300
	9/12/2003	200,000		8.78	9/12/2013	4,464 (8)	66,697	52,050 (15)	777,627
	9/22/2004	217,300		10.59	9/22/2014	163 (9)	2,434	14,900 (16)	222,606
	9/29/2005	140,000		10.24	9/29/2015	12,243 (10)	182,905
	9/21/2006	105,000	35,000	10.37	9/21/2016	171 (11)	2,551
	9/27/2007	70,000	70,000	10.33	9/27/2017
	9/25/2008	41,950	125,850	7.77	9/25/2018
	9/24/2009		149,100	11.40	9/24/2019

Nils Lommerin	4/8/2003	150,000 (3)		7.37	4/8/2013	18,400 (5)	274,896	15,350 (12)	229,329
	9/12/2003	125,000		8.78	9/12/2013	34,700 (6)	518,418	24,000 (13)	358,560
	9/22/2004	200,000		10.59	9/22/2014	29,800 (7)	445,212	48,150 (14)	719,361
	9/29/2005	128,000		10.24	9/29/2015	4,796 (8)	71,647	86,700 (15)	1,295,298
	9/21/2006	97,500	32,500	10.37	9/21/2016	175 (9)	2,614	24,850 (16)	371,259
	9/27/2007	75,000	75,000	10.33	9/27/2017	15,851 (10)	236,819
	9/25/2008	69,925	209,775	7.77	9/25/2018	221 (11)	3,299
	9/24/2009		248,600	11.40	9/24/2019

Timothy A. Cole	9/22/2004	100,000		10.59	9/22/2014	10,800 (5)	161,352	9,000 (12)	134,460
	9/29/2005	75,000		10.24	9/29/2015	18,500 (6)	276,390	18,450 (13)	275,643
	9/21/2006	75,000	25,000	10.37	9/21/2016	15,900 (7)	237,546	32,100 (14)	479,574
	9/27/2007	50,000	50,000	10.33	9/27/2017	1,542 (8)	23,033	46,200 (15)	690,228
	9/25/2008	37,300	111,900	7.77	9/25/2018	57 (9)	850	13,250 (16)	197,955
	9/24/2009		132,600	11.40	9/24/2019	4,189 (10)	62,579
						58 (11)	872

David W. Allen	6/5/2006	262,500	87,500	11.74	6/5/2016	12,400 (6)	185,256	9,225 (13)	137,822
	9/21/2006	37,500	12,500	10.37	9/21/2016	10,900 (7)	162,846	27,150 (14)	405,621
	9/27/2007	42,500	42,500	10.33	9/27/2017	1,846 (8)	27,584	31,050 (15)	463,887
	9/25/2008	25,000	75,000	7.77	9/25/2018	67 (9)	1,007	9,100 (16)	135,954
	9/24/2009		91,100	11.40	9/24/2019	4,688 (10)	70,039
						65 (11)	976

(1)	Unless otherwise noted, options generally vest at the rate of 25% of the original grant on each of the first through fourth anniversaries of the grant date.

(2)	Options generally have a 10-year term. All or a portion of an option may expire prior to its stated expiration date in the event of the optionee’s termination of employment (other than due to death or disability).

(3)	Option vested over four years at the rate of 75% on the third anniversary of the grant date and 25% on the fourth anniversary. This option represents a special option that was granted to key employees following the acquisition of certain businesses from H.J. Heinz to encourage retention of such employees during the important post-acquisition period as well as to focus such employees on sustained value creation and alignment with stockholders.

(4)	Market value based on $14.94 per share, the closing price of Del Monte’s common stock on April 30, 2010 (the last business day of fiscal 2010).

(5)	Represents shares subject to performance accelerated restricted stock units (PARS) granted in fiscal 2006 that vest on 9/29/2010, the fifth anniversary of the date of grant.

(6)	Represents shares subject to performance accelerated restricted stock units (PARS) granted in fiscal 2009 that vest on 9/25/2013, the fifth anniversary of the date of grant. However, vesting will be accelerated if certain targeted levels of relative total shareholder return (RTSR) are achieved as follows:

•	If Del Monte attains a relative total shareholder return (RTSR) that meets or exceeds the 75th percentile as of the end of fiscal 2011, such PARS will vest at the end of fiscal 2011.

•	If Del Monte attains a relative total shareholder return (RTSR) that meets or exceeds the 55th percentile as of the end of fiscal 2012, such PARS will vest at the end of fiscal 2012.

(7)	Represents shares subject to performance accelerated restricted stock units (PARS) granted in fiscal 2010 that vest on 9/24/2014, the fifth anniversary of the date of grant. However, vesting will be accelerated if certain targeted levels of relative total shareholder return (RTSR) are achieved as follows:

•	If Del Monte attains a relative total shareholder return (RTSR) that meets or exceeds the 75th percentile as of the end of fiscal 2012, such PARS will vest at the end of fiscal 2012.

•	If Del Monte attains a relative total shareholder return (RTSR) that meets or exceeds the 55th percentile as of the end of fiscal 2013, such PARS will vest at the end of fiscal 2013.

(8)	Represents shares of common stock subject to deferred stock units issued as the 25% company matching payment relating to the deferral of fiscal 2008 annual incentive award payments under the Del Monte Corporation AIP Deferred Compensation Plan. These units vest on 5/01/2011.

(9)	Reflects rounded number of shares of common stock subject to deferred stock units issued in lieu of dividends with respect to the 25% company match deferred stock units that remain subject to vesting as described in footnote (8) above.

(10)	Represents shares of common stock subject to deferred stock units issued as the 25% company matching payment relating to the deferral of fiscal 2009 annual incentive award payments under the Del Monte Corporation AIP Deferred Compensation Plan. These units vest in equal installments on 5/01/2011 and 4/29/2012.

(11)	Reflects rounded number of shares of common stock subject to deferred stock units issued in lieu of dividends with respect to the 25% company match deferred stock units that remain subject to vesting as described in footnote (10) above.

(12)	Represents shares of common stock subject to performance share units granted in fiscal 2006.

In fiscal 2010, Del Monte achieved the fiscal 2010 target level of return on invested capital (ROIC) established in connection with this grant and, accordingly, these performance share units (equal to 50% of the original grant) vested the day following the filing of our Annual Report on Form 10-K for fiscal 2010.

(13)	Represents shares of common stock subject to performance share units granted in fiscal 2007.

In fiscal 2010, Del Monte achieved the fiscal 2010 target level of return on invested capital (ROIC) and the fiscal 2011 target level of return on vested capital (ROIC) established in connection with this grant and, accordingly, these performance share units (equal to 75% of the original grant) vested the day following the filing of our Annual Report on Form 10-K for fiscal 2010.

(14)	Represents the maximum possible number of shares of common stock, if any, which may be earned pursuant to performance share units granted in fiscal 2008. These performance share units vest based on Del Monte’s achievement of relative total shareholder return (RTSR) over fiscal 2009 through fiscal 2011. Del Monte’s total shareholder return over the performance period (using the first and last months of the performance period to calculate the total shareholder return) will be compared to the total shareholder return of the established comparator companies. The RTSR will be the percentile ranking of Del Monte’s total shareholder return as compared to that of its RTSR comparator group. Performance shares will vest (calculated as a percentage of the target award) based on relative total shareholder return as follows:

Relative Total Shareholder Return: Company Performance Percentile	Percentage of Target Award Vested
≥75th percentile	150% (Maximum)
≥68.75, but <75	125
≥62.5, but <68.75	100 (Target)
≥56.5, but <62.5	75
≥50, but <56.5	50 (Threshold)
<50	–

Del Monte is reporting these performance share units at maximum based on its current level of RTSR performance over fiscal 2009 and fiscal 2010.

(15)	Represents the maximum possible number of shares of common stock, if any, which may be earned pursuant to performance share units granted in fiscal 2009. These performance share units vest based on Del Monte’s achievement of relative total shareholder return (RTSR) over fiscal 2010 through fiscal 2012, consistent with the table included in Footnote 14 above. Del Monte is reporting these performance share units at maximum based on its current level of RTSR performance over fiscal 2010.

(16)	Represents the smallest possible number of shares of common stock, if any, which may be earned pursuant to performance share units granted in fiscal 2010 (i.e. the threshold number). These performance share units vest based on Del Monte’s achievement of relative shareholder return (RTSR) over fiscal 2011 through fiscal 2013, consistent with the table included in Footnote 14 above. Del Monte is reporting these performance share units at threshold in the Outstanding Equity Awards at Fiscal 2010 Year End Table because the performance period had not yet commenced as of the end of fiscal 2010.

See “— Compensation Discussion and Analysis” for information regarding the comparator group used to determine achievement of the relative total shareholder return (RTSR) targets established by the Compensation Committee in connection with the fiscal 2009 and fiscal 2010 performance accelerated restricted stock units (PARS) and the fiscal 2009 and fiscal 2010 performance share units.

Additionally, see “— Potential Payments upon Employment Termination and Change-of-Control Events” for additional information that could affect the vesting of options and stock awards.

FISCAL 2010 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)

Richard G. Wolford	189,000	$918,540	176,744	$2,640,552

David L. Meyers	40,800	198,288	124,875	1,457,211

Nils Lommerin	–	–	152,698	1,744,402

Timothy A. Cole	–	–	57,979	720,673

David W. Allen	–	–	51,421	608,012

(1)	The Number of Shares Acquired on Vesting column reflects the vesting in fiscal 2010 of deferred stock units issued under the Del Monte Corporation AIP Deferred Compensation Plan (as described further below) as well as the vesting of performance accelerated restricted stock units (PARS) granted in fiscal 2007 and fiscal 2008 (a portion of which were deferred as described further below).

The vesting in fiscal 2010 of deferred stock units issued under the Del Monte Corporation AIP Deferred Compensation Plan was as follows:

Name	Deferred Stock Units Issued with respect to Executive’s Deferral of Fiscal 2009 AIP Payment (Fully Vested upon Issuance in Fiscal 2010) (#)	Deferred Stock Units Issued as Del Monte Matching Contributions that Vested During Fiscal 2010 (#)	Deferred Stock Units Issued in lieu of Dividends that were Fully Vested upon Issuance in Fiscal 2010 or that Vested During Fiscal 2010 (#)	Total

Richard G. Wolford	–	1,311	1,933	3,244

David L. Meyers	73,456	10,586	2,033	86,075

Nils Lommerin	95,108	15,176	3,814	114,098

Timothy A. Cole	25,130	4,272	877	30,279

David W. Allen	28,125	4,190	806	33,121

For information regarding the terms of this deferral, see “— Fiscal 2010 Nonqualified Deferred Compensation — Narrative Discussion of Plans Reflected in Fiscal 2010 Nonqualified Deferred Compensation Table — Del Monte Corporation AIP Deferred Compensation Plan.”

Due to the application of Section 409A, the receipt of a portion of the fiscal 2007 and fiscal 2008 performance accelerated restricted stock units (PARS) that vested in fiscal 2010 were deferred. The number of shares subject to such deferred PARS are as follows:

	Number of Shares Subject to Fiscal 2007 Deferred PARS	Number of Shares Subject to Fiscal 2008 Deferred PARS	Total

Richard G. Wolford	81,488	66,729	148,217

David L. Meyers	17,804	15,340	33,144

Nils Lommerin	–	–	–

Timothy A. Cole	–	–	–

David W. Allen	–	–	–

For information regarding the terms of this deferral, see “— Fiscal 2010 Nonqualified Deferred Compensation — Narrative Discussion of Plans Reflected in Fiscal 2010 Nonqualified Deferred Compensation Table — Deferred PARS.”

No performance share units vested during fiscal 2010 with respect to the named executive officers. However, in fiscal 2010 as discussed under “— Compensation Discussion and Analysis — Components of Executive Compensation — Was there any vesting of long-term incentive awards pursuant to fiscal 2010 performance?,” Del Monte achieved the fiscal 2010 target level of return on invested capital (ROIC) established in connection with the fiscal 2006 performance share grant and accordingly performance share units equal to 50% of the original grant vested on June 30, 2010 following the filing of our Annual Report on Form 10-K for fiscal 2010. Additionally, Del Monte achieved the fiscal 2010 and fiscal 2011 target levels of return on invested capital (ROIC) established in connection with the fiscal 2007 performance share grant and accordingly performance share units equal to 75% of the original grant also vested on June 30, 2010 following the filing of our Annual Report on Form 10-K for fiscal 2010.

(2)	The Value Realized on Vesting column reflects the aggregate value realized with respect to all stock awards that vested in fiscal 2010, as described in footnote (1) above. The value realized in connection with each vesting of stock awards is calculated as the number of shares (or number of shares subject to such stock award) vested multiplied by the closing price of Del Monte’s common stock on the vesting date. For the PARS, April 30, 2010 (the last business day of fiscal 2010) was used as the vesting date for purposes of calculating the value realized. The value realized amounts are calculated in accordance with the rules and regulations of the SEC and may not reflect the amounts ultimately realized by the named executive officer.

The value realized associated with deferred stock units issued under the Del Monte Corporation AIP Deferred Compensation Plan that vested during fiscal 2010 is as follows:

Name	Value Realized in connection with Deferred Stock Units Issued with respect to Executive’s Deferral of Fiscal 2009 AIP Payment (Fully Vested upon Issuance in Fiscal 2010) ($)	Value Realized in connection with Deferred Stock Units Issued as Del Monte Matching Contributions that Vested During Fiscal 2010 ($)	Value Realized in connection with Deferred Stock Units Issued in lieu of Dividends that were Fully Vested upon Issuance in Fiscal 2010 or that Vested During Fiscal 2010 ($)	Total

Richard G. Wolford	$–	$19,586	$28,876	$48,462

David L. Meyers	689,017	158,155	30,367	877,539

Nils Lommerin	892,113	226,729	56,981	1,175,824

Timothy A. Cole	235,719	63,824	13,109	312,652

David W. Allen	263,813	62,599	12,042	338,454

The value realized associated with performance accelerated restricted stock units (PARS) that vested but were deferred during fiscal 2010 is as follows:

	Value Realized from Fiscal 2007 Deferred PARS	Value Realized from Fiscal 2008 Deferred PARS	Total

Richard G. Wolford	$1,217,431	$996,931	$2,214,362

David L. Meyers	265,992	229,180	495,172

Nils Lommerin	–	–	–

Timothy A. Cole	–	–	–

David W. Allen	–	–	–

FISCAL 2010 PENSION BENEFITS

Name	Plan Name (1)	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($)(3)	Payments During Last Fiscal Year ($)
Richard G. Wolford	Qualified Pension Plan	13.03		$365,415	$–
	Additional Benefits Plan – Qualified Pension Plan Portion	13.03		2,500,736	–
	SERP	13.03		3,142,589	–

David L. Meyers	Qualified Pension Plan	36.92	(2)	1,058,184	–
	Additional Benefits Plan – Qualified Pension Plan Portion	36.92	(2)	1,018,064	–
	SERP	36.92	(2)	2,301,612	–

Nils Lommerin	Qualified Pension Plan	7.14		137,275	–
	Additional Benefits Plan – Qualified Pension Plan Portion	7.14		328,476	–
	SERP	7.14		24,932	–

Timothy A. Cole	Qualified Pension Plan	5.65		144,676	–
	Additional Benefits Plan – Qualified Pension Plan Portion	5.65		288,907	–
	SERP	5.65		5,259	–

David W. Allen	Qualified Pension Plan	3.90		94,454	–
	Additional Benefits Plan – Qualified Pension Plan Portion	3.90		143,572	–
	SERP	3.90		6,251	–

(1)	For purposes of the above table:

•	Qualified Pension Plan is the Del Monte Corporation Retirement Plan;

•	Additional Benefits Plan – Qualified Pension Plan Portion is the portion of the Del Monte Corporation Additional Benefits Plan that relates to the Del Monte Corporation Retirement Plan; and

•	SERP is the Del Monte Corporation Supplemental Executive Retirement Plan.

(2)	Mr. Meyers’ credited years of service correspond to his aggregate actual service with various entities that were or became affiliated with Del Monte, beginning with his May 29, 1973 hire date with Standard Brands, Inc. Mr. Meyers transferred to Del Monte Corporation in May 1989.

Del Monte’s general policy is to recognize all actual years of service with Del Monte and any predecessor employers where the pension liability is transferred to Del Monte or as otherwise negotiated for acquired employees generally in an acquisition agreement. It is Del Monte’s policy not to grant any extra years of credited service above such actual service.

(3)	The Present Value of Accumulated Benefit generally represents the lump sum amount that would be required to be invested as of May 2, 2010 at a fixed interest rate of 5.5% per annum in order to pay the named executive officer upon retirement at age 65 a lump sum equal to:

•

the named executive officer’s accrued benefit under the applicable plan as of the pension plan measurement date used for purposes of preparing Del Monte’s financial statements in accordance with generally accepted accounting principles in the U.S. (which for fiscal 2010 was May 2, 2010); and

•

for the Qualified Pension Plan and Additional Benefits Plan – Qualified Pension Plan Portion, interest credits on such accrued benefit amount until the named executive officer reaches age 65, calculated at 6% per annum.

The Present Value of Accumulated Benefit has been calculated using the same methods and assumptions as those used by Del Monte in the production of its GAAP financial statements as included in its most recent Annual Report on Form 10-K, except retirement age is assumed to be age 65 and no pre-retirement decrements are assumed. Additionally, for any named executive officer who is age 65 or over as of January 1, 2010, employment status used for calculating the Present Value is determined as of the last day of the fiscal year.

The Present Value of Accumulated Benefit has been calculated in accordance with applicable SEC rules and does not represent actual amounts payable to the named executive officers under each plan. For example, at the end of fiscal 2010, no amounts were payable to Mr. Allen under the Del Monte Corporate Supplemental Executive Retirement Plan (or SERP) because Mr. Allen did not have five years of service on such date.

Narrative Discussion of Plans Reflected in Fiscal 2010 Pension Benefits Table

Del Monte currently sponsors three defined benefit pension plans that apply to the named executive officers:

•	the Del Monte Corporation Retirement Plan (the “Qualified Pension Plan”), which provides funded, tax-qualified benefits up to the limits on compensation and benefits under the Internal Revenue Code;

•

the portion of the Del Monte Corporation Additional Benefits Plan relating to the Qualified Pension Plan, which provides unfunded, nonqualified benefits in excess of the limits applicable to the Qualified Pension Plan; and

•

the Del Monte Corporation Supplemental Executive Retirement Plan (or SERP), which provides unfunded, nonqualified benefits that are reduced by benefits under the Qualified Pension Plan and the portion of the Additional Benefits Plan relating to the Qualified Pension Plan, as well as under certain qualified and nonqualified defined benefit and defined contribution plans for former Heinz employees.

The information below describes the material factors necessary to understand the pension benefits that are provided to the named executive officers under these three plans. For a discussion of the reasons for Del Monte providing these plans, please see “— Compensation Discussion and Analysis.”

Del Monte’s general policy is to recognize all actual years of service with Del Monte and any predecessor employers where the pension liability is transferred to Del Monte or as otherwise negotiated for acquired employees generally in an acquisition agreement. It is Del Monte’s policy not to grant any extra years of credited service above such actual service.

Del Monte Corporation Retirement Plan

The Del Monte Corporation Retirement Plan (the “Qualified Pension Plan”) was formed pursuant to the merger of Del Monte’s three qualified defined benefit pension plans, including the Del Monte Corporation Retirement Plan for Salaried Employees which became effective January 1, 1990. As applicable to salaried employees, the Qualified Pension Plan is a non-contributory, cash balance defined benefit retirement plan covering eligible employees of Del Monte. Under the plan as applicable to salaried employees, a participant becomes fully vested in his benefits after completing three years of service, and from that time, a participant is entitled to receive benefits upon termination of employment for any reason. Prior to January 1, 2008, there was a five-year vesting requirement. The change from the five-year vesting requirement to the three-year vesting requirement was driven by the Pension Protection Act of 2006. In general, a salaried employee becomes a participant in the Qualified Pension Plan after completion of one year of service.

Benefit Amount.  Monthly credits equal to a percentage of eligible compensation are made to each participant’s Personal Retirement Account (or PRA) within the Qualified Pension Plan. The PRA, which is a hypothetical account, accumulates these compensation credits as well as interest credits on the participant’s account balance. Upon becoming a participant, a “catch-up” amount is credited. This catch-up amount is the sum of compensation credits and interest credits that would have been made under the Qualified Pension Plan if the participant had been eligible to participate starting at his date of employment with Del Monte.

Prior to January 1, 2005, the monthly compensation credits were determined in accordance with the following schedule:

Participant Age	All Monthly Compensation	Monthly Compensation Above Social Security Wage Base

Below age 35	4.0%	3.0%

35 but below 45	5.0%	3.0%

45 but below 55	6.0%	3.0%

55 and over	7.0%	3.0%

The calculation of compensation credits under the Qualified Pension Plan was changed to the following schedule for all active participants on and after January 1, 2005:

Participant Age	Percentage of Monthly Compensation

Below 30	3.0%

30 but below 35	4.0%

35 but below 40	5.0%

40 but below 45	6.0%

45 but below 50	8.0%

50 but below 55	10.0%

55 but below 60	11.0%

60 but below 65	12.0%

Age 65 and over	13.0%

Eligible compensation for the named executive officers primarily includes:

•	base pay; and

•	awards under the Del Monte Foods Company Annual Incentive Plan or Program that are not deferred by the executive under the Del Monte Corporation AIP Deferred Compensation Plan.

Eligible compensation does not include, among other items:

•	equity compensation, or

•	severance payments in any form.

Notwithstanding the foregoing, compensation used to calculate benefits under the Qualified Pension Plan may not exceed the compensation limit under the Internal Revenue Code. In calendar 2009, this limit was $245,000. In addition, benefits provided under the Qualified Pension Plan may not exceed the benefit amount limit under the Internal Revenue Code. In calendar 2009, this limit was $195,000 payable as a single life annuity beginning at normal retirement age or its equivalent. Benefits that cannot be provided under the Qualified Pension Plan due to these limits are instead provided under the portion of the Del Monte Corporation Additional Benefits Plan that relates to the Qualified Pension Plan, which is discussed below.

The rate used for calculating interest credits under the Qualified Pension Plan was 110% of the interest rate published by Pension Benefit Guaranty Corporation until January 1, 1998 when it changed to 1.5% plus the yield on the 12-month Treasury Bill rate, which was replaced as of June 1, 2001 by 1.5% plus the yield on the 6-month Treasury Bill rate. Effective January 1, 2008, the annual effective rate may not be less than 4.5%. If 1.5% plus the yield on the 6-month Treasury Bill rate results in an annual effective rate of less than 4.5%, a year-end adjustment is made for participants in the plan during that year.

Distribution of Benefits.  As a cash balance pension plan, the Qualified Pension Plan provides a lump sum benefit equal to the participant’s PRA account balance. The benefit is payable at any age, including the designated age 65 normal retirement age, provided a participant is vested. However, no benefits are paid prior to termination of employment. Benefits are also available in the form of actuarially equivalent annuities. The factors for converting

PRA account balances to annuities are based on the 30-Year Treasury Bond rates or, effective January 1, 2008, the segmented rates provided under the Pension Protection Act of 2006, as well as an IRS specified mortality table.

Del Monte Corporation Additional Benefits Plan – Portion Relating to the Del Monte Corporation Retirement Plan

The portion of the Del Monte Corporation Additional Benefits Plan that relates to the Qualified Pension Plan (the “Additional Benefits Plan – Qualified Pension Plan Portion”) is a nonqualified benefit plan that provides supplemental benefits equal to certain benefits that cannot be paid under the Qualified Pension Plan due to Internal Revenue Code limits, as described above under “Del Monte Corporation Retirement Plan.” Additionally, the Additional Benefits Plan – Qualified Pension Plan Portion provides benefits with respect to awards under the Del Monte Foods Company Annual Incentive Plan or Program that are deferred under the Del Monte Corporation AIP Deferred Compensation Plan, because such deferred amounts are not included as eligible compensation under the Qualified Pension Plan. Benefits under the Additional Benefits Plan – Qualified Pension Plan Portion vest at the same time as benefits under the Qualified Pension Plan and are determined using a hypothetical account balance like in the Qualified Pension Plan. Participation in the Additional Benefits Plan – Qualified Pension Plan Portion does not begin until the employee is a participant in the Qualified Pension Plan.

No funds are set aside in a trust for payment of benefits under the Additional Benefits Plan. Rather, benefits are paid from Del Monte’s general assets. Accordingly, participants in the Additional Benefits Plan are general creditors of Del Monte with respect to the payment of these benefits.

Benefit Amount.  Benefits are determined in the same manner, including the catch-up upon becoming a participant, as under the Qualified Pension Plan, but based on compensation and benefit amounts in excess of the qualified plan limits under the Internal Revenue Code and including deferred Del Monte Foods Company Annual Incentive Plan or Program awards.

For Mr. Meyers, the Additional Benefits Plan – Qualified Pension Plan Portion also provides an additional retirement benefit with respect to termination without cause and resignation for good reason that applies the Qualified Pension Plan formula and the Additional Benefits Plan – Qualified Pension Plan Portion formula to all cash severance pay as if it were pensionable compensation and credits such calculated amounts under the Additional Benefits Plan. This provision of the Additional Benefits Plan largely reflects a contractual obligation Del Monte has to Mr. Meyers, which has been in place for a number of years.

Distribution of Benefits.  Vested benefits under the Additional Benefits Plan – Qualified Pension Plan Portion are paid in the seventh full calendar month after termination of employment for any reason (including death). Benefits are paid as a lump sum equal to the participant’s hypothetical account balance under the Plan.

Del Monte Corporation Supplemental Executive Retirement Plan (SERP)

The Del Monte Corporation Supplemental Executive Retirement Plan (the “SERP”) was established effective December 20, 2002 for named former Heinz employees (“Heinz Participants”), as required in connection with Del Monte’s acquisition of certain former businesses of H.J. Heinz Company. Effective as of January 1, 2005, the SERP was amended and restated to also include all employees at the level of vice president or above who are not otherwise Heinz Participants (“Del Monte Participants”). A Del Monte Participant generally was required to remain employed until at least December 20, 2007 (five years following the consummation of the merger with the former Heinz businesses) in order for such Del Monte Participant to vest in the SERP benefit. Messrs. Wolford, Meyers, Lommerin, Cole, and Allen are Del Monte Participants.

Like the Additional Benefits Plan – Qualified Pension Plan Portion, the SERP is a nonqualified benefit plan. No funds are set aside in a trust for payment of benefits under the SERP. Rather, benefits are paid from Del Monte’s general assets. Accordingly, participants in the SERP are general creditors of Del Monte with respect to the payment of these benefits.

A participant vests in his SERP benefit upon attaining age 55 and at least 5 years of service. Additionally, in order to vest in his SERP benefit, a Del Monte Participant must be employed at the level of vice president or higher for at least three years.

Benefit Amount.  The SERP benefit is a lump sum benefit equal to a multiple of final average compensation (which, for purposes of the SERP, is the average of the highest 5 calendar years of compensation out of the last 10 years), offset by other benefits as described below. Eligible compensation under the SERP includes all eligible compensation under the Qualified Pension Plan, without regard to Internal Revenue Code limits. Additionally, as under the Additional Benefits Plan – Qualified Pension Plan Portion, awards under the Del Monte Foods Company Annual Incentive Plan or Program that are deferred under the Del Monte Corporation AIP Deferred Compensation Plan are also included as eligible compensation under the SERP.

The multiple of final average compensation used is based on years of service:

Years of Service (1)	Multiple of Final Average Compensation
Less than 5 years	–
5 years	1.0
10 years	2.0
15 years	3.0
20 years	3.5
25 years	4.0
30 years	4.5
35 years	5.0 Maximum

(1)	For ease of presentation, years of service and the corresponding multiple of final average compensation are presented in the table above in five-year increments. However, between five and thirty-five years of service, the multiple actually increases based on one-year increments.

The SERP benefit is reduced by any benefits payable to the named executive officer under Del Monte’s qualified and other nonqualified pension plans. Notwithstanding the foregoing, the SERP benefit is not reduced by benefits based on employee contributions under any plan or employer matching contributions in any 401(k) plan, including the Del Monte Savings Plan.

Distribution of Benefits.  For the named executive officers, a SERP benefit is paid in a lump sum in the seventh full calendar month after termination of employment for any reason other than death or cause, provided he is vested in his benefit. If a participant dies while actively employed but after vesting in his SERP benefit, a benefit of 85% of the SERP benefit is paid to the designated beneficiary on the thirtieth day following the date of death. Termination for cause (as defined in the SERP) results in complete forfeiture of SERP benefits. For Messrs. Wolford, Meyers, Lommerin and Cole, “Cause” is based on the definition of “cause” in the executive’s employment agreement. If there is no employment agreement (as with Mr. Allen), “cause” means any act of theft, misappropriation, embezzlement, intentional fraud or similar conduct, conviction (or plea of nolo contendere) of a felony involving an act of dishonesty, moral turpitude, deceit or fraud, material damage to the business or property of Del Monte caused by willful or gross negligence or failure to perform lawfully instructed duties of the job.

FISCAL 2010 NONQUALIFIED DEFERRED COMPENSATION

Name	Plan Name (1)	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Richard G. Wolford	DMC AIP Deferred Compensation Plan	$–	$–	$1,032,465	$–	$2,083,522
	DMFC Deferred Compensation Plan	–	–	–	–	–
	Additional Benefits Plan – 401(k) Plan Portion	–	25,670	3,496	25,670	198,331
	Deferred PARS	2,214,362	–	–	–	2,214,362
David L. Meyers	DMC AIP Deferred Compensation Plan	685,708	171,428	1,047,612	–	2,427,848
	DMFC Deferred Compensation Plan	–	–	–	–	–
	Additional Benefits Plan – 401(k) Plan Portion	–	8,575	–	8,575	–
	Deferred PARS	495,171	–	–	–	495,171
Nils Lommerin	DMC AIP Deferred Compensation Plan	887,827	221,958	1,974,549	–	4,390,902
	DMFC Deferred Compensation Plan	–	–	–	–	–
	Additional Benefits Plan – 401(k) Plan Portion	–	10,986	–	10,986	–
	Deferred PARS	–	–	–	–	–
Timothy A. Cole	DMC AIP Deferred Compensation Plan	234,583	58,652	454,203	–	1,023,918
	DMFC Deferred Compensation Plan	–	–	–	–	–
	Additional Benefits Plan – 401(k) Plan Portion	–	6,315	317	–	24,310
	Deferred PARS	–	–	–	–	–
David W. Allen	DMC AIP Deferred Compensation Plan	262,544	65,644	416,867	–	961,378
	DMFC Deferred Compensation Plan	–	–	–	–	–
	Additional Benefits Plan – 401(k) Plan Portion	–	4,559	–	4,559	–
	Deferred PARS	–	–	–	–	–

(1)	For purposes of the above table:

•	DMC AIP Deferred Compensation Plan is the Del Monte Corporation AIP Deferred Compensation Plan (which was frozen in fiscal 2010);

•

DMFC Deferred Compensation Plan is the Del Monte Foods Company Deferred Compensation Plan (which replaced the frozen Del Monte Corporation AIP Deferred Compensation Plan as described in “— Compensation Discussion and Analysis — Components of Executive Compensation — Why does Del Monte provide supplemental retirement and deferral compensation benefits to its executives?”);

•	Additional Benefits Plan – 401(k) Plan Portion is the portion of the Del Monte Corporation Additional Benefits Plan that relates to the Del Monte Savings Plan, a 401(k) plan; and

•	Deferred PARS represent performance accelerated restricted stock units (PARS) awarded under the Del Monte Foods Company 2002 Stock Incentive Plan that have vested but were deferred.

Narrative Discussion of Fiscal 2010 Nonqualified Deferred Compensation Table

DMC AIP Deferred Compensation Plan

Executive Contributions in Last Fiscal Year.  The amount reported under the Executive Contributions in Last Fiscal Year column with respect to the DMC AIP Deferred Compensation Plan represents the portion of the Annual Incentive Program payment relating to fiscal 2009 that was deferred by the named executive officer. Annual Incentive Program payments typically occur in late June/early July, following completion of Del Monte’s fiscal year and determination by the Compensation Committee of the appropriate award amount for each executive officer. Accordingly, such amounts did not become executive contributions and were not credited under the DMC AIP Deferred Compensation Plan until fiscal 2010.

Pursuant to the terms of the Plan, the amount deferred by each executive officer was converted to fully vested deferred stock units as set forth below.

Name	Percentage of Fiscal 2009 AIP Payment Deferred by Executive under the DMC AIP Deferred Compensation Plan (%)	Amount Contributed by Executive in Fiscal 2010 under the DMC AIP Deferred Compensation Plan ($)	Deferred Stock Units Issued in Fiscal 2010 with respect to the Executive Contribution under the DMC AIP Deferred Compensation Plan (#)
Richard G. Wolford	–%	$–	–
David L. Meyers	100%	685,708	73,456
Nils Lommerin	100%	887,827	95,108
Timothy A. Cole	40%	234,583	25,130
David W. Allen	60%	262,544	28,125

Amounts contributed by each named executive officer in fiscal 2010 under the DMC AIP Deferred Compensation Plan have been reported in the Summary Compensation Table as Non-Equity Incentive Plan Compensation for fiscal 2009. This Plan was frozen during fiscal 2010 and accordingly deferrals of fiscal 2010 Annual Incentive Program payments were made under the DMFC Deferred Compensation Plan, discussed below.

Registrant Contributions in Last Fiscal Year.  The amount reported under the Registrant Contributions in Last Fiscal Year column with respect to the DMC AIP Deferred Compensation Plan represents Del Monte’s matching contribution under the Plan in fiscal 2010, which was equal to 25% of the fiscal 2009 Annual Incentive Program payment deferred by the executive. The matching contributions were made at the same time that the corresponding executive contributions were credited. Like the amount deferred by the executive under this Plan, this matching contribution was converted to deferred stock units as set forth below.

Name	Amount Contributed in Fiscal 2010 by Del Monte with respect to the 25% Matching Contribution under the DMC AIP Deferred Compensation Plan ($)	Deferred Stock Units Issued in Fiscal 2010 with respect to the Del Monte 25% Matching Contribution under the DMC AIP Deferred Compensation Plan (#)(1)
Richard G. Wolford	$–	–
David L. Meyers	171,428	18,364
Nils Lommerin	221,958	23,777
Timothy A. Cole	58,652	6,283
David W. Allen	65,644	7,032

(1)	These deferred stock units vest in equal annual installments, with vesting at the end of each of fiscal 2010, fiscal 2011 and fiscal 2012.

Amounts contributed by Del Monte in Fiscal 2010 under the DMC AIP Deferred Compensation Plan have been reported in the Summary Compensation Table as Stock Awards for fiscal 2010.

Aggregate Earnings in Last Fiscal Year.  With respect to the DMC AIP Deferred Compensation Plan, the Aggregate Earnings in Last Fiscal Year column reflects the crediting of dividends, which are converted into additional deferred stock units. The dollar amount of dividends that were converted during fiscal 2010 and the related deferred stock units issued to the named executive officers are set forth below. These deferred stock units are subject to vesting to the same extent as the deferred stock units with respect to which they were issued.

Name	Dividends Credited in Fiscal 2010 with respect to Deferred Stock Units Issued under the DMC AIP Deferred Compensation Plan ($)	Deferred Stock Units Issued in Fiscal 2010 in Lieu of Dividends (#)
Richard G. Wolford	$26,204	2,603
David L. Meyers	26,882	2,575
Nils Lommerin	50,491	4,892
Timothy A. Cole	11,627	1,122
David W. Allen	10,692	1,025

With respect to the DMC AIP Deferred Compensation Plan, the Aggregate Earnings in Last Fiscal Year column also reflects the impact of changes in the value of the Del Monte common stock underlying the deferred stock units credited to each named executive officer. Such impact has been calculated as follows:

•

With respect to any deferred stock units issued in fiscal 2010, the closing price of Del Monte’s common stock on April 30, 2010 (the last business day of fiscal 2010) minus the value used to determine the number of deferred stock units to be issued (i.e., the average of the high and low price of Del Monte’s common stock on the applicable issuance date); and

•

With respect to any deferred stock units issued prior to fiscal 2010, the closing price of Del Monte’s common stock on April 30, 2010 (the last business day of fiscal 2010) minus the closing price on May 1, 2009 (the last business day of fiscal 2009).

Total earnings in fiscal 2010 reflecting such impact are as follows:

Name	Impact of Changes in Del Monte Stock Price Reflected in Earnings under the DMC AIP Deferred Compensation Plan
Richard G. Wolford	$1,006,261
David L. Meyers	1,020,730
Nils Lommerin	1,924,058
Timothy A. Cole	442,576
David W. Allen	406,175

Aggregate Withdrawals / Distributions.  There were no distributions of deferred stock units to the named executive officers under the DMC AIP Deferred Compensation Plan in fiscal 2010.

Aggregate Balance at Last Fiscal Year-End.  With respect to the DMC AIP Deferred Compensation Plan, the Aggregate Balance at Last Fiscal Year-End column represents deferred stock units held by the named executive officers at the end of fiscal 2010, valued for purposes of reporting a dollar amount in the table at $14.94 per share, the closing price of Del Monte’s common stock on April 30, 2010 (the last business day of fiscal 2010). Such deferred stock units held are as follows:

Name	Deferred Stock Units Issued under the DMC AIP Deferred Compensation Plan (Held at FYE) (1)
Richard G. Wolford	139,459
David L. Meyers	162,507
Nils Lommerin	293,902
Timothy A. Cole	68,535
David W. Allen	64,349

(1)	Includes deferred stock units that remained subject to vesting at the end of fiscal 2010 as follows: Mr. Meyers: 17,041; Mr. Lommerin: 21,043; Mr. Cole: 5,845; and Mr. Allen: 6,667.

DMFC Deferred Compensation Plan

As noted above under “— DMC AIP Deferred Compensation Plan,” Annual Incentive Program payments typically occur in late June/early July, following completion of Del Monte’s fiscal year and determination by the Compensation Committee of the appropriate award amount for each executive officer. Accordingly, fiscal 2010 Annual Incentive Program awards deferred by the named executive officers did not become executive contributions and were not credited under the DMFC Deferred Compensation Plan until fiscal 2011. Please see “— Summary Compensation Table — Narrative Discussion of Summary Compensation Table — Non-Equity Incentive Plan Compensation — Deferral of Non-Equity Incentive Plan Compensation” for information regarding the fiscal 2010 Annual Incentive Program award amounts deferred by each executive officer under the DMFC Deferred Compensation Plan. There were no contributions, earnings, or distributions under the Del Monte Foods Company Deferred Compensation Plan in fiscal 2010.

Additional Benefits Plan – 401(k) Plan Portion

Executive Contributions in Last Fiscal Year.  There are no executive contributions under the portion of the Del Monte Corporation Additional Benefits Plan that relates to the Del Monte Savings Plan, a 401(k) plan.

Registrant Contributions in Last Fiscal Year.  The amount reported under the Registrant Contributions in Last Fiscal Year column with respect to the Additional Benefits Plan – 401(k) Plan Portion represents supplemental matching contributions made by Del Monte. All such amounts have been included in the Summary Compensation Table as All Other Compensation for fiscal 2010.

Under the Additional Benefits Plan – 401(k) Plan Portion, supplemental matching contributions based on the matching contribution terms of the Del Monte Savings Plan (a 401(k) plan) are paid in a lump sum in the calendar year after the Internal Revenue Code limitation would have been applied, or, if the participant elects before the beginning of that calendar year, supplemental matching contributions are deferred. Del Monte’s contributions under this Plan are not impacted by whether a participant elects to defer such contributions or not. Additionally, Del Monte’s contributions under this Plan are not impacted by whether a participant elects to defer compensation under the 401(k) Plan or not.

Aggregate Earnings in Last Fiscal Year.  With respect to the Additional Benefits Plan – 401(k) Plan Portion, reported amounts in the Aggregate Earnings in Last Fiscal Year column represent earnings on amounts deferred by the participant in prior years. For information regarding how these earnings are calculated, see “— Narrative Discussion of Plans Reflected in Fiscal 2010 Nonqualified Deferred Compensation Table — Del Monte Corporation Additional Benefits Plan – Portion Relating to the Del Monte Savings Plan — Earnings” below.

If a participant did not elect to defer supplemental matching contributions under the Additional Benefits Plan – 401(k) Plan Portion, such contributions are withdrawn soon after contribution and there are no earnings with respect to such amounts.

Aggregate Withdrawals / Distributions.  With respect to the Additional Benefits Plan – 401(k) Plan Portion, the Aggregate Withdrawals/Distributions column for Messrs. Wolford, Meyers, Lommerin and Allen represents amounts paid during fiscal 2010 because Messrs. Wolford, Meyers, Lommerin and Allen did not elect to defer the supplemental matching contributions for calendar 2009. Mr. Cole elected to defer such supplemental matching contributions for calendar 2009 and accordingly had no distributions under this Plan in fiscal 2010.

Aggregate Balance at Last Fiscal Year-End. With respect to the Additional Benefits Plan – 401(k) Plan Portion, the Aggregate Balance at Last Fiscal Year-End column reflects amounts deferred by the named executive officer, together with aggregate earnings. Because Messrs. Meyers, Lommerin and Allen have never deferred their supplemental matching contributions, none of them currently has a balance under the Additional Benefits Plan – 401(k) Plan Portion. Although Mr. Wolford did not defer his supplemental matching contribution for calendar 2009, he had deferred such contributions for certain previous calendar years, generating (with earnings) the aggregate balance reflected in the Fiscal 2010 Nonqualified Deferred Compensation Table. Mr. Cole deferred his supplemental matching contribution for calendar 2009 and for prior years, generating the aggregate balance reflected in the table.

Deferred PARS

Executive Contributions in Last Fiscal Year.  The amount reported under the Executive Contributions in Last Fiscal Year column with respect to the Deferred PARS represents performance accelerated restricted stock units (PARS) that vested but were deferred during fiscal 2010 as described in footnotes (1) and (2) to the Fiscal 2010 Option Exercises and Stock Vested Table, valued for purpose of reporting a dollar amount in the Fiscal 2010 Nonqualified Deferred Compensation Table at $14.94 per share, the closing price of Del Monte’s common stock on April 30, 2010 (the last business day of fiscal 2010).

Registrant Contributions in Last Fiscal Year.  There are no registrant contributions in connection with the PARS that vested but were deferred during fiscal 2010.

Aggregate Earnings in Last Fiscal Year.  There were no earnings in fiscal 2010 in connection with the PARS that vested but were deferred during fiscal 2010 because such deferral was deemed to have occurred on the last day of the fiscal year. Dividends will begin accruing on the deferred stock units following the date such units were credited to the executive officers’ deferral accounts, which was May 27, 2010.

Aggregate Withdrawals / Distributions.  There were no distributions to the named executive officers with respect to the deferred PARS in fiscal 2010.

Aggregate Balance at Last Fiscal Year-End.  The deferral of the PARS that vested but were deferred during fiscal 2010 was deemed to have occurred on the last day of the fiscal year. Accordingly, the amount reported under the Aggregate Balance at Last Fiscal Year-End with respect to the Deferred PARS represents the PARS that vested but were deferred during fiscal 2010, valued for purpose of reporting a dollar amount in the Fiscal 2010 Nonqualified Deferred Compensation Table at $14.94 per share, the closing price of Del Monte’s common stock on April 30, 2010 (the last business day of fiscal 2010).

Narrative Discussion of Plans Reflected in Fiscal 2010 Nonqualified Deferred Compensation Table

Del Monte currently tracks nonqualified deferred compensation for its named executive officers under four plans:

•	the Del Monte Corporation AIP Deferred Compensation Plan, which allowed for deferrals of Annual Incentive Plan or Program payments, up to and including the fiscal 2009 AIP payment;

•	the Del Monte Foods Company Deferred Compensation Plan, which allows for deferrals of Annual Incentive Plan or Program payments, beginning with the fiscal 2010 AIP payment;

•

the portion of the Additional Benefits Plan relating to the Del Monte Savings Plan, which provides supplemental matching contributions that cannot be provided under the Del Monte Savings Plan due to Internal Revenue Code limits; and

•	the Del Monte Foods Company 2002 Stock Incentive Plan, pursuant to which the vested but deferred performance accelerated restricted stock units (Deferred PARS) were awarded.

Del Monte Corporation AIP Deferred Compensation Plan

On September 24, 2009, the Board of Directors of Del Monte Foods Company and the Board of Directors of Del Monte Corporation (Del Monte Foods Company’s wholly owned subsidiary) froze the Del Monte Corporation AIP Deferred Compensation Plan (the “DMC AIP Deferred Compensation Plan”) effective October 1, 2009. Accordingly, on and after October 1, 2009, no new deferrals could be made under the DMC AIP Deferred Compensation Plan and no new participants could be admitted under the Plan. The freezing of the DMC AIP Deferred Compensation Plan did not affect amounts held in the Plan as of October 1, 2009 for the benefit of participants in the Plan as of October 1, 2009.

Employees at identified senior salary grades who were designated by the Chief Executive Officer had been eligible to participate in the DMC AIP Deferred Compensation Plan. Deferral elections were required to be completed prior to the beginning of the fiscal year. Each named executive officer was eligible to participate in the Plan with respect to his fiscal 2009 Annual Incentive Program awards; however, not all of those who were eligible elected to participate.

No funds are set aside in a trust for payment of benefits under the DMC AIP Deferred Compensation Plan. Rather, benefits are paid from Del Monte’s general assets. Accordingly, participants in the DMC AIP Deferred Compensation Plan are general creditors of Del Monte with respect to the payment of these benefits.

Contributions.  Eligible employees were able to elect to defer from 5% to 100% of their annual incentive award paid under the Del Monte Foods Company Annual Incentive Plan or Program. Del Monte provided a matching contribution of up to 25% of the employee’s deferral amount. The employee deferral and the Del Monte match were converted to deferred stock units at the fair market value of Del Monte common stock on the day the annual incentive award was otherwise paid, specifically the average of the high and low price for Del Monte’s common stock on such date. The employee deferrals are always 100% vested. Del Monte’s matching contribution vests in equal installments over three fiscal years. In the event of death or a “Change in Control” (as defined in the Plan), a participant will become 100% vested in Del Monte’s matching contribution.

Earnings.  Deferred stock units issued pursuant to the terms of the DMC AIP Deferred Compensation Plan are credited with dividends in the form of additional deferred stock units. The number of additional deferred stock units credited is determined by multiplying the number of deferred stock units held by the named executive officer on the applicable dividend record date by the per share cash dividend declared, and then dividing such amount by the average of the high and low price of Del Monte’s common stock on the applicable dividend payment date. These additional deferred stock units are subject to vesting to the same extent as the deferred stock units with respect to which they were issued.

Each participant’s “account” under the DMC AIP Deferred Compensation Plan reflects the number of deferred stock units that have been credited to that account. Changes in the value of Del Monte’s common stock do not affect the number of deferred stock units that have been credited.

Distributions.  Generally, vested amounts deferred in the DMC AIP Deferred Compensation Plan accounts are paid following the earliest to occur of the executive officer’s termination of employment, death, or disability. Generally, payment is made in the form of either a lump sum or installments, depending on the type of event triggering payment, and any applicable executive officer elections. When distribution is made, the vested deferred stock units in an employee’s “account” are paid out in the form of Del Monte common stock. Any deferred stock units issued under the DMC AIP Deferred Compensation Plan, as well as any Del Monte common stock issued with respect to such deferred stock units, are granted under the Del Monte Foods Company 2002 Stock Incentive Plan.

Del Monte Foods Company Deferred Compensation Plan

On September 24, 2009, the Board of Directors of Del Monte Foods Company adopted the Del Monte Foods Company Deferred Compensation Plan (the “DMFC Deferred Compensation Plan”) effective October 1, 2009. Generally, employees at a vice president level or above, including executive officers, are eligible to participate in the DMFC Deferred Compensation Plan. Generally, deferral elections will be required to be completed prior to the beginning of the fiscal year; however, deferral elections with respect to the fiscal 2010 Annual Incentive Program award were required to be made within thirty days of the effectiveness of the DMFC Deferred Compensation Plan.

No funds are set aside in a trust for payment of benefits under the DMFC Deferred Compensation Plan. Rather, benefits are paid from Del Monte’s general assets. Accordingly, participants in the DMFC Deferred Compensation Plan are general creditors of Del Monte with respect to the payment of these benefits.

Contributions.  Eligible employees may elect to defer from 5% to 100% of their annual incentive award paid under the Del Monte Foods Company Annual Incentive Plan or Program. Such deferred amounts are credited to a bookkeeping account established in the name of the employee on the day the annual incentive award is otherwise paid. The employee is always 100% vested in his contribution and any earnings thereon. Del Monte does not make any matching or discretionary contributions to the DMFC Deferred Compensation Plan.

Earnings.  At the time of deferral, with respect to the allocation of amounts credited to their bookkeeping accounts, employees may select from a range of phantom investment alternatives that mirror the gains and/or losses of the investment choices (other than Del Monte common stock) offered under the Del Monte Savings Plan (Del Monte’s 401(k) plan). Employees may make changes to their selection of phantom investment alternatives on a daily basis.

Distributions.  Under the DMFC Deferred Compensation Plan, Del Monte will be obligated to deliver on a future date deferred compensation credited to the employee’s bookkeeping account, adjusted for any positive or negative investment results from the phantom investment alternatives selected by the employee under the Plan. Such amounts will be payable in cash.

Generally, amounts deferred in DMFC Deferred Compensation accounts are distributed in connection with the executive’s death, disability, termination, of employment, retirement, or, if applicable, a specified date elected by the executive officer. Generally, payments are made in the form of either a lump sum or installments, depending on the type of event triggering payment and, if applicable, any applicable executive officer elections.

Del Monte Corporation Additional Benefits Plan – Portion Relating to the Del Monte Savings Plan

The portion of the Del Monte Corporation Additional Benefits Plan that relates to the Del Monte Savings Plan (the “Additional Benefits Plan – 401(k) Plan Portion”) is an “excess” benefit plan designed to provide supplemental matching contributions that cannot be provided under the Del Monte Savings Plan (Del Monte’s 401(k) plan) due to Internal Revenue Code limits. In fiscal 2010, each named executive officer participated in the Additional Benefits Plan – 401(k) Plan Portion.

No funds are set aside in a trust for payment of benefits under the Additional Benefits Plan. Rather, benefits are paid from Del Monte’s general assets. Accordingly, participants in the Additional Benefits Plan are general creditors of Del Monte with respect to the payment of these benefits.

Contributions.  There are no executive contributions under the Additional Benefits Plan.

Contributions by Del Monte are awarded once a year as of the end of the calendar year. In order to receive a contribution under the Additional Benefits Plan – 401(k) Plan Portion, an executive must be eligible to participate in the Del Monte Savings Plan (one year of employment required). Additionally, an executive must be entitled to vesting of his Company matching contributions under the Del Monte Savings Plan if he were to participate in the Del Monte Savings Plan (two years of employment required). Accordingly, no amounts are contributed with respect to any executive officer until the calendar year-end following the second anniversary of an executive’s date of hire.

In general, contributions are determined by multiplying the amount of the executive’s compensation recognized for Del Monte Savings Plan purposes that exceeds applicable IRS limits ($245,000) for calendar 2009), by the maximum percentage of employee pre-tax contribution that can attract Company match amounts under the Del Monte Savings Plan (currently 6%) and by the percentage level of Company match under the Del Monte Savings

Plan (currently 50%). Currently, this results in a contribution equal to 3% of compensation in excess of applicable IRS limits. Phantom interest is then applied to such amount to arrive at the actual contribution amount. The phantom interest is credited with respect to the period compensation exceeded the IRS limit and accordingly amounts could not be credited under the Del Monte Savings Plan. The rate used for such phantom interest is the same as the rate used to credit earnings under the Additional Benefits Plan – 401(k) Plan Portion (as discussed below). In general, only base salary is treated as compensation under the Del Monte Savings Plan. Equity compensation and Annual Incentive Plan or Program payments are not included as compensation.

At the end of the calendar year following the second anniversary of an executive’s date of hire, a “catch-up” amount is also contributed. This catch-up amount is the amount that would have been contributed at the end of the calendar year following the first anniversary of the executive’s date of hire, had the executive been eligible to participate in the Additional Benefits Plan – 401(k) Plan Portion at that time, increased by the applicable phantom interest since such calendar year-end.

Earnings.  If a participant elects to defer supplemental matching contributions under the Additional Benefits Plan – 401(k) Plan Portion, such deferred amounts are credited with earnings. Such earnings are based on the stable value fund available under the Del Monte Savings Plan. Interest is credited for each calendar year by applying the interest rate to the January 1 account balance (if any) for each month during that year. During fiscal 2010, the average monthly rate reflected by such stable value fund was 0.12%.

Distributions.  Supplemental matching contributions based on the Del Monte Savings Plan are paid in a lump sum in the calendar year after the IRS limitation would have been applied (i.e., such amounts are withdrawn soon after contribution). Alternatively, if the participant elects before the beginning of that calendar year, supplemental matching contributions are deferred, with earnings as described above, typically until the January after the year of termination of employment (regardless of cause), or if later (with respect to any termination other than death), in the seventh full calendar month after termination of employment, and then paid in a lump sum.

Deferred PARS

Contributions.  Our performance accelerated restricted stock units (PARS) provide for cliff vesting on the fifth-anniversary of the grant date, with an opportunity to accelerate vesting upon the achievement of established relative total shareholder return (RTSR) targets. As discussed under “— Compensation Discussion and Analysis — Components of Executive Compensation — Was there any vesting of long-term incentive awards pursuant to fiscal 2010 performance?,” our RTSR performance through fiscal 2010 resulted in the vesting of the fiscal 2007 and fiscal 2008 PARS grants at the end of fiscal 2010. The application of Section 409A to the resulting vested PARS required the deferral of receipt of a portion of those vested PARS held by employees who were retirement-eligible (defined as having attained age 55 with at least 10 years of service). Such deferred PARS have been deemed to be contributions made by the executive officer, where applicable, and are recorded as deferred stock units. Such deferrals are permitted under the terms of the PARS grants as well as under the 2002 Stock Incentive Plan pursuant to which such grants were made.

Earnings.  The deferred PARS are credited with dividends in the form of additional deferred stock units, beginning after the date on which such deferred PARS were credited to the executive officers’ deferral accounts, which was May 27, 2010. The number of additional deferred stock units credited is determined by multiplying the number of deferred stock units held by the named executive officer on the applicable dividend record date by the per share cash dividend declared, and then dividing such amount by the average of the high and low price of Del Monte’s common stock on the applicable dividend payment date. These additional deferred stock units are vested upon issuance because the deferred PARS with respect to which they are issued are vested.

Distributions.  Deferred stock units relating to the deferred PARS will be paid to the named executive officer in a one-time distribution, generally following the earliest to occur of his termination of employment, death, disability, a “Change in Control” (as defined in the plan), or the fifth anniversary of the applicable PARS grant date. When distribution is made, the deferred stock units in an employee’s “account” are paid out in the form of Del Monte common stock. Any deferred stock units relating to the deferred PARS, as well as any Del Monte common stock issued with respect to such deferred stock units, are granted under the Del Monte Foods Company 2002 Stock Incentive Plan.

No funds are set aside in a trust for payment of account balances with respect to the deferred stock units relating to the deferred PARS. Rather, benefits are paid from Del Monte’s general assets. Accordingly, the executive officers are general creditors of Del Monte with respect to the payment of these benefits.

POTENTIAL PAYMENTS UPON EMPLOYMENT TERMINATION AND CHANGE-OF-CONTROL EVENTS

Set forth in the tables below are estimated payments and benefits that would be provided to each of our named executive officers in connection with their respective terminations of employment under various circumstances, including a Change of Control. Generally, the severance benefits for our named executive officers include a multiple of their base salary and target Annual Incentive Plan or Program (AIP) award along with a pro-rata AIP payment for the year in which termination occurs, pro-rata vesting of their outstanding equity awards (provided that pro-rata performance share units only vest if stated performance measures are achieved) and the continuation of health and welfare benefits. Certain named executive officers also would receive a multiple of their annual perquisite cash allowance, outplacement services, and six months of office and secretarial services. As a condition of receiving any severance benefits, all named executive officers must execute a full waiver and release of all claims in the Company’s favor and agree to abide by certain covenants regarding confidentiality, non-solicitation of Company employees, non-interference with the Company’s business relationships and non-disparagement of the Company and its products. In the event of an executive’s death or termination due to disability, executives will vest in 100% of all outstanding stock option and performance accelerated restricted stock unit (PARS) awards, and will continue to vest in outstanding performance share unit awards to the extent the performance measures are achieved. In addition to the benefits described in the tables below, upon termination of employment the named executive officers may also be eligible for other benefits that are generally available to all salaried employees, such as life insurance, long-term disability, and qualified plan benefits (pension and 401(k)). For information regarding benefits under the Del Monte Corporation Retirement Plan, see “— Fiscal 2010 Pension Benefits.” Further, executives will vest in 100% of all outstanding equity awards in the event of a Change of Control.

Four of the five named executive officers currently have employment agreements with the Company which set forth the specific terms and conditions of their severance benefits. Because each named executive officer’s employment arrangement differs slightly, the severance terms and conditions for each of our named executive officers is set forth below in an individual table. Accompanying each table is a summary of the named executive officer’s employment arrangement with the Company. Mr. Allen does not have an employment agreement with the Company and therefore his severance terms and conditions are based primarily upon the Company’s Executive Severance Plan as described below.

For purposes of the employment arrangements with the named executive officers, “Change of Control” generally means the occurrence of any one of the following events:

•	any sale, lease, exchange or other transfer of all or substantially all of the assets of the Company;

•

the approval by the holders of any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, of any plan or proposal for the liquidation or dissolution of the Company;

•

any Person or Group (as defined in Section 13(d) of the Securities Exchange Act of 1934) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 40% of the aggregate ordinary voting power of the Company;

•

the replacement of a majority of the Board of Directors over any two-year period, as such Board of Directors was constituted at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors then still in office who either were members of such Board of Directors at the beginning of such period; or

•

a merger or consolidation involving the Company in which the Company is not the surviving corporation, or a merger or consolidation involving the Company in which the Company is the surviving corporation but the holders of shares of Common Stock receive securities of another corporation and/or other property, including cash, or any other similar transaction.

For purposes of Mr. Wolford’s employment agreement, “Cause,” as determined by the Board of Directors, generally means the occurrence of one of the following:

•	a felony or a crime involving moral turpitude; or

•	an uncured material breach of his employment agreement.

For purposes of Mr. Meyers’ employment agreement, “Cause,” as determined by the Board, generally means the occurrence of one of the following:

•	criminal dishonesty;

•

deliberate and continual refusal to perform employment duties on substantially a full-time basis or to act in accordance with any specific lawful instructions given to Mr. Meyers in connection with the performance of his duties; or

•	deliberate misconduct that is reasonably likely to be materially damaging to Del Monte without a reasonable good faith belief by Mr. Meyers that such conduct was in the best interests of Del Monte.

For purposes of the employment agreements with Messrs. Lommerin and Cole and under the terms of the Executive Severance Plan for Mr. Allen, “Cause,” as determined by the Board, generally means the occurrence of one of the following:

•	a material breach by the executive of the terms of his agreement or, in the case of Mr. Allen, Del Monte’s policies (including the Standards of Business Conduct);

•	any act of theft, misappropriation, embezzlement, intentional fraud or similar conduct by the executive involving Del Monte or any affiliate;

•	the conviction or the plea of nolo contendere or the equivalent in respect of a felony involving an act of dishonesty, moral turpitude, deceit or fraud by the executive;

•	any damage of a material nature to the business or property of Del Monte or any affiliate caused by the executive’s willful or grossly negligent conduct; or

•	the executive’s failure to act in accordance with any specific lawful instructions given to the executive in connection with the performance of the executive’s duties.

For purposes of each of the named executive officers, “disability,” as determined by the Board, generally means that for a period of six consecutive months or more the executive has suffered a disability that renders him unable to perform the essential functions of his position, even with a reasonable accommodation.

For purposes of the employment agreements with Messrs. Meyers, Lommerin and Cole, as determined by the Board, the executive generally shall have “good reason” to terminate his employment upon the occurrence of any one of the following events without the executive’s written consent or the failure of the Company to cure the event within ten business days of executive’s notice:

•

a material adverse change in the executive’s position causing it to be of materially less stature, responsibility, or authority without the executive’s written consent, and such a materially adverse change shall in all events be deemed to occur if the executive no longer serves in the position of his current title;

•

a reduction, without the executive’s written consent, in the executive’s base salary or the amount the executive is eligible to earn under the AIP (or successor plan thereto), or the executive’s incentive or equity opportunity under any material Del Monte incentive or equity program;

•

a material reduction without the executive’s consent in the aggregate health and welfare benefits provided to the executive pursuant to the health and welfare plans, programs and arrangements in which the executive is eligible to participate; or

•	the failure of Del Monte to obtain a satisfactory agreement from any successor to assume and agree to perform the executive’s employment agreement.

As required, the tables below assume that the termination of employment and/or Change-of-Control event occurred on the last day of fiscal 2010 (May 2, 2010) and assume that the price per share of Del Monte common stock was $14.94, the closing price on the last business day of fiscal 2010 (April 30, 2010). Also, the tables assume that a year end adjustment will be necessary at the end of calendar 2010 in order to meet the 4.5% minimum interest rate required under the Del Monte Corporation Retirement Plan, and accordingly, the tables below assume that the effective annual rate for interest credits used in estimating the benefit under the Del Monte Corporation Retirement Plan and the Del Monte Additional Benefits Plan – Pension Portion is 4.5% for the 2010 calendar year.

Richard G. Wolford

If Mr. Wolford’s employment is terminated due to his death, disability or for Cause, the Company shall pay Mr. Wolford (or his estate in the case of his death) a portion of his target AIP Award for the year in which termination occurs, prorated for Mr. Wolford’s actual employment during such year and, with respect to a termination for Cause, also adjusted for performance. In addition, if Mr. Wolford’s employment is terminated due to his death or disability, Mr. Wolford will vest in 100% of his outstanding stock options and PARS and he will continue to vest in his outstanding performance share units to the extent the performance measures are achieved.

If Mr. Wolford’s employment is terminated by the Company without Cause, the Company shall pay or provide Mr. Wolford:

•	a cash severance amount equal to two times (2x) his current annual base salary and target AIP Award paid in a lump sum;

•	a portion of his target AIP Award for the year in which termination occurs, adjusted for performance and prorated for Mr. Wolford’s actual employment during such year, paid in a lump sum;

•	a cash perquisite payment equal to two times (2x) his annual perquisite allowance paid in a lump sum;

•

executive health and welfare benefit continuation for two years – including executive medical and dental, prescription drug, life, accidental death and disability (AD&D), and short-term and long-term disability insurance plans, programs and arrangements, or programs that are no less favorable in the aggregate; and

•	pro-rata vesting of outstanding stock option and stock awards (provided that pro-rata performance share units only vest if stated performance measures are achieved).

If Mr. Wolford’s employment is terminated due to his voluntary retirement or resignation for any reason, the Company shall provide Mr. Wolford the same benefits as provided in the event of his termination by the Company without Cause with the following exception: the cash severance amount shall be $3,990,000.

If Mr. Wolford’s employment is terminated by the Company without Cause within two years after a Change of Control or Mr. Wolford resigns for any reason within two years after a Change of Control, the Company shall pay Mr. Wolford the same benefits as provided in the event of his termination without Cause by the Company with the following exceptions:

•	the cash severance amount equal to two times (2x) his current annual base salary and target AIP Award shall be increased to 2.99 times (2.99x);

•	the pro-rata AIP Award shall be based on the greater of target and performance;

•	the Company shall pay a tax gross-up payment in connection with Internal Revenue Code Section 280G (referred to as the 280G gross-up) for the cash severance payment provided to Mr. Wolford; and

•	pursuant to the Del Monte Foods 2002 Stock Incentive Plan, all of his outstanding equity awards shall vest as of the effective date of the Change of Control.

As a retirement eligible employee, Mr. Wolford will have the remaining life of the option to exercise his vested options upon any termination event, except for a termination by the Company for Cause. Generally, Mr. Wolford’s cash severance and other deferred compensation benefits will be subject to a six-month delay of payment pursuant to Section 409A. In the event of Mr. Wolford’s resignation or termination by the Company for any reason other than Cause he will receive a SERP benefit.

Amounts shown in the table below represent vesting or distributions triggered or affected by termination event only. Accordingly, previously vested stock options, which are reflected in the table set forth under “— Outstanding Equity Awards at Fiscal 2010 Year End,” are not reflected in the table below. Retirement and deferred compensation amounts below reflect the estimated lump-sum present value of such benefits.

A Change of Control without a termination event will result in 100% vesting of all Mr. Wolford’s outstanding equity awards in an aggregate amount equal to $25,169,799.

Table for Richard G. Wolford

	Death	Retirement/ Resignation	Resignation Within Two Years After a Change of Control	Involuntary Termination by Company
				Disability	For Cause	Without Cause	Within Two Years After a Change of Control

Cash Compensation:
Severance – Multiple of Base Salary and Target Annual Incentive Program (AIP) Award	$–	$3,990,000	$7,095,271	$–	$–	$4,746,001	$7,095,271
Severance – Perquisite Allowance	–	84,000	84,000	–	–	84,000	84,000
Pro-rata Current Year AIP Award	1,243,000	2,240,840	2,240,840	1,243,000	2,240,840	2,240,840	2,240,840
Equity Compensation:
Performance Share Units (1)	10,350,059	6,569,561	12,479,009	10,350,059	–	6,569,561	12,479,009
Performance Accelerated Restricted Stock Units (PARS)	4,017,366	1,837,964	4,017,366	4,017,366	–	1,837,964	4,017,366
Stock Options	8,673,424	4,817,523	8,673,424	8,673,424	–	4,817,523	8,673,424
Retirement Deferred Compensation:
Supplemental Executive Retirement Plan (SERP)	2,646,865	3,113,959	3,113,959	3,113,959	–	3,113,959	3,113,959
Additional Benefits Plan (ABP) – Qualified Pension Plan Portion	2,510,691	2,510,691	2,510,691	2,510,691	2,510,691	2,510,691	2,510,691
ABP – 401(k) Plan Portion	205,320	205,320	205,320	205,320	205,320	205,320	205,320
DMC AIP Deferred Compensation Plan	2,083,521	2,083,521	2,083,521	2,083,521	2,083,521	2,083,521	2,083,521
Other Benefits:
Post-termination Health and Welfare Benefit Continuation	–	69,425	69,425	–	–	69,425	69,425
280G Excise Tax Gross-up	–	–	3,405,223	–	–	–	3,405,223

Total:	$31,730,246	$27,522,804	$45,978,049	$32,197,340	$7,040,372	$28,278,805	$45,978,049

(1)	Except in connection with a Change of Control, performance share units remain subject to their original performance vesting criteria and timing thereof. For purposes of the table above, performance relating to the fiscal 2008 and fiscal 2009 performance share unit grants has been assumed at maximum and performance relating to the fiscal 2010 performance share unit grant has been assumed at threshold (consistent with the reporting of such grants in the Outstanding Equity Awards at Fiscal 2010 Year End Table).

David L. Meyers

If Mr. Meyers’ employment is terminated due to his death, the Company shall pay Mr. Meyers’ estate or designated beneficiary a portion of his target AIP Award for the year in which termination occurs, adjusted for performance and prorated for Mr. Meyers’ actual employment during such year. In addition, 100% of the unvested deferred stock units under the DMC AIP Deferred Compensation Plan will vest. If Mr. Meyers’ employment is terminated by the Company due to his disability, the Company shall pay Mr. Meyers a cash severance amount equal to his current annual base salary and target AIP Award in a lump sum. In addition, if Mr. Meyers’ employment is terminated due to his death or disability, Mr. Meyers will vest in 100% of his outstanding stock options and PARS and will continue to vest in his outstanding performance share units to the extent the performance measures are achieved.

If Mr. Meyers’ employment is terminated due to his retirement or for Cause, Mr. Meyers is not entitled to any severance benefits. However, in the event of Mr. Meyers’ retirement, the Company will provide pro-rata vesting of outstanding stock option and stock awards (provided that pro-rata performance share units only vest if stated performance measures are achieved). Additionally, under the Annual Incentive Program, Mr. Meyers will receive a portion of his target AIP award for the year in which he retires, adjusted for performance and prorated for Mr. Meyers’ actual employment during such year.

If Mr. Meyers’ employment is terminated by the Company without Cause or Mr. Meyers’ resigns for Good Reason, the Company shall pay or provide Mr. Meyers:

•

a cash severance amount equal to two times (2x) his current annual base salary and target AIP Award (or, if greater, the amount of the AIP Award for next preceding year of full-time employment), paid in a lump sum;

•	a portion of his target AIP Award for the year in which termination occurs, adjusted for performance and prorated for Mr. Meyers’ actual employment during such year, paid in a lump sum;

•	a cash perquisite payment equal to his annual perquisite allowance paid in a lump sum;

•	health and welfare benefit continuation for 36 months – including executive medical and dental, prescription drug, life, and AD&D insurance plans, programs and arrangements;

•	an additional benefit under the Additional Benefits Plan – Qualified Pension Plan portion relating to Mr. Meyers’ cash severance;

•	pro-rata vesting of outstanding stock option and stock awards (provided that pro-rata performance share units only vest if stated performance measures are achieved);

•	executive-level outplacement services for 18 months in an amount not to exceed in any calendar year 18% of Mr. Meyers’ base salary and target AIP Award; and

•	office and secretarial services for a six-month period immediately following termination of employment.

If Mr. Meyers’ employment is terminated by the Company without Cause or he resigns for Good Reason within two years after a Change of Control, the Company shall provide Mr. Meyers the same benefits as provided in the event of his termination without Cause by the Company with the following exceptions:

•	the Company shall pay a 280G gross-up payment on account of the cash severance payment provided to Mr. Meyers; and

•	pursuant to the Del Monte Foods 2002 Stock Incentive Plan and the DMC AIP Deferred Compensation Plan all of his outstanding equity awards shall vest as of the effective date of the Change of Control.

As a retirement eligible employee, Mr. Meyers will have the remaining life of the option to exercise his vested options upon any termination event, except for a termination by the Company for Cause. Generally, Mr. Meyers’ cash severance and other deferred compensation benefits will be subject to a six-month delay of payment pursuant to Section 409A. Finally, in the event of Mr. Meyers’ resignation or termination by the Company for any reason other than Cause he will receive a SERP benefit.

Amounts shown in the table below represent vesting or distributions triggered or affected by termination event only. Accordingly, previously vested stock options, which are reflected in the table set forth under “— Outstanding Equity Awards at Fiscal 2010 Year End,” are not reflected in the table below. Retirement and deferred compensation amounts below reflect the estimated lump-sum present value of such benefits.

A Change of Control without a termination event will result in 100% vesting of all Mr. Meyers’ outstanding equity awards (including unvested deferred stock units under the DMC AIP Deferred Compensation Plan) in an aggregate amount equal to $5,802,672.

Table for David L. Meyers

					Involuntary Termination by Company
	Death	Retirement/ Resignation	Resignation for Good Reason	Resignation for Good Reason within Two Years After a Change of Control	Disability	For Cause	Without Cause	Within Two Years After a Change of Control

Cash Compensation:
Severance – Multiple of Base Salary and Target AIP Award	$–	$–	$2,427,736	$1,836,000	$918,000	$–	$2,427,736	$1,836,000
Severance – Perquisite Allowance	–	–	36,000	36,000	–	–	36,000	36,000
Pro-rata Current Year AIP Award	673,868	673,868	673,868	673,868	–	–	673,868	673,868
Equity Compensation:
Performance Share Units (1)	2,310,098	1,468,313	1,468,313	2,755,310	2,310,098	–	1,468,313	2,755,310
PARS	879,966	407,653	407,653	879,966	879,966	–	407,653	879,966
Stock Options	1,912,809	1,071,566	1,071,566	1,912,809	1,912,809	–	1,071,566	1,912,809
Retirement Deferred Compensation:
SERP	2,096,143	2,466,050	2,246,570	2,246,570	2,466,050	–	2,246,570	2,246,570
ABP – Qualified Pension Plan Portion	971,676	971,676	1,191,156	1,191,156	971,676	971,676	1,191,156	1,191,156
ABP – 401(k) Plan Portion	–	–	–	–	–	–	–	–
DMC AIP Deferred Compensation Plan	2,427,848	2,173,259	2,173,259	2,427,848	2,173,259	2,173,259	2,173,259	2,427,848
Other Benefits:
Post-termination Health and Welfare Benefit Continuation	–	–	105,541	105,541	–	–	105,541	105,541
280G Excise Tax Gross-up	–	–	–	865,186	–	–	–	865,186

Total:	$11,272,408	$9,232,385	$11,801,662	$14,930,254	$11,631,858	$3,144,935	$11,801,662	$14,930,254

(1)	Except in connection with a Change of Control, performance share units remain subject to their original performance vesting criteria and timing thereof. For purposes of the table above, performance relating to the fiscal 2008 and fiscal 2009 performance share unit grants has been assumed at maximum and performance relating to the fiscal 2010 performance share unit grant has been assumed at threshold (consistent with the reporting of such grants in the Outstanding Equity Awards at Fiscal 2010 Year End Table).

Nils Lommerin

If Mr. Lommerin’s employment is terminated due to his death, the Company shall pay Mr. Lommerin’s estate or designated beneficiary a portion of his target AIP Award for the year in which termination occurs, adjusted for performance and prorated for Mr. Lommerin’s actual employment during such year. In addition, 100% of the unvested deferred stock units under the DMC AIP Deferred Compensation Plan will vest. If Mr. Lommerin’s employment is terminated by the Company due to his disability, the Company shall pay Mr. Lommerin a cash severance amount equal to his current annual base salary and target AIP Award in a lump sum. In addition, if Mr. Lommerin’s employment is terminated due to his death or disability, Mr. Lommerin will vest in 100% of his outstanding stock options and PARS and will continue to vest in his outstanding performance share units to the extent the performance measures are achieved.

If Mr. Lommerin’s employment is terminated due to his voluntary resignation or for Cause, Mr. Lommerin is not entitled to any severance benefits.

If Mr. Lommerin’s employment is terminated by the Company without Cause or Mr. Lommerin resigns for Good Reason, the Company shall pay or provide Mr. Lommerin:

•	a cash severance amount equal to one and one-half times (1 1/2x) his current annual base salary and target AIP Award paid in a lump sum;

•	a portion of his target AIP Award for the year in which termination occurs, adjusted for performance and prorated for Mr. Lommerin’s actual employment during such year, paid in a lump sum;

•	a cash perquisite payment equal to one and one-half times (1 1/2x) his annual perquisite allowance paid in a lump sum;

•	health and welfare benefit continuation for 18 months – including medical, dental, prescription drug, life, and AD&D insurance plans, programs and arrangements;

•	pro-rata vesting of outstanding stock option and stock awards (provided that pro-rata performance share units only vest if stated performance measures are achieved); and

•	executive-level outplacement services for 18 months in an amount not to exceed in any calendar year 18% of Mr. Lommerin’s base salary and target AIP Award.

If Mr. Lommerin’s employment is terminated by the Company without Cause or he resigns for Good Reason within two years after a Change of Control, the Company shall provide Mr. Lommerin the same benefits as provided in the event of his termination without Cause by the Company with the following exceptions:

•	the cash severance amount equal to one and one-half times (1 1/2x) his current annual base salary and target AIP Award shall be increased to two times (2x);

•

the Company shall pay a 280G gross-up payment on account of the cash severance payment provided to Mr. Lommerin; provided that such gross-up payment shall only be paid if the cash severance payment exceeds the 280G excess parachute payment criterion by 5% or more; and

•	pursuant to the Del Monte Foods 2002 Stock Incentive Plan and the DMC AIP Deferred Compensation Plan all of his outstanding equity awards shall vest as of the effective date of the Change of Control.

Generally, Mr. Lommerin’s cash severance and other deferred compensation benefits will be subject to a six-month delay of payment pursuant to Section 409A.

Amounts shown in the table below represent vesting or distributions triggered or affected by termination event only. Accordingly, previously vested stock options, which are reflected in the table set forth under “— Outstanding Equity Awards at Fiscal 2010 Year End,” are not reflected in the table below. Retirement and deferred compensation amounts below reflect the estimated lump-sum present value of such benefits.

A Change of Control without a termination event will result in 100% vesting of all Mr. Lommerin’s outstanding equity awards (including unvested deferred stock units under the DMC AIP Deferred Compensation Plan) in an aggregate amount equal to $8,147,638.

Table for Nils Lommerin

					Involuntary Termination by Company
	Death	Resignation	Resignation for Good Reason	Resignation for Good Reason within Two Years After a Change of Control	Disability	For Cause	Without Cause	Within Two Years After a Change of Control

Cash Compensation:
Severance – Multiple of Base Salary and Target AIP Award	$–	$–	$1,701,000	$2,268,000	$1,134,000	$–	$1,701,000	$2,268,000
Severance – Perquisite Allowance	–	–	54,000	54,000	–	–	54,000	54,000
Pro-rata Current Year AIP Award	888,215	–	888,215	888,215	–	–	888,215	888,215
Equity Compensation:
Performance Share Units (1)	2,973,807	–	1,704,400	3,716,325	2,973,807	–	1,704,400	3,716,325
PARS	1,238,526	–	470,401	1,238,526	1,238,526	–	470,401	1,238,526
Stock Options	2,878,406	–	1,534,652	2,878,406	2,878,406	–	1,534,652	2,878,406
Retirement Deferred Compensation:
SERP	–	–	–	–	–	–	–	–
ABP – Qualified Pension Plan Portion	264,515	264,515	264,515	264,515	264,515	264,515	264,515	264,515
ABP – 401(k) Plan Portion	–	–	–	–	–	–	–	–
DMC AIP Deferred Compensation Plan	4,390,902	4,076,521	4,076,521	4,390,902	4,076,521	4,076,521	4,076,521	4,390,902
Other Benefits:
Post-termination Health and Welfare Benefit Continuation	–	–	19,437	19,437	–	–	19,437	19,437
280G Excise Tax Gross-up	–	–	–	1,141,967	–	–	–	1,141,967

Total:	$12,634,371	$4,341,036	$10,713,141	$16,860,293	$12,565,775	$4,341,036	$10,713,141	$16,860,293

(1)	Except in connection with a Change of Control, performance share units remain subject to their original performance vesting criteria and timing thereof. For purposes of the table above, performance relating to the fiscal 2008 and fiscal 2009 performance share unit grants has been assumed at maximum and performance relating to the fiscal 2010 performance share unit grant has been assumed at threshold (consistent with the reporting of such grants in the Outstanding Equity Awards at Fiscal 2010 Year End Table).

Timothy A. Cole

The terms of Mr. Cole’s employment are the same as Mr. Lommerin’s set forth above.

A Change of Control without a termination event will result in 100% vesting of all Mr. Cole’s outstanding equity awards (including unvested deferred stock units under the DMC AIP Deferred Compensation Plan) in an aggregate amount equal to $4,552,859.

Table for Timothy A. Cole

					Voluntary Termination by Company
	Death	Resignation	Resignation for Good Reason	Resignation for Good Reason Within Two Years After a Change of Control	Disability	For Cause	Without Cause	Within Two Years After a Change of Control

Cash Compensation:
Severance – Multiple of Base Salary and Target AIP Award	$–	$–	$1,185,750	$1,581,000	$790,500	$–	$1,185,750	$1,581,000
Severance – Perquisite Allowance	–	–	54,000	54,000	–	–	54,000	54,000
Pro-rata Current Year AIP Award	578,555	–	578,555	578,555	–	–	578,555	578,555
Equity Compensation:
Performance Share Units (1)	1,777,860	–	1,069,326	2,173,770	1,777,860	–	1,069,326	2,173,770
PARS	675,288	–	264,363	675,288	675,288	–	264,363	675,288
Stock Options	1,616,477	–	884,983	1,616,477	1,616,477	–	884,983	1,616,477
Retirement Deferred Compensation:
SERP	–	–	–	–	–	–	–	–
ABP – Qualified Pension Plan Portion	245,684	245,684	245,684	245,684	245,684	245,684	245,684	245,684
ABP – 401(k) Plan Portion	24,668	24,668	24,668	24,668	24,668	24,668	24,668	24,668
DMC AIP Deferred Compensation Plan	1,023,918	936,594	936,594	1,023,918	936,594	936,594	936,594	1,023,918
Other Benefits:
Post-termination Health and Welfare Benefit Continuation	–	–	18,161	18,161	–	–	18,161	18,161
280G Excise Tax Gross-up	–	–	–	756,785	–	–	–	756,785

Total:	$5,942,450	$1,206,946	$5,262,084	$8,748,306	$6,067,071	$1,206,946	$5,262,084	$8,748,306

(1)	Except in connection with a Change of Control, performance share units remain subject to their original performance vesting criteria and timing thereof. For purposes of the table above, performance relating to the fiscal 2008 and fiscal 2009 performance share unit grants has been assumed at maximum and performance relating to the fiscal 2010 performance share unit grant has been assumed at threshold (consistent with the reporting of such grants in the Outstanding Equity Awards at Fiscal 2010 Year End Table).

David W. Allen

Mr. Allen does not have an employment agreement with the Company. Mr. Allen’s severance benefits are primarily pursuant to the terms and conditions of the Company’s Executive Severance Plan. If Mr. Allen’s employment is terminated due to his death, retirement, resignation, disability or for Cause, Mr. Allen is not entitled to any severance benefits under the Executive Severance Plan. However, if Mr. Allen’s employment is terminated due to his death or disability, Mr. Allen will receive pursuant to the Annual Incentive Program a portion of his target AIP Award for the year in which termination occurs, prorated for Mr. Allen’s actual employment during such year. Additionally, Mr. Allen will vest in 100% of his outstanding stock options and PARS and will continue to vest in his outstanding performance share units to the extent the performance measures are achieved. In the event of Mr. Allen’s death, 100% of the unvested deferred stock units under the DMC AIP Deferred Compensation Plan will vest.

If Mr. Allen’s employment is terminated by the Company without Cause, the Company shall pay or provide Mr. Allen:

•	a cash severance amount equal to one and one-half times (1 1/2x) his current annual base salary and target AIP Award paid in a lump sum;

•

a portion of his target AIP Award for the year in which termination occurs, adjusted for performance (but not to exceed performance at 100%) and prorated for Mr. Allen’s actual employment during such year, paid in a lump sum;

•	health and welfare benefit continuation for 18 months – including medical, dental, prescription drug, life and AD&D insurance plans, programs and arrangements;

•	pro-rata vesting of outstanding stock option and stock awards (provided that pro-rata performance share units only vest if stated performance measures are achieved); and

•	executive-level outplacement services.

If Mr. Allen’s employment is terminated by the Company without Cause within two years after a Change of Control, the Company shall provide Mr. Allen the same benefits as provided in the event of his termination without Cause by the Company with the following exceptions:

•	the cash severance amount equal to one and one-half times (1 1/2x) his current base salary and target AIP Award shall be increased to two times (2x) paid in a lump sum;

•

the Company shall pay a 280G gross-up payment on account of the cash severance payment provided to Mr. Allen; provided that such gross-up payment shall only be paid if the cash severance payment exceeds the 280G excess parachute payment criterion by 5% or more; and

•	pursuant to the Del Monte Foods 2002 Stock Incentive Plan and the DMC AIP Deferred Compensation Plan all of his outstanding equity awards shall vest as of the effective date of the Change of Control.

Generally, Mr. Allen’s cash severance and other deferred compensation benefits will be subject to a six-month delay of payment pursuant to Section 409A.

Amounts shown in the table below represent vesting or distributions triggered or affected by termination event only. Accordingly, previously vested stock options, which are reflected in the table set forth under “— Outstanding Equity Awards at Fiscal 2010 Year End,” are not reflected in the table below. Retirement and deferred compensation amounts below reflect the estimated lump-sum present value of such benefits.

A Change of Control without a termination event will result in 100% vesting of all Mr. Allen’s outstanding equity awards (including unvested deferred stock units under the DMC AIP Deferred Compensation Plan) in an aggregate amount equal to $3,256,193.

Table for David W. Allen

			Involuntary Termination by Company
	Death	Resignation	Disability	For Cause	Without Cause	Within Two Years After a Change of Control

Cash Compensation:
Severance – Multiple of Base Salary and Target AIP Award	$–	$–	$–	$–	$1,035,938	$1,381,250
Severance – Perquisite Allowance	–	–	–	–	–	–
Pro-rata Current Year AIP Award	252,865	–	252,865	–	252,865	252,865
Equity Compensation:
Performance Share Units (1)	1,143,283	–	1,143,283	–	614,393	1,415,192
PARS	348,102	–	348,102	–	78,480	348,102
Stock Options	1,393,294	–	1,393,294	–	600,219	1,393,294
Retirement Deferred Compensation:
SERP	–	–	–	–	–	–
ABP – Qualified Pension Plan Portion	116,887	116,887	116,887	116,887	116,887	116,887
ABP – 401(k) Plan Portion	–	–	–	–	–	–
DMC AIP Deferred Compensation Plan	961,377	861,772	861,772	861,772	861,772	961,377
Other Benefits:
Post-termination Health and Welfare Benefit Continuation	–	–	–	–	17,788	17,788
280G Excise Tax Gross-up	–	–	–	–	–	649,512

Total:	$4,215,808	$978,659	$4,116,203	$978,659	$3,578,342	$6,536,267

(1)	Except in connection with a Change of Control, performance share units remain subject to their original performance vesting criteria and timing thereof. For purposes of the table above, performance relating to the fiscal 2008 and fiscal 2009 performance share unit grants has been assumed at maximum and performance relating to the fiscal 2010 performance share unit grant has been assumed at threshold (consistent with the reporting of such grants in the Outstanding Equity Awards at Fiscal 2010 Year End Table).

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information on Del Monte’s equity compensation plans. All equity compensation plans have been approved by Del Monte stockholders.

	As of May 2, 2010
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights Column (a)		Weighted-Average Exercise Price Of Outstanding Options, Warrants and Rights Column (b)		Number of Securities Remaining Available forFuture Issuance underEquity Compensation Plans (Excluding Securities Reflected in Column (a)) Column (c)
Equity compensation plans approved by security holders	23,449,491	(1)	$9.57	(2)	8,220,424	(3)
Equity compensation plans not approved by security holders	–		–		–

Total:	23,449,491		$9.57		8,220,424

(1)	This includes 153,214 non-employee director restricted stock units, 1,444,400 performance accelerated restricted stock units (PARS), 507,751 ROIC-based performance share units, 1,627,201 RTSR-based performance share units (included herein based on target award but reducing shares available for future issuance based on maximum award), 991,419 deferred stock units, and 18,725,506 options to purchase shares outstanding under the Del Monte Foods Company Non-Employee Director and Independent Contractor 1997 Stock Incentive Plan, the Del Monte Foods Company 1998 Stock Incentive Plan and the Del Monte Foods Company 2002 Stock Incentive Plan. Each of these plans is described in our Annual Report on Form 10-K for fiscal 2010 filed with the Securities and Exchange Commission on June 29, 2010.

(2)	This weighted exercise price does not include outstanding performance share units, restricted stock units or deferred stock units. The remaining weighted term of these options is 6.09 years.

(3)	All of these shares remain available for future grants of awards under the Del Monte Foods Company 2002 Stock Incentive Plan. As of May 2, 2010, 4,116,555 shares had been issued under the 2002 Stock Incentive Plan.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Del Monte stockholders will be “householding” our proxy materials. A single annual report and proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, you may:

•

if you are a stockholder of record, direct your written request to Investor Relations, Del Monte Foods Company, P.O. Box 193575, San Francisco, California 94119-3575, or contact the Investor Relations department by phone at (415) 247-3382; or

•	if you are not a stockholder of record, notify your broker.

Del Monte will promptly deliver, upon request to the Del Monte address or telephone number listed above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered. If you currently receive multiple copies of the proxy statement at your address and would like to request “householding” of these communications, please contact your broker if you are not a stockholder of record; or contact our Investor Relations Department if you are a stockholder of record, using the contact information provided above.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting of Stockholders. If any other matters are properly brought before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

James Potter

General Counsel and Secretary

August [XX], 2010

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended May 2, 2010 is available without charge upon written request to: Corporate Secretary, Del Monte Foods Company, P.O. Box 193575, San Francisco, California 94119-3575.

ANNEX A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

DEL MONTE FOODS COMPANY

Del Monte Foods Company, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.        The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 20, 1998 under the name Del Monte Foods Company.

2.        This Amended and Restated Certificate of Incorporation restates, integrates and further amends the Certificate of Incorporation of the Corporation.

3.        This Amended and Restated Certificate of Incorporation and the amendments to the Certificate of Incorporation contained herein were duly adopted in accordance with the provisions of Section 242 and 245 of the General Corporation Law of the State of Delaware.

4.        The Certificate of Incorporation of the Corporation is hereby restated, integrated and further amended to read in its entirety as follows:

ARTICLE I - NAME

The name of the company is Del Monte Foods Company (the “Corporation”).

ARTICLE II - AGENT

The registered office of the Corporation is located at 1209 Orange Street, in the City of Wilmington, in the County of New Castle, in the State of Delaware. The name of its registered agent at that address is The Corporation Trust Company.

ARTICLE III - PURPOSE

The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware.

ARTICLE IV - STOCK

Section 1.        Authorized Stock.    The aggregate number of shares which the Corporation shall have authority to issue is 502,000,000 of which 2,000,000 of said shares shall be par value $0.01, and shall be designated Preferred Stock, and 500,000,000 of said shares shall be par value $0.01 per share, and shall be designated Common Stock.

Section 2.        Preferred Stock.    Subject to the limitations and in the manner provided by law, shares of the Preferred Stock may be issued from time to time in series and the Board of Directors of the Corporation is hereby authorized to establish and designate series of the Stock, to fix the number of shares constituting each series, and to fix the designations and the relative rights, preferences and limitations of the shares of each series and the variations in the relative rights, preferences and limitations as between series, and to increase and to decrease the number of shares constituting each series. Subject to the limitations and in the manner provided by law, the authority of the Board of Directors of the Corporation with respect to each series shall include but shall not be limited to the authority to determine the following:

(a)        The designation of such series.

(b)        The number of shares initially constituting such series.

(c)        The increase, and the decrease to a number not less than the number of the outstanding shares of such series, of the number of shares constituting such series theretofore fixed.

(d)        The rate or rates and the times at which dividends on the shares of such series shall be paid, the form in which such dividends shall be paid or payable (which may include additional shares of capital stock of the Corporation) and whether or not such dividends shall be cumulative and, if such dividends shall be cumulative, the date or dates from and after which they shall accumulate; provided, however, that, if the stated dividends are not paid in full, the shares of all series of the Preferred Stock ranking pari passu shall share ratably in the payment of dividends, including accumulations, if any, in accordance with the sums which would be payable on such shares if all dividends were declared and paid in full.

(e)        Whether or not the shares of such series shall be redeemable and, if such shares shall be redeemable, the terms and conditions of such redemption, including but not limited to the date or dates upon or after which such shares shall be redeemable and the amount per share which shall be payable upon such redemption, which amount may vary under different conditions and at different redemption dates.

(f)        The amount payable on the shares of such series in the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; provided, however, that the holders of such shares shall be entitled to be paid, or to have set apart for payment, not less than $.01 per share before the holders of shares of the Common Stock or the holders of any other class or series of stock ranking junior to the Preferred Stock as to rights on liquidation shall be entitled to be paid any amount or to have any amount set apart for payment; and provided further, that, if the amounts payable on liquidation are not paid in full, the shares of all series of the Preferred Stock ranking pari passu shall share ratably in any distribution of assets other than by way of dividends in accordance with the sums which would be payable in such distribution if all sums payable were discharged in full. A liquidation, dissolution or winding up of the Corporation, as such terms are used in this paragraph (f), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other corporation or other entity or corporations or other entities or a sale, lease or conveyance of all or a part of its assets.

(g)        Whether or not the shares of such series shall have voting rights, in addition to the voting rights provided by law and, if such shares shall have such voting rights, the terms and conditions thereof, including but not limited to the right of the holders of such shares to vote as a separate class either alone or with the holders of shares of one or more other series of Preferred Stock and the right to have more than one vote per share.

(h)        Whether or not a sinking fund shall be provided for the redemption of the shares of such series and, if such a sinking fund shall be provided, the terms and conditions thereof.

(i)        Whether or not a purchase fund shall be provided for the redemption of the shares of such series and, if such a purchase fund shall be provided, the terms and conditions thereof.

(j)        Whether or not the shares of such series shall have conversion or exchange privileges, and, if such shares shall have conversion or exchange privileges, the terms and conditions of conversion or exchange, including but not limited to any provision for the adjustment of the conversion rate or the conversion price and whether conversion or exchange can be effected solely by the Corporation or the holder.

(k)        Any other relative rights, preferences and limitations.

Section 3.        Voting Rights.    Except as otherwise provided by law or by the resolution or resolutions providing for the issue of any series of Preferred Stock, the holders of outstanding shares of Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, each holder of record of shares of Common Stock being entitled to one vote for each share of Common Stock standing in such holder’s name on the books of the Corporation.

Section 4.        No Class Vote On Changes In Authorized Number of Shares Of Stock.    Subject to the rights of the holders of any series of Preferred Stock pursuant to the terms of this Amended and Restated Certificate of Incorporation or any resolution or resolutions providing for the issuance of such series of stock adopted by the Board of Directors, the number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote generally in the election of directors irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

ARTICLE V - AMENDMENT OF BYLAWS

In furtherance and not in limitation of the powers conferred by law, the Board of Directors of the Corporation (the “Board”) is expressly authorized and empowered to adopt, amend and repeal the Bylaws of the Corporation by a majority vote at any regular or special meeting of the Board or by unanimous consent in lieu of a meeting. Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation and in addition to any other vote required by law, the affirmative vote of the holders of not less than a majority ~~eighty percent (80%)~~ of the voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, considered for purposes of this Article FIFTH as a single class, shall be required in order for the stockholders of the Corporation to adopt, amend or repeal any Bylaw.

ARTICLE VI - AMENDMENT OF CHARTER

The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.

ARTICLE VII - BOARD OF DIRECTORS

Section 1.        Number.    The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not fewer than seven nor more than fourteen directors (exclusive of directors referred to in the following paragraph), the exact number to be determined from time to time by resolution adopted by affirmative vote of a majority of such directors then in office. Commencing with the 2010 annual meeting of the stockholders of the Corporation, the directors shall be elected annually for terms expiring at the next succeeding annual meeting. Directors elected at the 2007 annual meeting of stockholders shall hold office until the 2010 annual meeting of stockholders; directors elected at the 2008 annual meeting of stockholders shall hold office until the 2011 annual meeting of stockholders and directors elected at the 2009 annual meeting of stockholders shall hold office until the 2012 annual meeting of stockholders. A director shall hold office until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately by series, to elect directors at an annual or special meeting of stockholders, the number of such directors and the election, term of office, filling of vacancies and other features of such directorships shall be governed by the provisions of Article IV of this Amended and Restated Certificate of Incorporation and any resolution or resolutions adopted by the Board pursuant thereto.

There shall be no limitation on the qualification of any person to be elected as or to be a director of the Corporation or on the ability of any director to vote on any matter brought before the Board of Directors or any committee thereof, except (i) as required by applicable law, (ii) as set forth in this Amended and Restated Certificate of Incorporation or (iii) as set forth in any Bylaw adopted by the Board of Directors with respect to eligibility for election as a director upon reaching a specified age or, in the case of employee directors, with respect to the qualification for continuing service of directors upon ceasing employment with the Corporation.

Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

Section 2.        Removal; Vacancies.    Subject to the rights of the holders of any one or more series of Preferred Stock issued by the Corporation, any director, or the entire Board, may be removed from office at any time, with or without cause, only by the affirmative vote of the holders of not less than a majority ~~eighty percent (80%)~~ of the voting power of all the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, considered for purposes of this sentence as a single class. Any vacancy in the Board that results from an increase in the number of directors and any other vacancy may be filled only by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall hold office for the remaining term of his or her predecessor.

ARTICLE VIII - STOCKHOLDER ACTION

No action required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting.

ARTICLE IX - LIABILITY OF DIRECTORS & OFFICERS, ETC.

Section 1.        Elimination of Certain Liability of Directors.    A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. If the General Corporation Law of the State of Delaware is amended after the effective date of this Amended and Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

Any amendment, modification or repeal of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 2.        Indemnification and Insurance.

(a)        Right to indemnification.    Each person (a “Covered Person”) who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board. The right to indemnification and advancement of expenses conferred in this Section shall be a contract right. The Corporation shall pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any such proceeding in advance of its final disposition; provided, however, that, if the General Corporation Law of the State of Delaware requires, the payment of such expenses incurred by a Covered Person as set forth herein in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of the Board, provide indemnification and advancement of expenses to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of and advancement of expenses to directors and officers.

(b)        Right of Claimant to Bring Suit.    If a claim under paragraph (a) of this Section is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including its Board, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(c)        Non-Exclusivity of Rights.    The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Amended and Restated Certificate of Incorporation, Bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

(d)        Insurance.    The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

(e)        Amendment or Repeal.    Any repeal or modification of the foregoing provisions of this Section 2 shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

ARTICLE X - ISSUANCE OF STOCK AND RIGHTS

The Board shall have authority to authorize the issuance, from time to time without any vote or other action by the stockholders, of any or all shares of stock of the Corporation of any class at any time authorized, any securities convertible into or exchangeable for any such shares so authorized, and any warrant, option or right to purchase, subscribe for or otherwise acquire, shares of stock of the Corporation for any such consideration and on such terms as the Board from time to time in its discretion lawfully may determine, which terms and conditions may include, without limitation, restrictions or conditions that preclude or limit the exercise, transfer or receipt thereof or that invalidate or void any such securities, warrants, options or rights; provided, however, that the consideration for the issuance of shares of stock of the Corporation having par value shall not be less than such par value. Stock so issued, for which the consideration has been paid to the Corporation, shall be fully paid stock, and the holders of such stock shall not be liable for any further call or assessments thereon.

ARTICLE XI - CONSIDERATION OF OTHER CONSTITUENCIES

In addition to any other considerations which the Board may lawfully take into account in determining whether to take or to refrain from taking corporate action on any matter, including proposing any matter to the stockholders of the Corporation, the Board may, but shall not be obligated to, take into account the interests of clients or other customers, creditors, current and retired employees and other constituencies of the Corporation and its subsidiaries and the effect upon communities in which the Corporation and its subsidiaries do business.

ARTICLE XII - STOCKHOLDER PROPOSAL AND NOMINATION PROCEDURES

The Bylaws of the Corporation may establish procedures regulating the submission by stockholders of nominations and proposals for consideration at meetings of stockholders of the Corporation.

ARTICLE XIII - SPECIAL MEETINGS OF STOCKHOLDERS

Special meetings of stockholders may be called only on the order of the Chairman of the Board or the Board of Directors and shall be held at such date and time as may be specified in the notice. The business permitted to be conducted at any special meeting of the stockholders is limited to the purpose or purposes specified in the notice.

ARTICLE XIV - BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS

The provisions of Section 203 of the Delaware General Corporation Law shall apply to the Corporation.

IN WITNESS WHEREOF, the undersigned hereby signs this Restated Certificate of Incorporation on this      day of                     , 2010.

DEL MONTE FOODS COMPANY

By:
Name:	James Potter
Title:	Secretary

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet or Telephone or Mail 24 Hours a Day, 7 Days a Week

PROXIES AND VOTING INSTRUCTIONS SUBMITTED OVER THE INTERNET OR BY TELEPHONE MUST BE

RECEIVED BY 11:59 P.M. EASTERN TIME, ON WEDNESDAY, SEPTEMBER 22, 2010

PRIOR TO VOTING, READ THE ACCOMPANYING PROXY STATEMENT AND THE PROXY CARD.

INTERNET http://www.proxyvoting.com/dlm Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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▼ FOLD AND DETACH HERE ▼

Please mark your votes as indicated in this example	☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3.

							FOR	AGAINST	ABSTAIN

1.	To elect Victor L. Lund, Joe L. Morgan and David R. Williams as directors to hold office for one-year terms.				2.	To approve the amendment and restatement of the Del Monte Foods Company Certificate of Incorporation to eliminate supermajority voting provisions.	☐	☐	☐
	Nominees:
		FOR	AGAINST	ABSTAIN	3.	To ratify the appointment of KPMG LLP as Del Monte Foods Company’s independent registered public accounting firm for its fiscal year ending May 1, 2011.	☐	☐	☐
	1a. Victor L. Lund	☐	☐	☐
	1b. Joe L. Morgan	☐	☐	☐
	1c. David R. Williams	☐	☐	☐

In their discretion, the Proxies are authorized to vote upon such other matters of which Del Monte Foods Company does not have advance notice that may properly come before the Meeting and any and all postponements or adjournments thereof, and upon matters incidental to the conduct of the Meeting and any and all postponements or adjournments thereof.

ATTEND MEETING If you are planning to attend this meeting, please mark this box.	☐
PAPER COPIES If in the future you wish to receive paper copies of proxy materials, please mark this box.	☐
Mark Here for Address Change or Comments SEE REVERSE	☐

Please sign exactly as your name appears above. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

Signature	Signature	Date

Directions to the Del Monte Foods Company

2010 Annual Meeting of Stockholders

Hyatt Regency San Francisco

5 Embarcadero Center

San Francisco, California 94111 USA

From South Bay or San Francisco Int’l Airport (14 miles):

Take HWY 101 North, follow signs to Bay Bridge. Before you cross the Bay Bridge, take the 7th Street Exit. Turn left on 7th Street. Turn right on Market Street. Continue 1 mile and turn left on Drumm Street. The Hyatt Regency is on the corner of Market Street and Drumm Street.

OR

Take HWY 280 North until it turns into King Street. Continue on King Street and turn left at 3rd Street. Continue on 3rd Street across Market Street, where 3rd Street turns into Kearny Street. Turn right on California Street. Turn left on Drumm Street. The Hyatt Regency is on the corner of Market Street and Drumm Street.

From East Bay or Oakland Int’l Airport (19 miles):

Take HWY 80 across the Bay Bridge (up to $6 toll). Take the Fremont Street Exit. Follow Fremont Street across Market Street, where Fremont Street turns into Front Street. Turn right on California Street. California Street will dead end at Drumm Street. The Hyatt Regency is on the corner of Market Street and Drumm Street.

From North Bay:

Take HWY 101 South across the Golden Gate Bridge (up to $6 toll). Follow the signs to Lombard Street. Take Lombard Street to Van Ness Ave. and turn right. Continue one mile on Van Ness and turn left on Clay Street. Clay Street will dead end at Drumm Street where you will turn right and continue one block to the hotel. The Hyatt Regency is on the corner of Market Street and Drumm Street.

Important notice regarding the availability of proxy materials for the stockholder meeting to be held on September 23, 2010: The Proxy Statement and Annual Report to Stockholders are available at: http://bnymellon.mobular.net/bnymellon/dlm

PAPER COPIES

SEC rules now permit companies to send you a notice indicating that their proxy materials are available on the Internet and how you can request a mailed copy of such materials. In general, such a notice is intended to be in lieu of delivering paper copies of the proxy materials. Please check the Paper Copies box on the reverse side if you want to receive future proxy materials by mail at no cost to you. For more information, see “Important Information Regarding Delivery of Proxy Materials” in the enclosed Proxy Statement.

▼    FOLD AND DETACH HERE    ▼

DEL MONTE FOODS COMPANY

PROXY/VOTING INSTRUCTIONS CARD

This proxy is solicited on behalf of the Board of Directors of Del Monte Foods Company for the Annual Meeting of Stockholders to be held on September 23, 2010

The undersigned stockholder of Del Monte Foods Company hereby appoints David L. Meyers and James Potter and each of them acting individually, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of Del Monte Foods Company Common Stock that the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on September 23, 2010 at 10:00 a.m. Pacific Time and at any and all adjournments or postponements thereof, as indicated on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted FOR the nominees set forth in Proposal 1 and FOR Proposals 2 and 3. This proxy also delegates discretionary authority to vote upon such other matters of which Del Monte Foods Company does not have advance notice that may properly come before the Meeting and any and all postponements or adjournments thereof, and upon matters incidental to the conduct of the Meeting and any and all postponements or adjournments thereof.

Address Change/Comments (Mark the corresponding box on the reverse side)	BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

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